As filed with the Securities and Exchange Commission on December 21, 2007.

Registration No. 333-133666

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Global Employment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7363	43-2069359
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or Organization)	Classification Code Number)	Number)

10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Brill
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Jeffrey M. Knetsch
Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Telephone: (303) 223-1100
Facsimile: (303) 223-1111
From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
This post-effective amendment will become effective in accordance with Section 8(c) of the Securities Act.

EXPLANATORY NOTE
We file this post-effective amendment no. 2 to update our registration statement on Form S-1 with audited consolidated financial statements for the year ended December 31, 2006 and unaudited consolidated condensed financial statements for the nine months ended September 30, 2007 and October 1, 2006.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 21, 2007
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
18,803,103 shares of common stock
The holders of common stock of Global Employment Holdings, Inc. named herein may offer and sell from time to time up to an aggregate amount of 18,803,103 shares of our common stock for their own accounts. We will not receive any proceeds from the sale of the shares other than the exercise price, if any, payable to us upon exercise of warrants for our common stock.
The number of shares being registered for resale under this prospectus consists of 1,030,930 outstanding shares of our common stock, and 130% of the aggregate of 5,457,620 shares of our common stock issuable upon conversion of our convertible notes, 3,538,611 shares of our common stock issuable upon conversion of our Series A mandatorily redeemable convertible preferred stock and 4,674,671 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock. The selling stockholders acquired the shares of common stock, convertible notes, convertible preferred stock, and warrants on March 31, 2006, in private placements in connection with the recapitalization of our wholly-owned subsidiary Global Employment Solutions, Inc., or as stockholders of the pre-recapitalization public company, R&R Acquisition I, Inc. We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders. See “Selling Stockholders.” The original stockholders of R&R Acquisition I and their transferees are “underwriters” within the meaning of the Securities Act of 1933, as amended, and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them.
Our common stock has been included for quotation on the Over the Counter Bulletin Board , also referred to herein as the OTC BB, under the symbol “GEYH.OB” since August 11, 2006. The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.
Investing in our common stock involves risks. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is __________, 2007

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-ii-

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our historical financial statements and the notes thereto included elsewhere in this prospectus.
For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Global,”, “Holdings”, “we,” “us” and “our” refer to Global Employment Holdings, Inc. and our subsidiaries (after the March 31, 2006 recapitalization of Global Employment Solutions, Inc.) or to Global Employment Solutions and its subsidiaries (before March 31, 2006).
Overview
Global Employment Holdings is a holding company for our wholly-owned subsidiary, Global Employment Solutions, a Colorado corporation, which is a provider of human capital solutions. Global Employment Solutions, through its subsidiaries, has offices in key cities throughout the United States through which it offers staffing services and professional employer organization services, also referred to herein as PEO services.
Corporate Information and Recent Developments
Holdings was formed in Delaware in 2004. On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solution’s, or GES, outstanding equity securities. Also on March 31, 2006, GES entered into a merger agreement with a wholly owned subsidiary of ours, resulting in GES being 100% owned by us. Holdings did not have any operations before March 31, 2006. GES was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
Effective February 25, 2007, Holdings closed the asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and Cape Success LLC, collectively referred to as Career Blazers. Under the agreement, Holdings purchased substantially all of the property, assets and business of Career Blazers. The acquisition of the assets was done through our wholly-owned subsidiary, Friendly Advanced Software Technology, Inc.
The Offering

Common stock offered (1)	18,803,103

Offering price	The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.

Common stock outstanding (2)	8,023,752 shares as of December 19, 2007.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock but may receive payment of the exercise price to convert warrants into common stock prior to sale thereof. Any payment of the exercise price received will be used for working capital.

Risk factors	An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 4 and the other information contained in this prospectus before making an investment decision regarding our common stock.

(1)	In accordance with the terms of registration rights agreements we entered into with the selling stockholders, this prospectus covers the resale of 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A mandatorily redeemable convertible preferred stock as of the trading day immediately preceding the date the post-effective amendment no. 2 to our registration statement, of which this prospectus forms a part, is initially filed with the Securities and Exchange Commission, also refered to as the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date of the post-effective amendment no. 2 to our registration statement is initially filed with the SEC. We agreed to register the excess shares as a negotiated precaution for the selling stockholders to cover adjustments to the conversion prices of our convertible notes and preferred stock and the exercise price of the warrants. The number of shares of our common stock into which our convertible notes and preferred stock are convertible and our warrants are exercisable will be adjusted to account for future stock splits, stock dividends, reclassifications, recapitalizations or other similar events, fundamental transactions, distributions of company assets, issuance of common stock, options, convertible securities or purchase rights, or if we take an action with regard to our common stock that would diminish the value of our convertible notes, preferred stock or warrants.

(2)	The number of outstanding shares does not include shares issuable upon conversion of convertible notes and convertible preferred stock, or shares issuable upon exercise of warrants or stock options.

Summary Financial Information and Other Data
The following table sets forth summary financial information and other data for Global Employment Holdings. Income statement data for the years ended 2006, 2005, 2004 and 2003 have been derived from audited financial statements. Income statement data for the nine months ended September 30, 2007 and October 1, 2006 and for the year ended 2002 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such periods and as of such dates. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this prospectus.

	Nine Months ended		Years ended
	Sept. 30, 2007	Oct. 1, 2006	2006		2005		2004	2003	2002
(All amounts in thousands, except per share data)	(unaudited)	(unaudited)							(unaudited)
Revenues, net	$127,848	$97,906	$128,790		$111,563		$97,126	$85,568	$64,144
Operating income (loss)	5,063	6,185	7,835	(a)	(11,837	)(b)	5,530	3,894	(4,487)
Net income (loss)	18,725	724	1,309		(15,725)		2,793	1,673	19,313

Valuation of redeemable preferred stock	—	—	—		(36,693)		—	—	—
Dividend paid to Series C preferred shareholders	—	—	—		(6,300)		—	—	(289)
Income (loss) available to common shareholders	18,725	724	1,309		(58,718)		2,793	1,673	19,024
Income (loss) per share:
Basic earnings (loss) per share of common stock	3.10	0.13	0.23		(10.95)		0.51	0.30	3.59

Weighted average number of basic shares outstanding	6,031	5,651	5,745		5,363		5,471	5,547	5,298
Diluted earnings (loss) per share of common stock	1.39	0.13	0.23		(10.95)		0.51	0.30	3.59
Weighted average number of diluted shares outstanding	15,008	5,651	5,745		5,363		5,471	5,547	5,298

(a)	Includes $1,048 of non-recurring compensation expense in connection with the March 31, 2006 recapitalization.

(b)	Includes $21,152 of restricted stock compensation recorded in connection with the March 31, 2006 recapitalization.

FORWARD LOOKING STATEMENTS
This post effective amendment no. 2 to our registration statement on Form S-1 and other materials we will file with the Securities and Exchange Commission, also referred to herein as the SEC, contain, or will contain, disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as the discussion of economic conditions in market areas and their effect on revenue growth, the potential for and effect of past and future acquisitions, the effect of changes in our company’s mix of services on gross margin, the adequacy of our workers’ compensation reserves and allowance for doubtful accounts, the effectiveness of our management information systems the availability of financing and working capital to meet funding requirements, and can generally be identified by the use of words such as may, believe, will, expect, project, estimate, anticipate, plan or continue. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation. These forward-looking statements speak only as of the date of this post effective amendment no. 2. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should also read, among other things, the risks and uncertainties described in the section entitled “Risk Factors.”
RISK FACTORS
There are numerous and varied risks that may prevent us from achieving our goals, including those described below. You should carefully consider the risks described below and the other information included in this post effective amendment no. 2 to our registration statement on Form S-1, including our consolidated financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and investors could lose part or all of their investment.
We face price competition which could result in a decrease in our gross margins or, if we are unable to compete effectively, loss of revenues.
The staffing industry is highly competitive with limited barriers to entry and continues to undergo consolidation. We compete in regional and local markets with both small and large full service agencies, specialized temporary and permanent placement services agencies, companies that are focused on PEO services, as well as information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects. While some competitors are smaller than us, they may enjoy an advantage in discrete geographic markets because of a stronger local presence.
Several of our existing or potential competitors have substantially greater financial, technical and marketing resources than we do, which may enable them to:
•	Develop and expand their infrastructure and service offerings more quickly and achieve greater cost savings.

•	Invest in new technologies.

•	Expand operations into new markets more rapidly.

•	Devote greater resources to marketing.

•	Compete for acquisitions more effectively and complete acquisitions more easily.

•	Aggressively price products and services and increase benefits in ways that we may not be able to match.
In order to compete effectively in our markets, we must target our potential customers carefully, continue to improve our efficiencies and the scope and quality of our services, and rely on our service quality, innovation, education and program clarity. If our competitive advantages are not compelling or sustainable, then we are unlikely to increase or sustain profits and our stock price could decline.

In addition, heightened competition among our existing competitors, especially on a price basis, or by new entrants into the market, could create additional competitive pressures that may reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, our net revenues or gross margins could be reduced.
Our staffing business is vulnerable to economic fluctuations because our customers tend to use fewer temporary employees when economic activity slows, while recruiting employees to fill our customers’ needs becomes increasingly difficult during economic booms.
Demand for our staffing services is sensitive to changes in the level of economic activity in the regions in which we do business. As economic activity begins to improve, temporary employees are often added before full-time employees are hired as companies cautiously re-enter the labor market. As a result, our revenues derived from staffing services may be highest at the beginning of an economic recovery. During strong economic periods, however, we often experience shortages of qualified employees to meet customer needs. Also, as economic activity begins to slow down, companies often reduce their use of temporary employees before undertaking layoffs of permanent staff, resulting in decreased demand for staffing services.
Our business is subject to risks associated with geographic market concentration.
We currently have offices in eleven states. For the first nine months of 2007, operations in Georgia accounted for approximately 36% of our revenues, operations in Florida accounted for approximately 20% of our revenues, and operations in Pennsylvania accounted for approximately 12% of our revenues. Effective February 25, 2007, the revenues and related expenses of our Career Blazers business were included in our consolidated financial statements. Career Blazers, with offices in New York City, New Jersey, Washington DC and Maryland, provides temporary, “payrolling” services, also referred to as contingency services, and permanent staffing and related services to clients in the northeastern region of the country. Career Blazers generates a substantial portion of its revenues in New York, representing approximately 26% of our revenues during 2007. If the regulatory environment in the markets in which these offices operate changes in a way that adversely affects our ability to do business or limits our competitive advantages in these markets, our profitability and growth prospects may be materially and adversely affected. Further, the local economies in some of the geographic areas in which we operate, such as, but not limited to, Florida and Georgia, may suffer adverse effects from hurricanes or other natural disasters which could result in our inability to operate, a decrease in our revenues or an increase in our costs of doing business.
Our service agreements may be terminated on short notice, leaving us vulnerable to loss of a significant amount of customers in a short period of time.
Our service agreements with our customers are generally cancelable by the customer with little or no notice to us. As a result, a significant number of our customers can terminate their agreements with us at any time, making us particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace.
If we are unable to retain existing customers or attract new customers, our results of operations could suffer.
Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, either or both of which could have an adverse impact on our revenues.
The retention rate in our PEO services segment was 81% for 2007 as of September 30, 2007 and 85%, 79% and 78% for the years 2006, 2005 and 2004, respectively. The number of PEO services customers billed increased in each of the years 2006, 2005 and 2004.
We did not lose any significant customers in our staffing services segment during years 2005 and 2004. At the end of 2006, we lost two significant customers due to the customers’ merger and acquisition activity which resulted in the customers’ moving their business to another service provider or bringing the service in-house. These customers accounted for approximately 3.8% of our 2006 consolidated revenues. In the first quarter of 2007, we elected to end our relationship with another customer which accounted for approximately 4.2% of our consolidated revenue in 2006. The number of staffing services customers billed decreased slightly in 2006 due to the decline in the number of permanent placement customers billed, however we had growth in the professional staffing and commercial staffing divisions’ customer base in each of the years 2006, 2005 and 2004.
We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our revolving line of credit, we may not be able to meet payroll or statutory tax payment requirements.
We require significant amounts of working capital to operate our business. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. In particular, we use working capital to pay expenses relating to the employment of our temporary staffing employees and to satisfy our workers’ compensation liabilities. Generally, we pay our temporary staffing employees on a weekly basis while we receive payments from our customers 30 to 60 days after billing. As a result, we must maintain sufficient cash availability to pay temporary personnel and fund related tax liabilities prior to receiving payment from customers.
We are also liable for workers’ compensation claims for claims in existence from February 1999 through July 2002. The estimated liability for the remaining claims for the described time period was approximately $2,037,000 as of September 30, 2007. We had established a collateral deposit to pay such claims, but as of September 30, 2007, we had exhausted this collateral deposit account. The remaining liability will be paid using working capital.
We derive working capital for our operations through cash generated by our operating activities and borrowings under our revolving line of credit. We believe that our current sources of capital are adequate to meet our working capital needs. However, our available sources of capital are limited. If our working capital needs increase in the future, we may be forced to seek additional sources of capital, which may not be available on commercially reasonable terms.
The amount we are entitled to borrow under our revolving line of credit is calculated weekly based on the aggregate value of certain eligible trade accounts receivable generated from our operations, which are affected by financial, business, economic and other factors, as well as by the daily timing of cash collections and cash outflows. The amount available under our revolving line of credit was $3,852,000 as of September 30, 2007. The aggregate value of our eligible accounts receivable may not be adequate to allow for borrowings for other corporate purposes, such as capital expenditures or growth opportunities, which could reduce our ability to react to changes in the market or industry conditions.
Upon closing of the stock purchase by the stand-by-purchasers in early October, we paid down an additional $2,757,500 on our line of credit. The amount available under our revolving line of credit was $9,061,000 as of December 14, 2007.
Until February 28, 2007, we borrowed money on a revolving line of credit with Wells Fargo Bank, N.A. Our credit facility with Wells Fargo was subject to various financial and other covenants with which we had to comply in order to maintain borrowing availability and avoid penalties, including minimum net income and net worth requirements, annual capital expenditure limitations and restrictions on the payment of dividends. We were in default of loan covenants in our credit agreement with Wells Fargo as of December 31, 2006. There was no impact of the covenant violation on our operations. Over the course of the existence of our credit agreement with Wells Fargo, various other defaults occurred which were either cured by us or waived by Wells Fargo.
On February 28, 2007 we entered into a new credit agreement with CapitalSource Finance, LLC, repaid all amounts owed to Wells Fargo and terminated the Wells Fargo credit agreement. Our credit agreement with CapitalSource includes various financial and other covenants with which we must comply in order to maintain borrowing availability and avoid penalties, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. As of September 30, 2007, we were in compliance with the debt covenants. Any future failure to comply with the covenants which may occur under our credit facility could result in an event of default which, if not cured or waived, could trigger prepayment obligations. There can be no assurance that CapitalSource will waive defaults that may occur in the future. If we were forced to refinance our CapitalSource credit arrangement, there can be no assurance that such refinancing would be available or that such refinancing would not have a material adverse effect on our business and financial condition. Even if such refinancing were available, the terms could be less favorable and our results of operations and financial condition could be adversely affected by increased costs and interest rates.
We typically experience significant seasonal and other fluctuations in our borrowings and borrowing availability, and have, in the past, been required to aggressively manage our cash flow to ensure adequate funds to meet working capital needs. Such management steps included working to improve collections, adjusting the timing of cash expenditures and reducing operating expenses where feasible.
We have had negative net worth and may not have sufficient liquidity and capital resources necessary to meet our future financial obligations.
We expect that income generated from operations and the potential conversion of our convertible notes and mandatorily redeemable convertible preferred stock will provide us with increased stockholders’ equity. The conversion prices for these securities are significantly higher than the price at which our common stock is currently trading, making conversion currently unlikely. Should such conversion not occur, we may require additional equity or debt financing to refinance our convertible notes and mandatorily redeemable convertible preferred stock. We may not be able to obtain financing on terms satisfactory to us, or at all.
We expect that our principal sources of funds will be cash generated from our operations and borrowings available under our credit facility. While we believe that our sources of capital are adequate, we cannot assure that these sources will provide us with sufficient liquidity and capital resources required to meet our future financial obligations, or to provide funds for our working capital, capital expenditures and other needs for the foreseeable future.
The amount of collateral that we are required to maintain to support our workers’ compensation obligations could increase, reducing the amount of capital we have available to support and grow our field operations.
We are contractually obligated to collateralize our workers’ compensation obligations under our workers’ compensation program through irrevocable letters of credit, surety bonds or cash. Further, a significant portion of our workers’ compensation program expires January 1, 2008, and as part of the renewal, could be subject to an increase in collateral. These collateral requirements are significant and place pressure on our liquidity and working capital capacity. We believe that our current sources of liquidity are adequate to satisfy our immediate needs for these obligations; however, our available sources of capital are limited. Depending on future changes in collateral requirements, we could be required to seek additional sources of capital in the future, which may not be available on commercially reasonable terms, or at all.
We depend on our senior management and key personnel recruitment and retention, both of which may be difficult and expensive.
We depend substantially on the continued services and performance of our senior management and other key personnel, particularly Howard Brill, our chief executive officer and president. We have purchased a key person life insurance policy on Mr. Brill in the amount of $7.5 million but do not maintain, nor do we intend to apply for, such insurance policies on any of our other executive officers. The loss of the services of any of our executive officers or key employees could harm our business.
The success of our employment recruiting business depends upon our ability to attract and retain highly skilled professionals who possess the skills and experience necessary to fulfill our customers’ employee search needs. Competition for highly skilled professionals is intense. We believe that we have been able to attract and retain highly qualified, effective professionals as a result of our reputation and our performance-based compensation system. These professionals have the potential to earn substantial commissions and overrides based on the amount of revenues they generate by obtaining executive search assignments, executing search assignments, and assisting other professionals to obtain or complete executive search assignments.
Commissions and overrides represent a significant proportion of these professionals’ total compensation. Permanent placement professionals generally earn 100% of their compensation through commissions. Staffing managers can generally earn from 15% to 40% of their compensation through commissions and overrides.
Any diminution of our reputation could impair our ability to retain existing or attract additional highly skilled professionals. Any inability to attract and retain highly skilled professionals could have a material adverse effect on our reputation and our ability to obtain and complete executive search assignments which could decrease our revenues, thereby lowering our profits.
We depend on attracting and retaining qualified employees; during periods of economic growth our costs to do so increase and it becomes more difficult to attract and retain people.
The success of our staffing services depends on our ability to attract and retain qualified employees for placement with our customers. Our ability to attract and retain qualified personnel could be impaired by rapid improvement in economic conditions resulting in lower unemployment and increases in compensation. During periods of economic growth, we face growing competition for retaining and recruiting qualified personnel, which in turn leads to greater advertising and recruiting costs and increased salary expenses. If we cannot attract and retain qualified employees, the quality of our services may deteriorate and our reputation and results of operations could be adversely affected.
We face risks associated with maintaining our professional reputation and establishing and maintaining our brand name.
Our ability to secure new employee recruiting engagements and to hire qualified professionals are highly dependent upon our overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements by referrals from existing customers. Therefore, the dissatisfaction of any customer could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes our reputation or the reputation of any of our personnel could make it more difficult for us to compete successfully for both new engagements and qualified personnel. This could have an adverse effect on our financial condition and operating results.
Because we assume the obligation to make wage, tax and regulatory payments in respect of some employees, we are exposed to customer credit risks.
We generally assume responsibility for and manage the risks associated with our customers’ employee payroll obligations, including liability for payment of salaries and wages (including payroll taxes), as well as group health and retirement benefits. These obligations are fixed, whether or not the customer makes payments required by our services agreement, which exposes us to credit risks. We attempt to mitigate this risk by invoicing our staffing customers weekly and our PEO customers at the end of their specific payroll processing cycle. PEO and “payrolling services”, also known as “contingency”, invoices are due prior to the release of the customers’ payroll. We also carefully monitor the timeliness of our customers’ payments and impose strict credit standards on our customers. If we fail to successfully manage our credit risk, we may suffer losses which would decrease our profitability.

If we are found not to be an “employer” under certain laws and regulations, our customers may stop using our services, and we may be subject to additional liabilities.
We believe that we are an employer of record for the employees provided to our PEO and temporary staffing services customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. If we are determined not to be an employer under such laws and regulations and are therefore unable to assume obligations of our customers for employment and other taxes, our customers may be held jointly and severally liable with us for payment of such taxes. Some customers or prospective customers may view such potential liability as an unacceptable risk, discouraging current customers from continuing their relationships with us or prospective customers from entering into new relationships with us.
Any determination that we are not an employer for purposes of the Employee Retirement Income Security Act could adversely affect our cafeteria benefits plan and retirement plans operated under Section 125 and Section 401(k) of the Internal Revenue Code, respectively, and result in liabilities and penalties to us under the plans.
We may be exposed to employment-related claims, legal liability and costs from and related to customers and employers that could increase our cost of doing business, thereby decreasing our profits, and our insurance coverage may not cover all of our potential liability.
We either co-employ employees in connection with our PEO arrangements or place our employees in our customers’ workplace in connection with our staffing business. As such, we are subject to a number of risks inherent to our status as an employer, including without limitation:
•	Claims of misconduct or negligence on the part of our employees.

•	Claims against our employees of discrimination or harassment.

•	Claims by our employees of discrimination or harassment directed at them, including claims relating to actions of our customers.

•	Immigration-related claims, such as claims related to the employment of illegal aliens or unlicensed personnel.

•	Payment of workers’ compensation claims and other similar claims.

•	Violations of wage, hour and other workplace regulations.

•	Claims relating to employee benefits, entitlements to employee benefits, or errors in the calculation or administration of such benefits.

•	Retroactive entitlement to employee benefits.

•	Errors and omissions of our temporary employees, particularly in the case of professionals.

•	Claims by our customers relating to our employees’ misuse of customer proprietary information, misappropriation of funds, other criminal activity or torts, or other similar claims.
We are also exposed to potential claims with respect to the recruitment process. A customer could assert a claim for matters such as breach of a blocking arrangement or recommending a candidate who subsequently proves to be unsuitable for the position filled. Further, the current employer of a candidate whom we place could file a claim against us alleging interference with an employment contract. In addition, a candidate could assert an action against us for failure to maintain the confidentiality of the candidate’s employment search or for alleged discrimination or other violations of employment law by one of our customers. While we maintain employee practices liability insurance, we may incur unreimbursed out-of-pocket losses, fines or negative publicity with respect to these matters. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team, and could have a negative impact on our business by increasing our costs, thereby decreasing our profits. In some cases, we have agreed to indemnify our customers against some or all of these types of liabilities. With respect to claims involving our co-employer relationship with our PEO and staffing customers, although our PEO and staffing services agreement provides that the customer will indemnify us for any liability attributable to the conduct of the customer or its employees, we may not be able to enforce such contractual indemnification, or the customer may not have sufficient assets to satisfy its obligations to us. We cannot assure that we will not experience these problems in the future or that our insurance will cover all claims or that our insurance coverage will continue to be available at economically feasible rates.
Adverse developments in the market for excess workers’ compensation insurance could lead to increase in our costs.
We maintain guaranteed cost policies for workers’ compensation coverage in the states in which we operate, with minimal loss retention for employees in our commercial division of the staffing services segment. Changes in the market for workers’ compensation insurance may lead to limited availability of such coverage or additional increases in our insurance costs, either of which may increase our costs of doing business, thereby decreasing our profit.
The cost of unemployment insurance for temporary employees may rise and reduce our margins.
We are responsible for and pay unemployment insurance premiums for our PEO, temporary and regular employees. In the past, these costs have risen as a result of increased claims, general economic conditions and government regulations. Should these costs increase in the future, there can be no assurance that we will be able to increase the fees charged to our customers to keep pace with the increased costs, and if we do not, our results of operations and liquidity could be adversely affected.
We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could result in fines or other penalties.
Corporate human resource operations are subject to a broad range of complex and evolving laws and regulations, including those applicable to payroll practices, benefits administration, employment practices and privacy. Because our customers have employees in many states throughout the United States, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our customer agreements, impair our ability to obtain and renew required licenses, and decrease our profitability or competitiveness. If any of these effects were to occur, our cost of doing business may increase, thereby decreasing our profitability.
Changes in government regulations may result in restrictions or prohibitions applicable to the provision of employment services or the imposition of additional licensing, regulatory or tax requirements.
Our PEO and staffing businesses are heavily regulated in most jurisdictions in which we operate. We cannot assure that the states in which we conduct or seek to conduct business will not:
•	Impose additional regulations that prohibit or restrict employment-related businesses like ours.

•	Require additional licensing or add restrictions on existing licenses to provide employment-related services.

•	Increase taxes or make changes in the way in which taxes are calculated for providers of employment related services.

•	Make changes in the way in which employee benefits are required for providers of employment related services.
Any changes in applicable laws and regulations may make it more difficult or expensive for us to do business, inhibit expansion of our business, or result in additional expenses that limit our profitability or decrease our ability to attract and retain customers.
We may find it difficult to expand our business into additional states due to varying state regulatory requirements.
Future growth in our operations depends, in part, on our ability to offer our services to prospective customers in new states, which may subject us to different regulatory requirements and standards. In order to operate effectively in a new state, we must obtain all necessary regulatory approvals, adapt our procedures to that state’s regulatory requirements and modify our service offerings to adapt to local market conditions. In the event that we expand into additional states, we may not be able to duplicate in other markets the financial performance experienced in our current markets.
Changes in state unemployment tax laws and regulations could restrict our ability to market our services and make our services less attractive to current or potential customers thereby resulting in a flattening or decrease of our revenues.
In recent years, there has been significant negative publicity relating to the use of staffing or PEO companies to shield employers from poor unemployment history and high state unemployment taxes, also referred to herein as SUTA. PEOs effectively manage their SUTA rates to much lower rates than do most customers on their own. Some states require that the customer retain their own SUTA rate when utilizing a PEO, and others permit the PEO to pay this under the experience of the PEO. PEOs can exist in either environment. New legislation enacted at the state or federal level to try to counter this perceived problem could have a material adverse effect on our business by, for example, making our services less attractive to our existing customers and potential customers or restricting our ability to market our services to existing or potential customers thereby preventing us from maintaining or increasing our revenues.

We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, or if our security measures are breached, our customer relationships and our ability to attract new customers may be adversely affected.
Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect us from, or minimize the effect of, such events may not be adequate. In addition, our business involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to customer data, our reputation may be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and are growing increasingly sophisticated. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we could be liable and the market perception of our services could be harmed.
Acquisitions subject us to various risks, including risks relating to selection and pricing of acquisition targets, integration of acquired companies into our business and assumption of unanticipated liabilities.
We may make additional acquisitions in the future. We cannot assure that we will be able to identify or consummate any additional acquisitions on favorable terms or at all. If we do pursue acquisitions, we may not realize the anticipated benefits of the acquisitions. Acquisitions involve many risks, including risks relating to the assumption of unforeseen liabilities of an acquired business, adverse accounting charges, exposure to workers’ compensation and other costs in differing regulatory environments, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on our operating results, operational challenges arising out of integration of management information systems, and difficulties in integrating acquired companies into our business, both from a cultural perspective, as well as with respect to personnel and customer retention and technological integration. Acquired liabilities may be significant and may adversely affect our financial condition or results of operations. Our inability to successfully integrate acquired businesses may lead to increased costs, failure to generate expected returns, accounting charges, or even a total loss of amounts invested, any of which could have a material adverse effect on our financial condition and results of operations.
From time to time, we are a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, financial condition and results of operations if we are unable to recover any monetary liability resulting from a successful claim with insurance proceeds or working capital.
We are involved, from time-to-time, in a variety of litigation arising out of our business. We carry insurance to cover most business risk, but there can be no assurance that the insurance coverage we have will cover all claims that may be asserted against us. Should any ultimate judgments or settlements not be covered by insurance or exceed our insurance coverage, such uncovered losses could increase our costs and could have a material adverse effect on our results of operations, financial position and cash flows. There can also be no assurance that we will be able to obtain appropriate and sufficient types or levels of insurance in the future or those adequate replacement policies will be available on acceptable terms, if at all.
There has been no active public market for our common stock, and prospective investors may not be able to resell their shares at or above the purchase price paid by such investor, or at all.
Our common stock became eligible for trading on the OTC BB trading system in August 2006. The OTC BB tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC BB as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:
•	The lack of readily available price quotations.

•	The absence of consistent administrative supervision of “bid” and “ask” quotations.

•	Lower trading volume.

•	Market conditions.

In addition, the value of our common stock could be affected by:
•	Actual or anticipated variations in our operating results.

•	Changes in the market valuations of other human capital solutions companies.

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

•	Adoption of new accounting standards affecting our industry.

•	Additions or departures of key personnel.

•	Introduction of new services by our competitors or us.

•	Sales of our common stock or other securities in the open market.

•	Changes in financial estimates by securities analysts.

•	Conditions or trends in the market in which we operate.

•	Changes in earnings estimates and recommendations by financial analysts.

•	Our failure to meet financial analysts’ performance expectations.

•	Other events or factors, many of which are beyond our control.
In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.
Our common stock is currently considered a “penny stock” and may be difficult to sell.
The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The last reported trade of our company stock on the OTCBB was at a price below $5.00 and, accordingly, our common stock is currently considered a penny stock. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.
A significant amount of common stock is eligible for sale, and its sale could depress the market price of our common stock.
Some current and former employees hold approximately 3,136,000 shares of our outstanding common stock and were prohibited from selling shares of their common stock during the one-year period which started on March 31, 2006. Also, members of our senior management hold approximately 1,517,000 shares of our outstanding common stock and were prohibited from selling shares of their common stock during the one-year period which started on March 31, 2006, and are prohibited from selling more than 1/3 of their common stock during the one-year period thereafter. Sales of a significant number of these shares of common stock in the public market could lower the market price of our common stock. Except for 1,030,930 shares of our common stock, all of our stockholders are subject to Rule 144 under the Securities Act.

The resale of shares of our common stock subject to this post effective amendment no. 2 to our registration statement on Form S-1 of which this prospectus is a part will not be subject to the restrictions of Rule 144 during the period the registration statement covering such shares of common stock remains effective.
A significant amount of common stock is subject to issuance upon the conversion of our convertible subordinated notes and mandatorily redeemable convertible preferred stock and upon exercise of warrants to purchase common stock. The conversion, exercise and sale of these financial instruments could depress the market price of our common stock.
We have issued $24,013,500 aggregate principal amount of senior subordinated secured convertible notes convertible at a holder’s option into approximately 5,458,000 shares of our common stock at any time prior to maturity, at a conversion price of $4.40 per share, subject to adjustment upon certain events. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at our option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. A note holder may not convert our convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and Series A mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
We have issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock currently convertible into approximately 3,539,000 shares of common stock at a conversion price of $4.07. The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into an amount of shares of our common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment as described below) from issuance to maturity, by a conversion price of $4.07 per share, subject to adjustment upon certain events. A stockholder may not convert our Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. On February 28, 2007 we amended our certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium rate accreted on our preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which we had issued at least $5 million of common stock for cash (or, if such common stock had not been issued by September 30, 2007, the date on which certain stand-by-purchasers purchase an aggregate of $3 million of our newly issued common stock).
We conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, a special committee of our board of directors, which excluded Mr. Brill and Mr. Gwirtsman, recommended to our board of directors, and the board of directors concluded, that the offering was not in the best interest of our company or security holders. Accordingly, the stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on our Series A mandatorily redeemable convertible preferred stock reverted to 8% from 9.5% on October 1, 2007.
On March 31, 2006, we issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. We also issued warrants to purchase our common stock to our placement agent in the recapitalization. Effective September 30, 2007, we issued warrants to certain stand-by purchasers as described elsewhere in this prospectus. The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price. Holders of warrants issued in conjunction with the March 31, 2006 recapitalization may not exercise a warrant to purchase our common stock to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock, which have not been converted and upon exercise of the warrants which have not been exercised.
In connection with the repurchase of $5,744,000 principal amount of convertible notes at a discount, in September 2006, we reduced the number of shares underlying warrants, then outstanding, by 91,904 shares of our common stock.

The following table sets forth the exercise price and expiration date of all warrants outstanding at September 30, 2007.

Number of shares underlying warrants	Exercise price	Expiration date
551,287 *	$4.40	March 31, 2011
3,564,626	$4.23	March 31, 2013
558,758	$4.40	March 31, 2013
1,838,339**	$1.80	September 30, 2014

(* — includes 52,350 held by affiliates)
(**— includes 1,405,004 held by affilitates)
Sales of a significant number of shares of our common stock in the public market after the conversion or exercise of these financial instruments could lower the market price of our common stock.
We cannot assure that we will list our common stock on NASDAQ or any other national securities system or exchange.
Although we intend to apply to list our common stock on NASDAQ or the American Stock Exchange, we do not currently meet the initial listing standards of either of those and we cannot assure that we will be able to qualify for and maintain a listing of our common stock on either of those or any other stock system or exchange in the future.
Securities analysts have not initiated coverage and may not initiate coverage of our common stock and this may have a negative impact on our common stock’s market price.
The trading market for our common stock may depend significantly on the research and reports that securities analysts publish about our business or us. We do not have any control over these analysts. Currently there is no coverage of our common stock and there is no guarantee that securities analysts will cover our common stock in the future. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our common stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose visibility in the financial markets, which could cause our common stock price or trading volume to decline.
Our certificate of incorporation contains an anti-takeover provision which could discourage or prevent a takeover even if an acquisition would be beneficial to our stockholders.
Our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting powers of the holders of our common stock, including the loss of voting control to others.
Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls is time consuming, difficult and costly.
Global Employment Solutions had never operated as a public company prior to the consummation of the recapitalization on March 31, 2006. It is time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act of 2002. We have already hired additional financial staff and may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications the Sarbanes-Oxley Act requires publicly traded companies to obtain.
If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.
Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for the year 2007, we will be required to furnish a report by our management on the internal control over financial reporting of Global Employment Holdings. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of 2007. We are in the process of documenting and testing our internal control procedures in order to satisfy these requirements, which has resulted in increased general and administrative expenses and has shifted our management’s time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective in a timely manner.

There also can be no assurance that at the end of 2008, our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.
In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, also referred to herein as PCAOB. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The PCAOB refers to Financial Accounting Standards Board Statement No 5, Accounting for Contingencies, also referred to herein as “ SFAS 5”, for a definition of “reasonable possibility”, noting that there is a reasonable possibility of an event occurring when the likelihood of the event is either “reasonably possible” or “ probable” as those terms are used in SFAS 5. SFAS 5 defines “reasonably possible” as the chance of the future event or events occurring are more than remote but less than likely. SFAS 5 defines “probable” as the future event or events are likely to occur.
The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.
Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of our common stock offered for sale in this prospectus but may receive payment of the conversion and exercise prices for converting and exercising our convertible notes, Series A mandatorily redeemable preferred stock, stock options and warrants into common stock prior to sale thereof. Any payment of the conversion and exercise prices received will be used first to pay down our outstanding senior subordinated secured convertible notes and then for working capital.
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS
Market Information
Our common stock has been included for quotation on the OTC BB under the symbol “GEYH.OB” since August 11, 2006. The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock as reported on the OTC BB.

2006:	High	Low
Third quarter ended October 1, 2006	$5.30	$5.15
Fourth quarter ended December 31, 2006	$5.25	$5.15
First quarter ended April 1, 2007	$5.25	$5.00
Second quarter ended July 1, 2007	$5.25	$3.75
Third quarter ended September 30, 2007	$5.25	$1.50
As of December 18, 2007, the last reported sales price on the OTC BB for our common stock was $2.45 per share.
Determination of Offering Price
The selling stockholders will sell at prevailing market prices or privately negotiated prices.

Stockholders and Related Matters
As of December 19, 2007, we had outstanding 8,023,752 shares of common stock, held by approximately 190 holders of record, and 12,750 shares of our Series A mandatorily redeemable convertible preferred stock, held by 18 holders of record. As of the same date, we had outstanding $24,013,500 aggregate principal amount of senior subordinated secured convertible notes convertible into approximately 5,458,000 shares of our common stock, and warrants to purchase our common stock exercisable into approximately 6,513,000 shares of our common stock. The 12,750 shares of our Series A mandatorily redeemable convertible preferred stock is convertible into approximately 3,539,000 shares of our common stock. We have registered an aggregate of 18,803,103 shares of our common stock currently outstanding or issuable upon conversion or exercise of convertible securities and warrants as described above (as further described on the cover page of this prospectus) pursuant to the registration statement on Form S-1 of which this prospectus is a part. Stockholders may potentially sell an aggregate of approximately 6,993,000 shares of our currently outstanding shares of common stock pursuant to Rule 144 under the Securities Act (excluding shares that are registered pursuant to the registration statement on Form S-1 of which this prospectus is a part).
Please consult the section entitled “Risk Factors” for a discussion of risks associated with our common stock related to its quotation on the OTC BB and it currently being considered a “penny stock”.
Dividends
In March 2005, Global Employment Solutions made a payment, characterized as a dividend for accounting purposes, to holders of its restricted common stock and Series C preferred stock in the aggregate amount of $7.0 million.
In connection with the recapitalization, on March 31, 2006, we paid, to approximately 250 former shareholders of Global Employment Solutions, an aggregate amount of $40.5 million. This amount was not deemed a dividend for accounting or tax purposes.
We did not declare or pay any other dividends during 2006 or 2007. We do not intend to pay any dividends on our common stock in the foreseeable future. We are restricted or prohibited from paying common stock dividends by the terms of our preferred stock, convertible notes and senior credit facility.
Securities Authorized for Issuance under Equity Compensation Plans
The table below sets forth, as of September 30, 2007, information about our common stock that may be issued upon the exercise of options under our 2006 Stock Plan.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,469,540	$3.00	630,460

Equity compensation plans not approved by security holders	—	—	—

Total	1,469,540	$3.00	630,460

SELECTED FINANCIAL INFORMATION
The following table sets forth summary financial information and other data for Global Employment Holdings. Income statement data for the years 2006, 2005, 2004 and 2003 have been derived from audited financial statements. Income statement data for the nine months ended September 30, 2007 and October 1, 2006 and for the year ended 2002 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such periods and as of such dates. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this prospectus.

	Nine Months ended		Years ended

	Sept. 30,	Oct. 1,
	2007	2006	2006		2005	2004	2003	2002

(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)						(Unaudited)
Revenues, net	$127,848	$97,906	$128,790		$111,563	$97,126	$85,568	$64,144

Gross profit	$34,185	$27,811	$36,719		$34,370	$30,200	$27,231	$22,414

SG&A expenses	$27,296 (d)	$21,176	$28,311	(a)	$45,478 (b)	$23,936	$22,630	$25,341

Depreciation and amortization	$1,826	$450	$573		$729	$734	$707	$1,560

Operating income (loss)	$5,063	$6,185	$7,835		$(11,837)	$5,530	$3,894	$(4,487)

Other income (expense)	$13,789	$(6,273)	$(7,959)	(c)	$(256)	$(703)	$(798)	$(969)

Income (loss) before extraordinary items	$18,852	$(88)	$1,309		$(15,725)	$2,793	$1,673	$(3,714)

Gain on extinguishment of debt	$—	—	$—		$—	$—	$—	$23,026

Net income (loss)	$18,725	$724	$1,309		$(15,725)	$2,793	$1,673	$19,313

Dividend paid to Series C preferred shareholders	$—	$—	$—		$(6,300)	$—	$—	$(289)

Valuation of redeemable preferred stock	$—	$—	$—		$(36,693)	$—	$—	$—

Income (loss) available to common stockholders	$18,725	$724	$1,309		$(58,718)	$2,793	$1,673	$19,024

Income (loss) per share:

Basic earnings (loss) per share
Income (loss) before extraordinary items	$3.10	$0.13	$0.23		$(10.95)	$0.51	$0.30	$0.70

Gain on extinguishment of debt	$—	$—	$—		$—	$—	$—	$4.35
Income (loss) available to common stockholders	$3.10	$0.13	$0.23		$(10.95)	$0.51	$0.30	$3.59
Weighted average number of shares outstanding	6,031	5,651	5,745		5,363	5,471	5,547	5,298
Diluted earnings(loss) per share

Income (loss) before extraordinary items	$1.39	$0.13	$0.23		$(10.95)	$0.51	$0.30	$0.70
Gain on extinguishment of debt	$—	$—	$—		$—	$—	$—	$4.35
Income (loss) available to common stockholders	$1.39	$0.13	$0.23		$(10.95)	$0.51	$0.30	$3.59
Weighted average number of shares outstanding	15,008	5,651	5,745		5,363	5,471	5,547	5,298
Total assets	$74,080	$58,474	$57,202		$52,920	$51,014	$51,953	$51,215
Long term debt, net	$25,837	$18,007	$15,138		$17,824	$17,800	$17,370	$16,940
Long term mandatorily redeemable preferred stock, net	$3,903	$1,418	$2,013		$—	$5,856	$5,837	$5,853
Stockholders’ equity (deficit)	$1,624	$(20,220)	$(19,641)		$(24,921)	$11,234	$8,443	$6,770
Dividends declared and paid per common share	$—	$—	$—		$1.20	$—	$—	$—

(a)	Includes $1,048 of non-recurring compensation expense in connection with the March 31, 2006 recapitalization.

(b)	Includes $21,152 of restricted stock compensation recorded in connection with the March 31, 2006 recapitalization.

(c)	Includes $3,359 of expenses recorded in connection with the March 31, 2006 recapitalization.

(d)	Includes $1,357 of compensation expense related to the granting of stock options.

The following table summarizes our unaudited quarterly operating results (all amounts in thousands, except per share data):

2007 Quarters	1st	2nd	3rd

Revenues, net	$36,621	$44,338	$46,889
Gross profit	$10,177	$11,859	$12,149
Net income (loss)	$990	$8,788	$8,947
Income (loss) per share:
Basic	$0.16	$1.46	$1.48
Diluted	$0.16	$0.77	$0.57

2006 Quarters	1st	2nd	3rd	4th

Revenues, net	$31,208	$33,411	$33,287	$30,884
Gross profit	$8,844	$9,710	$9,203	$8,962
Net income (loss)	$(1,691)	$1,330	$1,085	$585
Income (loss) per share:
Basic	$(0.35)	$0.22	$0.18	$0.10
Diluted	$(0.35)	$0.21	$0.18	$0.10

2005 Quarters	1st	2nd	3rd	4th

Revenues, net	$24,673	$26,476	$29,987	$30,427
Gross profit	$8,060	$8,539	$9,217	$8,554
Net income (loss)	$1,027	$1,436	$1,667	$(19,855)
Income (loss) available to common shareholders	$(5,273)	$1,436	$1,667	$(56,548)
Income (loss) per share:
Basic and diluted	$(0.96)	$0.26	$0.30	$(11.48)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with the consolidated financial statements and related notes included elsewhere in this prospectus.
Overview of Our Business
Through our wholly-owned operating subsidiary, Global Employment Solutions, we are a leading provider of human capital solutions with offices in key cities throughout the United States. Our business is divided into two major segments, staffing services and PEO services.
Staffing Services
Our staffing services segment consists of several areas of specialization. We provide direct placement and temporary staffing services in a number of areas, such as light industrial, clerical, information technology, engineering, accounting and finance, call center and logistics, among others. As a result of the acquisition of the Career Blazers business, we added a significant amount of “payrolling” services, also referred to as contingency services. Payrolling services consist of a staffing firm placing on its payroll employees recruited or hired by a customer. Payrolling is distinguished from PEO arrangements in that the employees generally are on temporary assignments and make up a small portion of the customer’s work force. Our direct hire placement practice group responds to our customers’ requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. We provide direct hire placement services on a contingency basis and as a retained service provider.
Our temporary staffing services consist of on-demand or short-term staffing assignments, contract staffing, on-site management, and human resource administration. Short-term staffing services assist employers in dealing with employee demands caused by such factors as seasonality, fluctuations in customer demand, vacations, illnesses, parental leave, and special projects without incurring the ongoing expense and administrative responsibilities associated with recruiting, hiring and retaining permanent employees. As more and more companies focus on effectively managing variable costs and reducing fixed overhead, the use of short-term staffing services allows companies to utilize the “just-in-time” approach for their personnel needs , thereby converting a portion of their fixed personnel costs to a variable expense.
Our contract staffing services place temporary employees with customers for time- periods of more than three months or for an indefinite time period. This type of arrangement often involves outsourcing an entire department in a large corporation or providing the workforce for a large project. In an on-site management arrangement, we place an experienced manager on-site at a customer’s place of business. The manager is responsible for conducting all recruiting, employee screening, interviewing, drug testing, hiring and employee placement functions at the customer’s facility for a long-term or indefinite period.
Management believes that professional, clerical/administrative and light industrial staffing services are the foundation of the staffing industry and will remain a significant market for the foreseeable future. Management also believes that employees performing these staffing functions are, and will remain, an integral part of the labor market in local, regional and national economies in which we operate.
PEO Services
Our PEO services segment assists customers in managing human resources responsibilities and employer risks. In a PEO services arrangement, we enter into a contract to become a co-employer of the customer-company’s existing workforce. Pursuant to this contract, we assume responsibility for some or all of the human resource management responsibilities, including payroll, payroll taxes, employee benefits, health insurance, workers’ compensation coverage, workplace safety programs, compliance with federal and state employment laws, labor and workplace regulatory requirements and related administrative responsibilities. We have the right to hire and fire our PEO employees, although the customer-company remains responsible for day-to-day assignments, supervision and training and, in most cases, recruiting.
Overview of Other Costs
The cost of services is comprised of direct payroll costs for staffing services, employer payroll-related taxes, employee benefits and workers’ compensation. Direct payroll costs represent the gross payroll earned by staffing services employees based on salary or hourly wages. Payroll taxes and employee benefits consist of the employer’s portion of social security and Medicare taxes, federal unemployment taxes, state unemployment taxes and staffing services employee reimbursements for materials, supplies and other expenses our customers pay. Workers’ compensation expense consists primarily of premiums we incur based upon the classification code of the payroll costs.
Selling, general and administrative, also referred to herein as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch office operating expenses consist primarily of branch office payroll and personnel related costs, advertising costs, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy, and information systems, costs associated with being a publically held company and executive and corporate staff incentive bonuses.
Depreciation is computed using the straight-line method over the assets’ estimated useful lives ranging from three to 10 years. Leasehold improvements are depreciated over the shorter of the assets’ estimated useful life or the lease term. Amortization of other assets consists of the amortization of debt issuance costs, which are amortized using the effective interest method over their estimated useful lives of five to seven years. Identifiable intangible assets are amortized over their estimated useful life ranging from three months to five years. The weighted average amortization period for the identifiable intangible assets is 4.0 years.
Critical Accounting Policies
The preparation of our consolidated financial statements and notes thereto requires management to make estimates and assumptions that affect the amounts and disclosures reported within those financial statements. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, workers’ compensation costs, collectibility of accounts receivable, impairment of goodwill and intangible assets, contingencies, litigation, income taxes, stock option expense, and warrant liability. Management bases its estimates and judgments on historical experiences and on various other factors believed to be reasonable under the circumstances. Actual results under circumstances and conditions different than those assumed could result in differences from the estimated amounts in the consolidated financial statements.

We have identified the policies listed below as critical to our business and the understanding of our results of operations. For a detailed discussion of the application of these and other accounting policies, see note A in the notes to the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States, also referred to herein as GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
Our PEO revenues consist of amounts received or receivable under employee leasing customer service agreements. Amounts billed to PEO customers include actual wages of employees dedicated to each work-site and related payroll taxes paid by us, a contractual administrative fee, and workers’ compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to customers for workers’ compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to us. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record PEO revenues net, having determined that this better reflects the substance of the transactions between us and our PEO customers. We believe this allows greater comparability to the financial results within the industry. In addition, we believe that this will better focus us on, and allow investors to better understand, the financial results of our business. Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed.
Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service and contingency revenues are recognized as our employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
Allowance for Doubtful Accounts
In our business, we must make estimates of the collectibility of accounts receivable. Accounts receivable represented approximately 39% and 41% of our total assets as of September 30, 2007 and December 31, 2006, respectively. Management analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in the customers’ payment tendencies when evaluating the adequacy of the allowance for doubtful accounts. We monitor all accounts weekly and evaluate the allowance for doubtful accounts quarterly. If our customers’ financial condition were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
We determine our allowance for employee leasing and temporary staffing accounts receivable by considering a number of factors, including the length of time accounts receivable are past due, our previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by us, which is normally 30 to 90 days.
Intangible Assets and Goodwill
Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed of the acquired entity. The amount recognized as goodwill includes acquired intangible assets that do not meet the criteria in SFAS 141, Business Combinations (“SFAS 141”),, for recognition as an asset apart from goodwill. Goodwill is evaluated annually for impairment in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets,( “SFAS 142”). As a result of the adoption of SFAS 142, we discontinued the amortization of goodwill effective December 31, 2001. SFAS 142 also requires that we perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. The two step approach to assess goodwill impairment requires us to first compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.

SFAS 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on the multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of our company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data and public market multiples, is the most appropriate valuation methodology.
We determined that each of our subsidiaries is an individual reporting unit as defined by SFAS 142. Accordingly, we valued each of the subsidiaries which have goodwill recorded based on multiples of trailing twelve month EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during 2006, 2005 or 2004. We noted no indicators that would cause us to believe that impairment had occurred through September 30, 2007.
Identifiable intangible assets are amortized over their estimated useful life ranging from three months to five years. The weighted average amortization period for the identifiable intangible assets is 4.0 years.
Stock-Based Compensation
SFAS 123 (revised 2004), Share-Based Payments (“SFAS 123 (R)”), which replaces SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, requires that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements based on their fair values. In April 2005, the SEC issued a press release that revised the required date of adoption under SFAS 123(R). The new rule allowed companies to adopt the provisions of SFAS 123(R) beginning in the first annual period beginning after June 15, 2005. We adopted the fair value method of accounting pursuant to SFAS 123 (R) for all issuances of restricted stock and stock options beginning in 2006 and applied it to the stock options issued in 2007.
Prior to the adoption of SFAS 123(R), we used the fair value method of accounting pursuant to SFAS 123, for all issuances of stock options to non-employees. We used the intrinsic value method under the provisions of APB, No. 25 and related interpretations in accounting for all stock options issued to employees until January 1, 2006. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.
Warrant and Conversion Feature Valuation
We applied the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of our common stock warrants and the conversion features embedded in our convertible notes and Series A mandatorily redeemable preferred stock. Accordingly, we recorded a warrant and conversion feature liability upon the issuance of our common stock, mandatorily redeemable convertible preferred stock and convertible notes equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments. We adjust this quarterly to the estimated fair market value based upon then current market conditions.
We value the warrant liability using the Black-Scholes model, based upon interest rates, stock prices, contractual term of the underlying financial instruments and volatility factors in effect at the end of each quarter.
Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. Option-pricing models require an estimate of expected volatility as an assumption because an option’s value is dependent on potential share returns over the option’s term. The higher the volatility, the more the returns on the share can be expected to vary, up or down. Because an option’s value is unaffected by expected negative returns on the shares, other things being equal, an option on a share with higher volatility is worth more than an option on a share with lower volatility.
We utilize historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and use daily intervals for price observations. We base our estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to us or until we have sufficient information available to utilize our own stock volatility.
For the first three quarters of 2007, we utilized an average expected volatility of 56.9% and for 2006, we utilized an average expected volatility of 59.7%.

We believe that these assumptions are reliable. However, these assumptions may change in the future based on actual experience as well as market conditions.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements and their potential effect on our results of operations and financial condition, refer to Note A in the notes to the consolidated financial statements beginning on page F-7 and page I-6 of this prospectus.
Fluctuations in Quarterly Operating Results
We have historically experienced significant fluctuations in our quarterly operating results and anticipate such fluctuations to continue in the future. Our operating results may fluctuate due to a number of factors such as seasonality, wage limits on payroll taxes and demand and competition for services. Our revenue levels fluctuate from quarter to quarter primarily due to the impact of seasonality on our staffing services business. Payroll taxes and benefits fluctuate with the level of direct payroll costs, but tend to represent a smaller percentage of revenues and direct payroll costs later in the year as some employees exceed federal and state statutory wage limits for unemployment and social security taxes.
Results of Continuing Operations
The table below sets forth, for the periods indicated, certain results of continuing operations data as a percentage of total revenues, net.

	Nine months ended				Year
	September 30, 2007		October 1, 2006		2006		2005		2004
	(Unaudited)		(Unaudited)
REVENUES:
Professional	19.5%		17.7%		18.3%		17.7%		18.2%
Contingency	18.9%		0.0%		0.0%		0.0%		0.0%
Permanent placement	5.7%		4.2%		4.1%		6.8%		7.4%
Commercial	35.6%		52.3%		51.5%		48.2%		46.5%
PEO	20.3%		25.8%		26.1%		27.2%		27.9%

TOTAL REVENUES, net	100.0%		100.0%		100.0%		100.0%		100.0%
COST OF SERVICES	73.3%		71.6%		71.5%		69.2%		68.9%

GROSS PROFIT	26.7%		28.4%		28.5%		30.8%		31.1%

OPERATING EXPENSES
Selling, general and administrative	21.4	%(d)	21.6	%(a)	22.0	%(a)	40.8	%(b)	24.6%
Depreciation and amortization	1.3%		0.5%		0.4%		0.7%		0.8%

Total operating expenses	22.7%		22.1%		22.4%		41.5%		25.4%

OPERATING INCOME	4.0%		6.3%		6.1%		-10.7%		5.7%

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	-5.4%		-4.6%		-5.1%		-0.2%		-0.7%
Fair market valuation of warrant liability	16.5%		1.1%		1.3%		0.0%		0.0%
Other income (expense)	0.0%		-3.2	%(c)	-2.6	%(c)	0.0%		0.0%
Gain on extinguishment of debt	-0.3%		0.3%		0.2%		0.0%		0.0%

Total other expense, net	10.8%		-6.4%		-6.2%		-0.2%		-0.7%

INCOME (LOSS) BEFORE INCOME TAXES	14.8%		-0.1%		-0.1%		-10.9%		5.0%

INCOME TAXES	0.1%		-0.8%		-1.1%		3.2%		2.1%

NET INCOME (LOSS)	14.7%		0.7%		1.0%		-14.1%		2.9%

(a)	Includes $1,048,000 (1.1% for nine months ended October 1, 2006 and 0.8% for the year ended 2006) of non-recurring compensation expense in connection with the March 31, 2006 recapitalization.

(b)	Includes $21,152,000 (19.0%) of restricted stock compensation recorded in connection with the March 31, 2006 recapitalization.

(c)	Includes $3,359,000 (3.4% for nine months ended October 1, 2006 and 2.6% for the year ended 2006) of expenses recorded in connection with the March 31, 2006 recapitalization.

(d)	Includes $1,357,000 (1.1%) of compensation expense related to the granting of stock options.

We report PEO services revenues on a net basis as opposed to a gross basis as described above. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes that such information is informative as to the level of our business activity and useful in managing our operations.
A reconciliation of non-GAAP gross revenues to net revenues for the years and nine month periods ended indicated in the table below is as follows:

Years	Gross reporting method	Reclassification	Net reporting method
2006
Revenues, net	$507,906,000	$(379,116,000)	$128,790,000
Cost of services	(471,187,000)	379,116,000	(92,071,000)

Gross profit	$36,719,000	$—	$36,719,000

2005
Revenues, net	$439,991,000	$(328,428,000)	$111,563,000
Cost of services	(405,621,000)	328,428,000	(77,193,000)

Gross profit	$34,370,000	$—	$34,370,000

2004
Revenues, net	$381,368,000	$(284,242,000)	$97,126,000
Cost of services	(351,168,000)	284,242,000	(66,926,000)

Gross profit	$30,200,000	$—	$30,200,000

For the nine months ended September 30, 2007
Revenues, net	$430,465,000	$(302,617,000)	$127,848,000
Cost of services	(396,280,000)	302,617,000	(93,663,000)

Gross profit	$34,185,000	$—	$34,185,000

For the nine months ended October 1, 2006
Revenues, net	$377,417,000	$(279,511,000)	$97,906,000
Cost of services	(349,606,000)	279,511,000	(70,095,000)

Gross profit	$27,811,000	$—	$27,811,000

CHANGES IN RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND OCTOBER 1, 2006
In February 2007, we acquired the business operations of Career Blazers. The results of operations of Career Blazers were included in our consolidated financial statements beginning February 26, 2007 for seven months of the nine month period ended September 30, 2007.
Revenues
We experienced revenue growth at all of our divisions in 2007 over 2006 except for the commercial staffing division as explained below. We believe these results are due to the strength of the end markets we serve, continued customer focus and the investments we have made in hiring new and retaining fulfillment personnel in all lines of business. Our plan is to focus our organic sales efforts on opportunities yielding a higher gross margin which may result in decreased opportunities for revenue from lower margin business. We believe this focus will enhance shareholder value in future years.
Net revenues increased 30.6% in 2007 over 2006. The year-over-year revenue growth is primarily attributable to the additional revenue from the acquisition of Career Blazers, an increase in the number of billed hours in the professional division of the staffing services segment, increased permanent placements, an increase in average bill rates in the staffing services segment, an increase in average worksite employees at the PEO services segment, offset by a decrease in the number of billed hours in the commercial division of the staffing services segment, as explained below. One customer accounted for 13.6% of total revenue through September 30, 2007 (2.9% of gross profit). This customer is in contingency staffing division of the staffing services segment. No other customer accounted for more than 5% of revenues.
Staffing services segment revenues increased 40.3% in 2007 over 2006. Permanent placement fee revenues (included in staffing segment revenues) increased 76.9% in 2007 over 2006. The year-over-year revenue growth is primarily attributable to the following factors:

•	12.5% increase in the number of billed hours in professional division of the staffing services segment, excluding Career Blazer revenues;

•	6.1% increase in average bill rates in the staffing services segment, excluding Career Blazer revenues;

•	Additional revenue from the acquisition of Career Blazers of $33.8 million, offset by;

•	14.5% decrease in billed hours in the commercial division of the staffing services segment.

The commercial division revenues were affected due to the loss of two customers at the end of 2006 due to merger and acquisition activity at the customers. These customers either moved to another service provider or brought the service in-house. These customers accounted for approximately 3.9% of our 2006 consolidated revenues. In the first quarter of 2007, we decided to end a relationship with another customer which accounted for approximately 4.2% of our consolidated revenue in 2006.
PEO services segment net revenues increased 2.7% in 2007 over 2006. The increase was due to a 5.1% increase in the average number of worksite employees and a 3.2% increase in average wages per employee, offset by a decrease in billed worker’s compensation premium.
Gross profit and gross margin percentage
Gross profit increased 22.9% in 2007 over 2006 due to the acquisition of Career Blazers, an increase in PEO worksite revenue, staffing consulting and temporary revenues, as well as increased permanent placement fees, offset by a decrease in gross margin percentage. Staffing segment gross profit increased 31.1% in 2007 compared to 2006. PEO services segment gross profit increased 10.9% in 2007 over 2006.
Our consolidated gross margin percentage decreased due to the addition of lower margin contingency staffing through the acquisition of Career Blazers, offset by higher permanent placement fees, a smaller percentage of our consolidated revenues coming from our commercial line of business and changes in burden rates.
Gross margin percentage (without permanent placement revenue) in our professional staffing division decreased from 26.3% to 16.2% primarily due to the addition of lower margin contingency staffing through the acquisition of Career Blazers and the mix of business between higher margin IT staffing and lower margin clerical staffing.
Gross margin percentage for the commercial staffing division changed slightly from 16.7% to 16.1% due to higher permanent placement fees, offset by slightly unfavorable state unemployment and workers compensation burden.
Gross margin percentage for the PEO segment increased primarily due to favorable worker’s compensation rate mix and an increase in average salary per worksite employee.
We expect gross profit, as a percentage of net revenues, to continue to be influenced by fluctuations in the mix between staffing and PEO services, including the mix within the staffing segment and the volume of permanent placement revenue. Future gross margin trends can be affected by changes in statutory unemployment rates as well as workers’ compensation cost, which may be negatively affected by unanticipated adverse claim losses.
Selling, general and administrative expenses
Selling, general and administrative, also referred to as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs, executive and corporate staff incentive bonuses, expenses related to being a publicly-traded company and other general and administrative expenses.
SG&A expenses increased 28.9% in 2007 over 2006. The increase is primarily the result of the additional expense of Career Blazers, salaries, commissions and bonuses due to higher field headcount generating higher revenues, new branch openings, the added burden of expenses related to being a publicly-traded company, stock option expense of $1,357,000 and lease abandonment expense of $425,000. SG&A in 2006 included compensation of $1,048,000 related to the recapitalization. SG&A as a percent of revenues decreased slightly from 21.6% in 2006 to 21.4% in 2007. We expect changes in SG&A expenses in 2007 from levels experienced in 2006, due to additional expenses related to being a publicly-traded company, additional costs associated with the implementation of Sarbanes-Oxley processes, additional headcount, new branch openings and stock option compensation. Additionally, the acquisition of the Career Blazers business will have an impact on revenues, gross margin and SG&A for 2007.
Depreciation and amortization
Depreciation expense for 2007 and 2006 was approximately the same, reflecting low capital requirements of the Company. We anticipate depreciation expense in 2007 to remain consistent with 2006. Amortization increased due to the addition of identifiable intangible assets in the acquisition of Career Blazers.
Other expense
In 2007 we recorded $395,000 related to the extinguishment of our loan facility with Wells Fargo Bank in February 2007. Other expense for 2006 related primarily to onetime costs of the recapitalization in March 2006 of $3,089,000, offset by a $273,000 net gain related to the extinguishment of our convertible debt.
Interest Expense
Other interest expense, net, increased $2,369,000 in 2007 over 2006. Interest expense increased as a result of an additional quarter’s interest on our convertible debt, mandatorily redeemable convertible preferred stock, classified as a liability, and funding on the revolving line of credit and term note in connection with the acquisition of Career Blazers. We recorded a reduction in interest expense relating to the estimated fair market valuation adjustment of the warrant liability of $21,093,000 and $1,063,000 for 2007 and 2006, respectively. The income and related reduction in the warrant liability was primarily the result of the decrease in our stock price, offset by the issuance of warrants in the stock subscription transaction during the third quarter of 2007.
Income Taxes
Income tax benefit attributable to income from operations for the nine months of 2007 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations primarily as a result of the stock options issued, FICA tip credits, preferred stock accretion and amortization and income related to the fair market valuation of the warrant and conversion liability.
Changes in Results of Operations for the Years Ended December 31, 2006 and January 1, 2006
Revenues
Net revenues increased 15.4% for 2006 over 2005. The year-over-year revenue growth is primarily attributable to a 21.6% increase in the number of billed hours in the staffing services segment, a 5.7% increase in average worksite employees at the PEO services segment, and a slight increase in average bill rates in the staffing services segment. Our revenue growth was achieved without acquisitions or new service line offerings. New branch revenue in our staffing services segment was not significant. These results are due to the strength of the end markets we serve and the investments we have made in hiring additional experienced sales and fulfillment personnel in all lines of business. In addition, through the introduction of performance metric based systems, we have realized positive gains from improved sales and recruiting practices, management focus and incentive compensation programs. Our revenue growth in all sectors except the permanent placement division was strong for 2006.
Staffing segment revenues increased 17.2% for 2006 over 2005. Direct hire fee revenues (included in staffing segment revenues) decreased 30.6%, for 2006 over 2005. Our direct hire fee revenues were lower due to a reduction in our direct hire staffing consultants and lack of senior leadership. Management is committed to devoting additional resources and realigning the strategic and tactical objectives of the permanent placement division. We have hired a new chief operating officer to direct strategic, tactical, and short-term goal setting and achievement, as well as direct the design, operation, and improvement of the systems that create and deliver our services, including the permanent placement division. Additionally, we have hired a senior management leader to direct the training and tactical objectives of this group.

PEO services segment net revenues increased 10.6% for 2006 over 2005. The increase was due to a 5.7% increase in average worksite employees and an 8.8 % increase in average revenue per employee.
With 95% of our PEO business in Florida, we are focused on industry segments indigenous to the unique economy of Florida. As a result, 24% of our PEO business is in construction, 9% in manufacturing, 22% in restaurants, and 45% in hospitality and other services. The average size of our PEO customer base is 17 employees. During the fourth quarter, our PEO segment realized a loss of a portion of its worksite employees related to the decline in the housing and construction industry.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice. During 2006, no single customer accounted for more than 4.1% of our revenue. Our ten highest volume customers in 2006 accounted for an aggregate of 24.9% of our revenue.
The retention rate in our PEO services segment was 81% for 2007 as of September 30, 2007 and 85%, 79%, 78% and 86% and for the years 2006, 2005 and 2004, respectively. The number of PEO services customers billed increased in each of the years 2006, 2005 and 2004.
We did not lose any significant customers in our staffing services segment during years 2005 and 2004. At the end of 2006, we lost two customers due to merger and acquisition activity at the customers, who moved to another service or brought the service in-house. These customers accounted for approximately 3.8% of our 2006 consolidated revenues. In the first quarter of 2007, we decided to end a relationship with another customer which accounted for approximately 4.2% of our consolidated revenue in 2006. The number of staffing services customers billed decreased slightly in 2006 due the decline in the number of permanent placement customers, however we had growth in the professional staffing and commercial staffing divisions in each of the years 2006, 2005 and 2004.
Gross Profit and Gross Margin Percentage
Gross profit increased 6.8% for 2006 over 2005 due to an increase in PEO worksite revenue and staffing consulting and temporary revenues, offset by a decrease in permanent placement fees and gross margin percentage. During 2006, our consolidated gross margin percentage decreased due to a greater percentage of our consolidated revenues coming from our lower margin commercial line of business and lower permanent placement fees, offset by changes in burden rates as described below. The commercial line of business revenues increased from 48.2% of total revenue in 2005 to 51.5% in 2006. For 2006 versus 2005, gross margin percentage (without permanent placement revenue) in our professional staffing division decreased slightly from 26.5% to 26.2% due primarily to the mix of business between higher margin IT staffing and clerical. Gross margin in our commercial staffing division decreased from 17.6% in 2005 to 16.6% in 2006. The decrease was due primarily to an increase in workers’ compensation burden as a result of the mix of business, offset slightly by a reduction in unemployment burden.
Staffing segment gross profit remained flat for 2006 compared to 2005 due to an increase in revenues offset by a decrease in gross margin percentage. Gross margin percentage for the staffing segment decreased from 27.5% for 2005 to 23.6 % for 2006. Gross margins were negatively impacted by a higher percentage of commercial business and lower permanent placement fee revenues. Gross margin percentage in the staffing segment, excluding the impact of permanent placement fees, declined slightly from 20.0% in 2005 to 19.1% in 2006.
PEO services segment gross profit increased 19.6% for 2006 over 2005. Gross margin percentage for the segment increased from 39.7% to 42.9% for 2005 and 2006, respectively. The increase in gross margin percentage was primarily due to a 9.2% overall increase in average margin per worksite employee due to favorable workers’ compensation rates and a 3.1% increase in average wages.
We expect gross profit, as a percentage of net revenues, to continue to be influenced by fluctuations in the mix between staffing and PEO services, including the mix within the staffing segment and permanent placement revenue. Future gross margin trends can be affected by changes in statutory unemployment rates as well as workers’ compensation cost, which may be negatively affected by unanticipated adverse development of claim loss reserves.
Selling, General and Administrative expenses
SG&A expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs, executive and corporate staff incentive bonuses, expenses related to being a publicly-traded company and other general and administrative expenses.
SG&A expenses decreased 37.7% for 2006 from 2005. The decrease is primarily the result of recording $21,152,000 of restricted stock compensation expense in 2005 related to the recapitalization on March 31, 2006. SG&A as adjusted for the compensation expense, increased 16.4% primarily due to salaries, commissions and bonuses due to higher field headcount generating higher revenues, new branch openings, higher bad debt expense, the added burden of expenses related to being a publicly-traded company (approximately $1,000,000), restricted common stock compensation of $80,000 and $968,000 of retention bonuses paid to senior management related to the recapitalization. Excluding the one-time charges related to the restricted stock compensation in 2006 and 2005 and retention bonuses, SG&A expense increased 12.1% for 2006 over 2005. Adjusted SG&A as a percent of revenues declined from 21.8% in 2005 to 21.2% in 2006. We expect a significant change in SG&A expenses in 2007 from levels experienced in 2006, due to additional expenses related to being a publicly-traded company, additional costs associated with the implementation of Sarbanes-Oxley processes, additional headcount and new branch openings. Additionally, the acquisition of the Career Blazers business will have an impact on revenues, gross margin and SG&A for 2007.
Depreciation
Depreciation expense for 2006 increased 4.0% from 2005, reflecting additional IT related infrastructure additions. We anticipate depreciation expense in 2007 to remain consistent with 2006. Capital expenditures in 2007 are expected to be approximately $700,000.
Other Expense
Other expense for 2006 increased $3,359,000 compared to 2005. This increase relates primarily to expenses related to one time costs of the recapitalization. Recapitalization expenses included $1,010,000 of investment services, $979,000 of legal and accounting services, $905,000 of stock issued to former shareholders of R&R Acquisition I as compensation for the shell and $465,000 of other miscellaneous costs. Additionally we recorded a net gain of $273,000 related to the extinguishment of some of our convertible debt in September of 2006.
Interest Expense
Other interest expense, net, increased $6,251,000 for 2006 over 2005. Interest expense increased as a result of the issuance of our convertible debt, mandatorily redeemable convertible preferred stock, classified as a liability, and funding on the revolving line of credit and term note in the recapitalization. Additionally, $1,634,000, which relates to the estimated fair market valuation adjustment of the warrant liability, was recorded as a reduction of interest expense in 2006.
Income Taxes
The provision for income taxes for 2006 decreased from a tax expense of $3,632,000 for 2005 to a benefit of $1,433,000. The decrease in 2006 was due to the recapitalization costs and increased interest expense, offset by non-deductible expenses including the stock issued to former shareholders of R&R Acquisition I as compensation for the shell, cancellation of warrants included in the gain on extinguishment of debt, interest expense related to the mandatorily redeemable convertible preferred stock and FICA tip credits and income related to the fair market valuation of the warrant and conversion liability
Changes in Results of Operations for the Years Ended January 1, 2006 and January 2, 2005
Revenues
Revenues for 2005 increased 14.9% over 2004 revenues. The increase in total revenues was due primarily to growth in both staffing services revenues and PEO services revenues.
PEO services revenues increased 12.3%, while staffing services revenues increased 15.9%. The increase in PEO services revenues for 2005 was primarily due to increased demand for our human resource management services. The increase in staffing services revenues for 2005 was primarily due to the increased service offerings as well as the maturing of new branch openings. The share of staffing services revenues increased to 72.8% of total revenues for 2005, as compared to 72.1% for 2004. The share of PEO services revenues decreased to 27.2% of total revenues for 2005, as compared to 27.9% for 2004.

Gross Profit and Gross Margin Percentage
Gross margin for 2005 increased 13.8% over 2004. The gross margin percent decreased from 31.1% of revenues for 2004 to 30.8% for 2005. The decrease in the gross margin percentage was due to higher payroll taxes, offset by lower workers’ compensation costs and a slight increase in permanent placement revenues, as a percentage of net revenues. The increase in payroll taxes from 2004 to 2005 was primarily attributable to higher statutory state unemployment tax rates in various states in which we operate.
Selling, General and Administrative Expenses
SG&A expenses for 2005 increased 90% over 2004. SG&A expenses, expressed as a percentage of net revenues, increased from 24.6% for 2004 to 40.8% for 2005. The increase in total SG&A was primarily due to increases in branch personnel and related expenses as well as marketing costs as a result of the growth in our business and a one-time non-cash charge of $21,152,000 of compensation expense related to the valuation of restricted common stock, offset by decreases in professional fees. SG&A expenses for 2005, net of the restricted stock compensation expense, amounted to $24,326,000, an increase 1.6% over 2004. SG&A expenses as adjusted, expressed as a percentage of net revenues, declined from 24.6% for 2004 to 21.8% for 2005.
Depreciation
The depreciation and amortization expense level in 2005 remained comparable to 2004 amounts due to current low level of capital expenditures.
Interest Expense
Interest expense totaled $256,000 for 2005, a decrease of $434,000 from 2004 due to a decrease in amortization of debt discount and issuance costs.
Income Taxes
Our effective income tax rate for 2005 was (30%), as compared to 42.1% for 2004. The lower 2005 effective rate was primarily attributable to the restricted stock compensation expense which is not deductible for federal income tax purposes.
LIQUIDITY AND CAPITAL RESOURCES
Our operating cash flows and credit line have been our primary source of liquidity and historically have been sufficient to fund our working capital and capital expenditure needs. Our working capital requirements consist primarily of the financing of accounts receivable and related payroll expenses. The borrowings on our line of credit were done to fund the share purchase requirements of the recapitalization in 2006 and acquisition of Career Blazers in 2007.
At September 30, 2007
Net cash provided by operating activities increased $2,633,000 over 2006 for the nine months ended September 30, 2007.
Our cash position at September 30, 2007 was $353,000, an increase of $295,000 from December 31, 2006. The major components of the increase include cash provided by operations of $4,086,000 and financing activities of $6,283,000, partially offset by capital expenditures of $474,000 and the acquisition of Career Blazers.
Net cash provided by operating activities consisted of net income of $18,725,000 adjusted for non-cash charges, primarily depreciation and amortization, deferred taxes, provision for doubtful accounts, accretion of preferred stock, stock option compensation expense and decrease in warranty liability valuation, totaling $(14,311,000). In addition, the changes in accounts receivable, prepaid expenses and other current assets and accounts payable used $3,221,000 in operating cash, while the changes in accrued liabilities and income taxes payable provided $2,893,000 in operating cash. The net change in operating assets and liabilities funded the increase in accounts receivable and payroll related accrued liabilities.
Cash used for investing activities was comprised of $474,000 for capital expenditures primarily related to acquisition of computer related equipment, leaseholds, furniture and the acquisition of Career Blazers of $9,600,000.
Cash provided by financing activities consisted primarily of the proceeds from the new Capital Source debt offset by the payoff of the Wells Fargo facility and debt issuance costs.
Accounts receivable represented 77% and 83% of current assets as of September 30, 2007 and December 31, 2006, respectively. The accounts receivable balance increased 21.7% primarily as a result of the acquisition of Career Blazers and increased revenues. Adjusted for the acquisition, accounts receivable increased 6.6% from December 31, 2006.
Management expects that current liquid assets, funds anticipated to be generated from operations and credit available under the credit and security agreement with CapitalSource and other potential sources of financing will be sufficient in the aggregate to fund our working capital needs for the foreseeable future.
On February 28, 2007 and in conjunction with entering into the new senior credit agreement described below, we paid in full all outstanding balances owed to Wells Fargo and terminated the Wells Fargo credit and security agreement.
In connection with the closing of the asset purchase agreement with Career Blazers on February 28, 2007, we and most of our direct and indirect subsidiaries entered into a new credit agreement with CapitalSource.
The new credit agreement provides for a revolving line of credit, a $12 million term loan, and letters of credit, not to exceed $750,000, collateralized by our accounts receivable , with a maximum borrowing capacity of $30 million. The maximum amount of borrowing under the revolving line of credit is $18 million, limited to 85% of eligible billed accounts receivable and 49% of unbilled accounts receivable. Interest on the revolving line of credit is the prime rate plus 2.25% or the applicable 30, 60 or 90-day LIBOR rate plus 3.5%. A fee of 0.5% per annum is payable on the unused portion of the revolving line of credit. An annual collateral management fee of $25,000 is also charged. The term loan bears interest at the prime rate plus 3.75% or the applicable 30, 60 or 90-day LIBOR plus 5.0%. Quarterly payments of $875,000 on the term loan are payable beginning June 30, 2007. Additionally, 75% of our annual free cash, as defined in the credit agreement, is due in April 2008, 2009 and 2010, and any unpaid balance is due in December 2010. Any proceeds from the disposition of assets, recoveries under insurance policies or the sale of debt or equity securities, unless such sales or issuances are approved by CapitalSource, will be applied to repay the loans.
We borrowed $10,750,000 on the revolving line of credit and $12,000,000 on the term loan in connection with the closing of the Career Blazers asset purchase agreement on February 28, 2007 and the payment in full of all outstanding amounts owed to Wells Fargo.
The credit agreement requires that certain customer payments are paid directly to blocked lockbox accounts controlled by CapitalSource, providing, however, that absent the occurrence and continuation of an event of default, we may operate and transact business through the blocked accounts in the ordinary course of business, including making withdrawals from such accounts into master deposit accounts we maintain.
The credit agreement includes various financial and other covenants with which we must comply in order to maintain borrowing availability and avoid penalties, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. Additionally, the credit agreement contains a provision that allows CapitalSource to call the outstanding balance of the loans if we experience any material adverse change in our business or financial condition.
The interest rate on our convertible notes was increased from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which we have issued at least $5 million of common stock for cash or, if such common stock has not been issued by September 30, 2007, the date on which the stand-by purchasers have purchased an aggregate of $3 million of common stock, as explained below.
On October 3, 2007, we entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock, for an aggregate purchase price of $3 million ($2,757,500 cash and $242,500 delivery of senior subordinated secured convertible notes) to members of our management and board of directors and affiliates of Rodman & Renshaw , LLC, our market maker on the OTC Bulletin Board and placement agent in our March  31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The proceeds of the stock sale were used to pay down our line of credit.
At December 31, 2006
The borrowings on our revolving line of credit were done to fund the share purchase requirements of the recapitalization in 2006 and a dividend payment in 2005 as well as the repurchase of our convertible notes in September 2006.
Compared to the same period in 2005, net cash provided by operating activities decreased $743,000 in 2006 primarily due to changes in operating assets and liabilities as outlined below and net income for 2006.
Our cash position at December 31, 2006 was $58,000, a decrease of $80,000 from January 1, 2006. The major components of the decrease include cash provided by operations of $4,330,000 offset by capital expenditures of $686,000 and financing activities of $3,724,000. Cash provided by operations was comprised of net income of $1,309,000 adjusted for non-cash charges of $1,302,000 and the net change in operating assets and liabilities of $1,719,000. Non-cash charges consisted primarily of depreciation and amortization, provision for doubtful accounts, deferred taxes, and non-cash adjustments related to the recapitalization, interest on mandatorily redeemable convertible preferred stock, valuation of the warrant liability and gain on extinguishment of debt. The net change in operating assets and liabilities consisted principally of funding the increase in accounts receivable, offset by a net increase in accrued liabilities, primarily payroll related.
Cash used in investing activities was for capital expenditures primarily related to acquisition of computer related equipment and leasehold improvements.

Cash used in financing activities consisted primarily of the proceeds from the sale of the convertible notes, common stock and mandatorily redeemable convertible preferred stock and the proceeds of bank debt, offset by the repurchase of shares of the prior shareholders and payoff of former debt holders of GES, debt issuance costs, repayment of a term note and the repurchase of convertible debt.
Accounts receivable represented 83% and 84% of current assets as of December 31, 2006 and January 1, 2006, respectively. The accounts receivable balance increased 8.2% while revenues increased 15.4% between January 1, 2006 and December 31, 2006, respectively. The decrease in expected accounts receivable growth was due to aggressive collection efforts, offset by a slight increase in day’s sales outstanding, also referred to as DSOs, in the staffing services segment ..
Customer payments to our PEO services segment are in the form of ACH debits initiated by us, cash on delivery, company or certified checks, or direct wire transfers on the day of payroll. DSOs for the PEO services segment is effectively zero. DSOs for the staffing services segment increased slightly from 46.9 days at January 1, 2006 to 47.7 days at December 31, 2006.
Interest on our convertible subordinated debt amounted to $600,000 on a quarterly basis through October 1, 2006 and then decreased to $485,000 through February 28, 2007, when it increased to $576,000 quarterly as a result of the additional consideration given for the increase in our senior debt limit and the associated interest rate as more fully explained below.
The term note with Wells Fargo required monthly principal payments of $139,000 plus interest.
We funded $4,997,000 on the line of credit on September 29, 2006 in connection with the repurchase of $5,744,000 principal amount of our convertible notes from the original creditor.
Outstanding borrowings on our revolving line of credit with Wells Fargo at December 31, 2006 were $9,049,000 and $0 at January 1, 2006 and the average balance outstanding for 2006 was $6,078,000. The amount available to us under the line of credit was $3,927,000 as of December 31, 2006. We had two outstanding letters of credit with Wells Fargo in the total amount of $525,085.
As of December 31, 2006, we had federal net operating loss carry forwards of approximately $4,551,000 expiring in 2017 through 2026. Additionally, we had state net operating loss carry forwards of approximately $16,586,000, which expire on various dates from 2010 through 2024. The FICA tip tax credits expire in 2018 through 2026. These net operating losses and credits are available to us to reduce current tax liabilities in 2007 and later years.

Off-Balance Sheet Arrangements
None.

Contractual Obligations and Commitments
Our contractual obligations as of December 31, 2006, including long-term debt , mandatorily redeemable convertible preferred stock and commitments for future payments under non-cancelable lease arrangements, are summarized in the table below:

	Payments due by period
		Less than	1-3	3-5	After
	Total	1 year	years	years	5 years
Long-term debt	$28,006,000	$2,903,000	$847,000	$24,256,000	$—
Mandatorily redeemable convertible preferred stock (a)	19,991,000	—	—	—	19,991,000
Operating leases	5,826,000	1,533,000	938,000	1,571,000	1,784,000

Total contractual cash obligations	$58,823,000	$4,436,000	$1,785,000	$25,827,000	$21,775,000

(a)	Fully accreted balance
The principal amount of our term loan, not included in the table above, with CapitalSource is payable in quarterly installments on the dates and in the respective amounts set forth below:

Amount of
Quarterly payment date	principal payment
June 30, 2007, September 30, 2007, December 15, 2007, March 31, 2008, June 30, 2008, September 30, 2008, December 15, 2008, March 31, 2009, June 30, 2009, September 30, 2009, and December 15, 2009	$875,000

March 31, 2010 and June 30, 2010	$800,000

September 30, 2010	$775,000
Additionally, 75% of our free cash, as defined, from each year beginning with 2007, is due in April of the following year. The Company estimates the free cash due in April 2008 will be $1,360,000.
Any remaining balance of the term loan and all other obligations are due and payable in full in December 2010.
We assumed various operating leases for office space and equipment as a result of the acquisition of Career Blazers. We entered into a new operating lease commitment for our Chicago office beginning in the 2nd quarter of 2007. We also signed a new operating lease commitment for our Philadelphia office effective December 1, 2007. We have not entered into any other significant commitments that have not been previously disclosed in our annual report on Form 10-K.
Inflation
Inflation generally has not been a significant factor during the periods discussed above.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to certain market risks from transactions that we enter into in the normal course of business. Our primary market risk exposure relates to interest rate risk.
Our new credit agreement with CapitalSource, entered into on February 28, 2007, provides for a revolving line of credit in the maximum amount of $18 million and a $12 million term loan. Based on such outstanding debt, a future increase in our variable interest rates of two percentage points could increase our interest expense by approximately $360,000 per year. Our exposure to market risk for changes in interest rates is not significant with respect to interest income, as our investment portfolio is not material to our consolidated balance sheet. We currently have no plans to hold an investment portfolio that includes derivative financial instruments.
The valuation of the warrant liability requires the use of the volatility of our common stock and long-term interest rates. Because our common stock has not developed a volatility factor, we have utilized daily historical closing stock prices of comparable companies to determine a volatility factor. As our common stock begins to trade, changes in the stock price and volatility, as well as changes in interest rates, has had and may have a significant non-cash impact on the warrant valuation and net income in future periods.
OUR BUSINESS
Overview of Our Business
Through our wholly-owned operating subsidiary, Global Employment Solutions, we are a leading provider of human capital solutions with offices in key cities throughout the United States. Our business is divided into two major segments, staffing services and PEO services.
Staffing services
The staffing services segment consists of several areas of specialization. We provide direct placement and temporary staffing services in a number of areas, such as light industrial, clerical, information technology, engineering, accounting and finance, call center and logistics, among others. As a result of the Career Blazers acquistion, we added a significant amount of “payrolling” services, also referred to as contingency services. Payrolling services consist of a staffing firm placing on its payroll employees recruited or hired by a customer. Payrolling is distinguished from PEO arrangements in that the employees generally are on temporary assignments and make up a small proportion of the customer’s work force. Our direct hire placement practice group responds to our customers’ requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. We provide direct hire placement services on a contingency basis and as a retained service provider.
Our temporary staffing services consist of on-demand or short-term staffing assignments, contract staffing, on-site management, and human resource administration. Short-term staffing services assist employers in dealing with employee demands caused by such factors as seasonality, fluctuations in customer demand, vacations, illnesses, parental leave, and special projects without incurring the ongoing expense and administrative responsibilities associated with recruiting, hiring and retaining permanent employees. As more and more companies focus on effectively managing variable costs and reducing fixed overhead, the use of short-term staffing services allows companies to utilize the “just-in-time” approach for their personnel needs, thereby converting a portion of their fixed personnel costs to a variable expense.
Our contract staffing services place temporary employees with customers for time-periods of more than three months or for an indefinite time period. This type of arrangement often involves outsourcing an entire department in a large corporation or providing the workforce for a large project. In an on-site management arrangement, we place an experienced manager on-site at a customer’s place of business. The manager is responsible for conducting all recruiting, employee screening, interviewing, drug testing, hiring and employee placement functions at the customer’s facility for a long-term or indefinite period.
Management believes that professional, clerical/administrative and light industrial staffing services are the foundation of the staffing industry and will remain a significant market for the foreseeable future. Management also believes that employees performing these staffing functions are, and will remain, an integral part of the labor market in local, regional and national economies in which we operate.
PEO services
Our PEO services segment assists customers in managing human resources responsibilities and employer risks. In a PEO services arrangement, we enter into a contract to become a co-employer of the customer-company’s existing workforce. Pursuant to this contract, we assume responsibility for some or all of the human resource management responsibilities, including payroll, payroll taxes, employee benefits, health insurance, workers’ compensation coverage, workplace safety programs, compliance with federal and state employment laws, labor and workplace regulatory requirements and related administrative responsibilities. We have the right to hire and fire our PEO employees, although the customer-company remains responsible for day-to-day assignments, supervision and training and, in most cases, recruiting.

Subsidiaries
Global Employment Holdings is the parent corporation of Global Employment Solutions, which is the parent corporation of a number of wholly-owned subsidiaries.
Our staffing services segment consists of:
➢	Temporary Placement Service, Inc.

➢	Main Line Personnel Services, Inc.

➢	Friendly Advanced Software Technology, Inc.; and

➢	Excell Personnel Services Corporation
Our PEO services segment, collectively referred to as Southeastern, consists of:
➢	Southeastern Personnel Management, Inc.

➢	Southeastern Staffing, Inc.

➢	Bay HR, Inc.

➢	Southeastern Georgia HR, Inc.

➢	Southeastern Staffing II, Inc.

➢	Southeastern Staffing III, Inc.

➢	Southeastern Staffing IV, Inc.

➢	Southeastern Staffing V, Inc.

➢	Southeastern Staffing VI, Inc.; and

➢	Keystone Alliance, Inc.
Operations
We operate each branch as a separate profit center and provide managers considerable operational autonomy and financial incentives. Managers focus on business opportunities within their geographical markets and are provided centralized support to achieve success in those markets. We believe that this structure allows us to recruit and retain highly motivated managers who have demonstrated the ability to succeed in a competitive environment. This structure also allows managers and staff to focus on market development while relying on centralized services for support in back-office operations, such as risk management programs and unemployment insurance, credit, collections, accounting, advice on legal and regulatory matters, quality standards and marketing.
Recruiting
We believe that a key component of our success is the ability to recruit and maintain a pool of qualified personnel and regularly place them into desirable and appropriate positions. We use comprehensive methods to identify, assess, select and, when appropriate, measure the skills of our temporary employees and permanent placement candidates to meet the needs of our customers.
Our History
We were formed in Delaware on May 19, 2004 under the name R&R Acquisition I, Inc. The company was formed as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.
On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of the outstanding equity securities of Global Employment Solutions, a Colorado corporation. Also on March 31, 2006, Global Employment Solutions entered into a merger agreement with a wholly-owned subsidiary of ours resulting in Global Employment Solutions being 100% owned by

Global Employment Holdings. The share exchange and merger was treated as a recapitalization of Global Employment Solutions for financial accounting purposes. In connection with the recapitalization of Global Employment Solutions, we issued convertible notes and warrants, mandatorily redeemable convertible preferred stock and warrants, and common stock and warrants in private placements to an aggregate of 19 institutional investors, all of whom were accredited investors. Global Employment Solutions was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
Effective February 25, 2007, we closed an asset purchase agreement with several Career Blazers entities and Cape Success LLC. Under the agreement, we purchased substantially all of the property, assets and business of Career Blazers for an aggregate purchase price of $10,250,000, as adjusted based on the amount of net working capital of the purchased business. The purchase price consists of a cash payment of $9,000,000 at closing and a potential additional payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met. The acquisition of the assets was done through our wholly-owned subsidiary, Friendly Advanced Software Technology.
Industry Overview
We operate in two industry segments: staffing services and PEO services. The staffing and PEO services segments provide a wide array of human capital solutions to business, industrial, and professional enterprises.
Staffing Services Segment Overview
American businesses are moving to a more outsourced model for the employment function, especially in entry-level positions. The core of the staffing services segment is human resource administration, which includes such functions as employee recruiting, interviewing, screening, drug testing, hiring, training, and regulatory compliance. These functions are not typically core competencies in most businesses. Staffing services include on-demand or short-term staffing assignments, long-term or indefinite-term contract staffing, and comprehensive on-site personnel management responsibilities. Other categories of service may include payroll processing, employee benefits and administration, workers’ compensation coverage, risk management, and work place safety programs.
A recent industry analysis updated in early 2007 by the American Staffing Association reported that temporary and contract staffing sales for 2006 totaled $72.3 billion, a 4.1% increase from 2005. Staffing Industry Analysts, Inc. estimated that contingent search and retained search sales in the permanent placement sector grew 18.5% in 2006 to $14.7 billion. Staffing industry sales for the year 2006 totaled $87 billion, up 6.2% from 2005. The ASA website indicated that temporary and contract staffing sales for the first two quarters of 2007 totaled approximately $35.9 billion as compared to $35.5 billion for the first two quarters of 2006.
Staffing Industry Analysts forecast that temporary help sales will increase 5.2% in 2007, and placement and search sales will grow by 13%, with overall revenue increasing by 6.8%, slower than the growth in 2006, but still two to three times better than predictions for 2007 U.S. GDP. The Bureau of Labor Statistics of the U.S. Department of Labor predicts that the employment service industry, which consists primarily of staffing services, will grow at an average annual rate of 3.8% from 2004 to 2014, adding nearly 1.6 million new jobs. Among the 10 major occupational groups tracked by the Bureau of Labor Statistics, employment in the two largest in 2004, professional and related occupations and service occupations, will increase the fastest and add the most jobs through 2014. These two groups alone are expected to account for almost 60% of the total job growth in that period according to a Bureau of Labor Statistics economist.
PEO Segment Overview
PEO services enable customers to cost-effectively outsource the management of human resources, employee benefits, payroll and workers’ compensation functions. Businesses today need help managing increasingly complex and time consuming employee related matters such as health benefits, workers’ compensation claims, payroll, payroll tax compliance, and unemployment insurance claims. They contract with a PEO to assume these responsibilities and provide expertise in human resources management. This allows the PEO customer to concentrate on the operations and revenue-producing side of its operations. A PEO provides integrated services to effectively manage critical human resource responsibilities and employer risks for customers. A PEO delivers these services by establishing and maintaining an employer relationship with the employees at the customer’s worksite and by contractually assuming certain employer rights, responsibilities, and risks. As reported on the website of the National Association of Professional Employer Organizations, also referred to herein as NAPEO, accessed in September  2007, the U.S. Small Business Administration, also referred to herein as the “SBA”, estimates that between 1980 and 2000, the number of U.S. laws and regulations regarding employment policies and practices grew by approximately 60%, and the owner of a small or midsized business now spends up to a quarter of his or her time on employment-related administrative functions. PEO’s assume much of this burdensome responsibility and improve customers’ compliance therewith.
NAPEO reports that customers value PEO services for the following reasons, among others:
•	Relief from the burden of employment administration.

•	A wide range of personnel management solutions through a team of experienced professionals.

•	Improved employment practices, compliance and risk management to reduce potential liabilities.

•	Access to a comprehensive employee benefits package, allowing customers to be competitive in the labor market.

•	Improved profitability resulting from safety engineering, control and management of workers’ compensation losses and costs, and “one-stop shopping” for employee benefits, workers’ compensation insurance, 401(k) plans, payroll services, risk management services and guidance for compliance with most federal and state employment laws.

•	Safety training and education.
The NAPEO website reports that the PEO segment generates approximately $53 billion in revenues annually and has been recognized in the Harvard Business Review as “the fastest growing business service in the United States during the 1990s.” There are an estimated 800 PEOs offering a wide array of employment services and benefits operating in the 50 U.S. states. The growth rate in the PEO segment is high compared to other industries and the average NAPEO member’s gross revenues grew approximately 20% annually in recent years.
Traditionally, PEOs serviced small businesses. For example, the NAPEO website describes the average customer of NAPEO’s member PEOs as a small business with 17 worksite employees. Increasingly, larger businesses also are finding increased value in a PEO arrangement because PEOs offer robust web-based human resources technologies and expertise in human resources management. PEO customers represent many different types of industries and businesses ranging from accounting firms to high tech companies and small manufacturers. Many different types of professionals, including doctors, retailers, mechanics, engineers and plumbers, also benefit from PEO services.
The NAPEO website further states that PEOs also serve to improve the employment conditions of worksite employees. PEOs assist in providing enhanced access to employee benefits for between two to three million working Americans. This number is growing every year because of the savings and benefits that a PEO can provide to small businesses. PEO expertise improves the work environment and increases safety. According to the NAPEO website, the SBA has reported that the opportunity for workers at a small business to have access to a 401(k) retirement savings plan has dropped from 28% to 19%. However, 85% of NAPEO member PEOs sponsors a 401(k) retirement savings plan. The average gross pay of a PEO worksite employee is approximately $31,000 annually.
A long-term relationship is developed between the customer company and the PEO. Due to strong customer satisfaction, the NAPEO website reports that NAPEO member PEOs retain nearly 88% of their customers for a minimum of one year. According to independent research conducted by the Society of Human Resource Management Foundation in May 2002, PEOs allow small to midsized business customers to “reduce costs and free up time to devote to revenue generating activities, and improvements that can be instrumental to gaining a competitive advantage.”
Our Strategy and Competitive Strengths
Support, Strengthen and Expand Branch Office Operations
We believe that increasing the penetration of our existing markets is an effective and cost-efficient means of growth as we are able to capitalize on our reputation and growing brand awareness in the territories in which we operate. We believe that there is substantial opportunity to further penetrate these territories. We intend to increase our penetration in our existing markets by continued growth through the effective use of our internal sales staff, referrals from current clients and marketing efforts within the local business community.
Increase Customer Utilization of our Services
We believe that we will be able to continue to maintain our average level of professional service fees per customer employee and improve customer retention as our customers more fully utilize our current service offerings. We invest substantial time integrating our services into our customer’s organizations to optimize their effectiveness and measure their results .. Our long-term partnership philosophy provides us with the opportunity to expand our PEO and staffing services ..

Enhance Management Information Systems
We continue to invest in developing our information technology infrastructure .. We believe that our platform gives us a competitive advantage by allowing us to provide a high level of flexibility in meeting a variety of demands of our small and medium-sized business customers on a cost-effective basis. Furthermore, we believe that our current technology platform is capable of supporting our planned development of new business units and expected increased market share in the foreseeable future.
Penetrate Other Selected Markets
We intend to open additional branch offices in new geographic markets as opportunities arise. Since the beginning of 2004, we have opened seven new offices in Georgia to expand our presence in select geographic markets. We have developed a well- defined approach to geographic expansion which we will use as a guide for entering new markets.
Pursue Strategic Acquisitions
In order to increase our customer base we plan to expand our presence in existing markets, enter new markets and broaden our service offerings. In addition, we may continue to pursue strategic acquisitions in both the staffing and PEO services.
In February 2007, we acquired the Career Blazers business. Career Blazers , with offices in New York City, New Jersey, Washington, DC and Maryland, provides temporary and permanent staffing and related services to clients in the northeastern region. The acquisition allows us to expand our operations into these markets not previously served by us. Career Blazers has a strong reputation as a quality service provider in its markets and shares our culture of focusing on superior performance and customer satisfaction. Career Blazers has developed and enjoys significant brand loyalty with both employees and its significant client base over its 57 year history. Through a successful integration into our back office and corporate structure, we were able to eliminate significant administrative expenses borne by Career Blazers in the past.
Marketing
We have an internal marketing department to help customize and facilitate the sales process. Benefits already achieved include continuity of message, efficient proposal development, increased morale of sales organization due to high quality marketing materials, and organized marketing plans.
Marketing in the Staffing Services Segment
We use various methods to identify and qualify prospective customers. Qualification criteria include creditworthiness, workplace safety, worker skill-sets required, and employee pay-rates, to name a few. Our sales representatives and marketing department’s approach becomes rather tightly focused on these “qualified” prospective customers. In order to facilitate the penetration and growth of the customer-base there is an ongoing internal recruiting effort to hire experienced market professionals in the relevant geographic area as well as rapidly developing new sales associates.
Marketing in the PEO Services Segment
Our telemarketing department and systems create substantial leads for our sales personnel. We are committed to using employee sales representatives rather than independent brokers. Brokers tend to place their business with the PEO with the lowest pricing and highest broker commissions, thereby limiting the PEO’s profitability. Our employee sales representatives stress non-price factors as well as price in their marketing efforts. We believe that our business benefits from our having a direct relationship with our customers rather than through a broker.
Customers
We currently service small and medium-sized companies as well as divisions of Fortune 500 companies.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice. During 2006, no single customer accounted for more than 4.2% of our revenues. Our 10 highest volume customers in 2006 accounted for an aggregate of 24.9% of our revenue. As of September 30, 2007 one customer accounted for 13.6% of our revenue (2.9% of gross profit) and our ten highest volume customers accounted for an an aggregate of 32.7% of our 2007 revenues.

With 95% of our PEO business in Florida, we are focused on industry segments indigenous to the unique economy of Florida. As a result, 33% of our PEO customers are in construction, 8% in manufacturing, 19% in restaurants, and 40% in hospitality and other services. The average size of our PEO customer base is 17 employees. We do not currently provide services to any state government but have a limited number of local government customers accounting for a small share of our consolidated revenues. Our recent acquisition of the Career Blazers business added revenues in the federal government sector; however they are not significant to consolidated revenues.
Financial Information about Segments
See note O in the notes to consolidated financial statements and note 10 in the notes to unaudited consolidated condensed financial statements.
Financial Information about Geographic Areas
See notes A and O in the notes to consolidated financial statements and note 10 in the notes to unaudited consolidated condensed financial statements.
New Market Segments
We are not currently developing any new segments. However, we review acquisition opportunities on a periodic basis. While growth through acquisition is an element of our overall strategic growth plan, there can be no assurance that any additional acquisitions will be completed in the foreseeable future, or that any future acquisitions will have a positive effect on our financial performance.
Risk Management Programs
We are responsible for all employee-related expenses for our temporary staff and PEO employees, including workers’ compensation, unemployment insurance, social security taxes, state and local taxes and other general payroll expenses. We provide workers’ compensation insurance covering all of our employees through various providers. We maintain guaranteed cost policies for workers’ compensation coverage in the states in which we operate, with minimal loss retention for employees in our commercial division of the staffing services segment. Under these policies we are required to maintain refundable deposits, which are included in prepaid expenses and other current assets in the accompanying consolidated condensed balance sheets, of $1,985,000 and $2,007,000 as of September 30, 2007 and December 31, 2006, respectively. Additionally, we were required to maintain a letter of credit in the amount of $300,000. The letter of credit was released on July 23, 2007.
We had established workers’ compensation collateral deposits to fund claims relating to our large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon were used to pay claims under this program. Amounts funded represented contractually agreed upon rates primarily based upon payroll levels and the related workers’ compensation class codes. As of September 30, 2007, the funds assets had been fully utilized to pay claims. Future claim payments will come from working capital. As of September 30, 2007 and December 31, 2006, the estimated claims under this program were $2,037,000, and are reported within accrued liabilities in the accompanying consolidated condensed balance sheets. Our policy is to use the estimated undiscounted workers’ compensation claims associated with the large deductible insurance program when determining our obligation thereunder. These workers’ compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. These claim estimates are continually reviewed by our risk management department, and annually by an independent actuary, and any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates.
Our nationwide risk management program is managed by our risk management department consisting of risk management and workers’ compensation professionals, as well as claim administrators who monitor the disposition of all claims and oversee all workers’ compensation claim activity. The department utilizes a variety of creative and aggressive workers’ compensation loss prevention and claim management strategies. The risk management program includes safety programs, claim strategy reviews with our insurance carrier and third-party administrator, a return-to-work modified duty program, pre-placement customer safety evaluations and light industrial job approvals, the use of personal protective equipment, and the use of individual local office expense allocation formulas.
Our Technology and Management Information Systems
Our management information systems provide support to both branch office locations and the corporate back-office. Our staffing services segment utilizes the software Staff Suite for its order fulfillment, temporary payroll and billing functionality. Branch staffing offices utilize the application designed to assist in candidate searches, recruiting, customer order management, customer service, sales management and payroll entry and submission. The application also provides for the sharing of information between branch offices and corporate headquarters. Utilizing this system, field offices capture and input customer, employee, billing and payroll information. This information is electronically captured on centralized servers where payroll, billing and financial information is processed. These systems also support branch office operations with daily, weekly, monthly and quarterly reports that provide information ranging from customer activity to office profitability. Our PEO services segment utilizes the software PayPlus for its payroll and billing functionality. We are a part-owner of PayPlus Software, Inc., an Idaho corporation, and the developer of the PayPlus software we use. All payroll and billing processing functions are centralized at our national billing office in Dalton, Georgia for staffing services or in Tampa, Florida for PEO services.
Intellectual Property and Other Proprietary Rights
We regard our service marks and similar intellectual property as important, but not critical, to our success. We rely on a combination of laws and contractual restrictions with our employees, customers and others to establish and protect our proprietary rights.
We have registered seven service marks in the United States: Global Employment Solutions, Global Employment Solutions, accompanied by a design element, Career Blazers (for employment agency services), Career Blazers (for franchising services), a miscellaneous triangular design used in the Career Blazer business, Excell, accompanied by a design element and Excellence at work. Some of our subsidiaries operate under unregistered trade names: Southeastern Companies, Southeastern Companies Inc. and SEpeo. In addition, we have two registered copyrights.
We use or have registered the following uniform resource locators for the Internet: excell-jobs.com, fastgrp.com, gesnetwork with the following address-endings: .com, .net, and .org, globalemploymentholdings with the following address-endings: .biz, .com, .net, .org and .us, globalemploymentsolutions.com, internetrecruiters.com, mlpers.com, southeasternpeo.com, sepeo.com, tps-staffing.com, and whitecoatstaffing.com.
We are a part-owner of PayPlus Software, a developer of software used in the PEO industry. We use customized off-the-shelf PayPlus software in our PEO segment under an off-the-shelf license. We own the source code to the customizations we have made to the PayPlus software and we have sold part of our customizations to another PayPlus software user. The PayPlus software is protected by applicable intellectual property laws, including patent, copyright, and trade secret and trademark laws.
Together with AP Technologies, also known as AcuPrint, Inc., we have developed remote check processing software for use in our PEO segment. We jointly own the software with AcuPrint. Under our agreement, we hold 100 licenses for our use or transfer while AcuPrint is entitled to market and license the product to third parties. We use all our licenses for internal purposes and have no intent of transferring them to third parties.
In our staffing services segment, we use a customized off-the-shelf software package called Staffsuite made by VCG Software, Inc. While we use the software under an off-the-shelf license, we own the source code to the customizations we have made to the software. We have licensed some of our customizations to two other companies and also sold part of the customizations to VCG Software. The Staffsuite software is protected by applicable intellectual property laws, including patent, copyright, trade secret and trademark laws.
We operate two web portals, one each for our staffing services segment and PEO services segment, through our websites at gesnetwork.com and sepeo.com. These web portals allow our customers access to our internal computer systems through interfaces with other software products we use, such as payroll software.
Competition
The staffing industry is highly competitive with few barriers to entry. We believe that the majority of commercial staffing companies are local, full-service or specialized operations with less than five offices. Within local markets, typically no single company has a dominant share of the market. According to the ASA’s website, accessed in October  2007, there are over 6,000 providers of human capital services in the United States who have been in business for more than one year. Competition in the staffing and PEO services segments comes from a variety of sources such as national and multi-national public service providers, large regional service providers, multi-branch local service providers and single branch local service providers. National service providers attempt to align themselves with national corporations to become the exclusive service providers of those corporations as well as compete at the local level through branch networks. Regional and local providers are often formidable competitors due to management tenure and years in a market. We compete directly with national staffing services providers, such as Kelly Services, Inc, Robert Half International, Inc., MPS Group, Labor Ready, Inc., Manpower, Inc., Randstad Group and Spherion Corporation and national PEO service providers, such as Administaff, Inc., Automatic Data Processing, Inc., Gevity HR, Inc., Oasis Outsourcing and Strategic Outsourcing Inc. We also face competition from information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects, such as TeleTech Holdings Inc.

Competition within the industry is based on many factors. We believe that the primary factor within the universe of customers and prospective customers we pursue is reliability of service delivery. As customers and prospective customers commit to outsource more and more of the human resource management functions, their dependence on a “reliable supplier” becomes critical. Price is always an issue, but we believe we are often able to maintain customers at a higher price point by providing superior and reliable services.
Research and Development
We do not conduct research and development activities.
Seasonality
The staffing services segment is subject to seasonality. In light industrial services, customer demand for workers is usually higher between July and November each year. Demand recedes somewhat starting in late December through March. By emphasizing on-site management arrangements, we believe that we have been able to reduce the seasonality of our business.
The PEO services segment suffers far less from seasonal fluctuations with the exception of the first quarter of each year when, traditionally more new business is booked than during other times of the year.
Working Capital Practices
See the discussion contained under the caption “Liquidity and Capital Resources” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus as well as the discussion under the caption “Risk Factors.”
Employees
As of December 7, 2007, we had approximately 19,200 employees, consisting of approximately 3,950 staffing services employees, approximately 14,900 PEO worksite employees and approximately 350 internal managerial, sales and administrative employees. The number of employees at any given time may vary significantly due to business conditions at customer companies. We are the exclusive employer of our managerial, sales, administrative and staffing services employees. Our employment relationship with our PEO worksite employees is considered a “co-employment” relationship. The PEO relationship involves a contractual allocation and sharing of employer responsibilities between our customer and us. We believe that we are an employer of employees provided to our PEO customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. As co-employer with our customer companies, we contractually assume substantial employer rights, responsibilities, and risks through the establishment and maintenance of an employer relationship with the workers assigned to our customers.
More specifically, we establish a contractual relationship with our customers whereby we:
•	Co-employ workers at customer locations, and thereby assume responsibility as an employer for specified purposes of the workers assigned to the client locations.

•	Reserve a right of direction and control of the employees.

•	Share or allocate with customer employers responsibilities in a manner consistent with maintaining the customers’ responsibility for their products or services.

•	Pay wages and employment taxes of the employees out of our own accounts.

•	Report, collect and deposit employment taxes with state and federal authorities.

•	Establish and maintain an employment relationship with our employees that is intended to be long term and not temporary.

•	Retain a right to hire, reassign and fire the employees.
During 2007 and 2006, none of our employees was covered by a collective bargaining agreement. Each of our managerial, sales and administrative employees has entered into a standard form of employment agreement which, among other things, contains covenants not to compete for 12 months following termination of employment and to maintain the confidentiality of certain proprietary information. We believe that our employee relations are good.
Principal Executive Offices and Properties
Our corporate headquarters are located at 10375 Park Meadows Drive, Suite 375, Lone Tree, CO 80124. The telephone number of our corporate headquarters is (303) 216-9500. Our headquarters total approximately 4,300 square feet and the lease expires in April 2010. In addition, we lease space for our branch offices: two in Florida, 22 in Georgia, and one each in Illinois, New York, Maryland, New Jersey, Pennsylvania and the District of Columbia. The majority of the leases are for fixed terms of one to 10 years and contain customary terms and conditions. Management believes that its facilities are adequate for its current needs and does not anticipate any difficulty replacing such facilities or locating additional facilities, if needed.
Regulation
We are subject to regulation by numerous federal, state and local regulatory agencies, including but not limited to the U.S. Department of Labor, which sets employment practice standards for workers, and similar state and local agencies. Compliance with these laws has not had and is not anticipated to have a material effect on our results of operations.
Legal Proceedings
We received a letter on October 25, 2007 from a security holder in our convertible notes and preferred stock alleging that we have breached a covenant in the purchase agreements pursuant to which the security holder purchased the securities, and that the breach is a default under the terms of the convertible notes and the preferred stock. The agreements provide for a fifteen day cure period, during which the security holder agreed to extend the cure period to November 19, 2007.
The alleged breach arises from our February 28, 2007 agreement with the security holders of our convertible notes and preferred stock. In the February agreement the security holders granted the consents needed for us to acquire the Career Blazers business and replace our senior credit facility in exchange for our agreement to conduct a $5 million common stock offering that was required to close by September 30, 2007. The February agreement provided that if we were unable to close such an offering after making a good faith attempt to do so, we must sell $3 million of common stock to three stand-by purchasers or their designees on September 30. We conducted the offering in good faith as required by the February agreement. After receiving a market valuation of the offering, a special committee of our board, which excluded Mr. Gwirtsman and Mr. Brill because they were two of the stand-by purchasers, concluded that the offering was not in the best interests of Global or our stockholders. Accordingly, the stand-by purchasers and their designees purchased $3 million of our common stock, including warrants, as required by the February agreement at $1.50 per share effective September 30, 2007.
The security holder asserts that the right of first offer provision in the purchase agreements signed in connection with our March 31, 2006 recapitalization applies to the stand-by purchase, and that it should have been offered the right to participate pro-rata in the stand-by purchase. Under the terms of the convertible notes and the preferred stock, a holder has the right to require us to redeem its securities at a premium if we breach a covenant in the purchase agreements and do not cure the breach within fifteen days. The security holder has threatened to seek specific performance of the right of first offer or redemption of its notes and preferred stock if we do not make an offer to the convertible note holders and preferred stockholders to participate in the stand-by purchase. We have responded to the security holder that while the right of first refusal did apply to the $5 million offering required by the February agreement (and we complied therewith), it did not apply to the stand-by purchase, which was a specifically negotiated penalty obligation in the event that the $5 million offering was unsuccessful.
We have responded to the security holder that we believe the allegation is without merit, although we cannot assure that a court would agree with us. An adverse decision could require us to redeem some or all of our convertible notes and preferred stock at a premium, which would have a material adverse effect on our financial condition, or to sell up to 2 million shares of common stock to the holders of our convertible notes and preferred stock at $1.50 per share, which could have a dilutive effect on our stockholders. Additionally, should a default under these security agreements be affirmed, it could also trigger a cross default under our senior credit and security agreement which could require us to prepay our revolving line of credit and term note, which would have a material adverse effect on our financial condition.
As of the date of this filing, the security holder has taken no other actions.
From time to time we have been threatened with, or named as a defendant in litigation, administrative claims and lawsuits. We carry insurance to mitigate any potential liabilities associated therewith. The principal risks that we insure against, subject to and upon the terms and conditions of our various insurance policies, are workers’ compensation, general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. As of the date of this prospectus, management believes that the resolution of these matters will not have a material adverse effect on our consolidated financial statements.
DIRECTORS AND EXECUTIVE OFFICERS
Our Directors and Executive Officers
The following table sets forth names, ages and positions of the persons who are our directors and named executive officers as of the date of this prospectus:

Name	Age	Position
Howard Brill	37	President, chief executive officer and director of Global Employment Holdings
Steven List	38	Chief operating officer and director of Global Employment Holdings
Dan Hollenbach	52	Chief financial officer of Global Employment Holdings
Terry Koch	53	President of PEO services
Stephen Pennington	65	President of staffing services
Luci Staller Altman	41	Director of Global Employment Holdings
Richard Goldman	50	Director of Global Employment Holdings
Charles Gwirtsman	53	Director of Global Employment Holdings
Jay Wells	44	Director of Global Employment Holdings
Biographies for the members of our current board of directors and our executive officers who are not members of our board of directors are provided below.
Howard Brill became our president, chief executive officer and a director in March 2006. Mr. Brill is also the president, chief executive officer and a director of Global Employment Solutions, a subsidiary of Global Employment Holdings. Mr. Brill joined Global Employment Solutions as its vice president of operations in March 2000 and was named president and chief executive officer in August 2000. Prior to joining Global Employment Solutions, Mr. Brill held several sales and management positions with Roth Staffing Companies, Inc. and Norrell Corporation, both staffing companies , and MCI, Inc., a telecommunications company. Mr. Brill earned his B.B.A. in management from Hofstra University.

Steven List became a director in March 2006 and our chief operating officer in March 2007. Mr. List served on our audit and compensation committees until his appointment as our chief operating officer. Before that, he served as the president of Celestial Seasonings, president of Hain Celestial Canada and executive vice president of The Hain Celestial Group, Inc., a manufacturer and marketer of natural and organic food and personal care products, until October 2006. Between October 2006 and March 2007, Mr. List was not employed. Mr. List started with The Hain Celestial Group in 1999. From 1996 to 1999, Mr. List served as finance director and director of financial reporting with the Shorewood Packaging Corporation, Inc. Mr. List started his career as an accountant with Deloitte & Touche LLP in Jericho, NY. Mr. List received a B.S. degree in accounting from the State University of New York at Binghamton. Mr. List is a certified public accountant licensed in New York (inactive).
Dan Hollenbach became our chief financial officer in March 2006. He is also the chief financial officer of Global Employment Solutions, a position he has held since October 2005. Mr. Hollenbach joined Global Employment Solutions in August 2004 as its vice president of finance. He has been in the temporary staffing business for 16 years. Between December 2003 and August 2004, Mr. Hollenbach worked for Resources Global Professionals, Inc., a professional consulting services company, where he led a team that developed and tested compliance under the Sarbanes-Oxley Act of a Fortune 500 company. From 1991 to February 2004, with some overlap with his consulting work for Resources Global Professionals, he was the chief financial officer of Imprimis Group, Inc., a regional staffing firm in Texas. Mr. Hollenbach worked at Arthur Young, now Ernst & Young, between 1978 and 1986, leaving as a senior manager, and in the financial services industry between 1986 and 1991. Mr. Hollenbach is a certified public accountant licensed in Texas and he received his B.B.A. in accounting from Texas Tech University.
Terry Koch was appointed to the position of president of our PEO services segment effective January 2, 2007, working through our subsidiary Southeastern Staffing, Inc. Mr. Koch joined Southeastern Staffing in 2001 as its chief financial officer and chief operating officer. In those roles, Mr. Koch was directly responsible for oversight management of all accounting, finance, credit and payroll operations as well as benefit administration and IT functions. Mr. Koch has over 16 years of experience in the PEO industry. Between 1991 and 2001, he held positions with TeamStaff, Inc., a PEO, first as the chief financial and chief operating officer and then, following a sale of TeamStaff, as the vice president of administration. Prior to joining the PEO services industry, Mr. Koch held several management and financial positions in other industries. Mr. Koch was the vice president of finance for Skyway Corporation, Inc., a multi-state general contracting and commercial roofing company, between 1988 and 1991. Before that, he was the controller of Federal Construction Company, Inc., a construction management and general contracting company, which position he started in 1986. Between 1984 and 1986, Mr. Koch was a business manager of Westinghouse Broadcasting and Cable, Inc. Mr. Koch started his career in 1982 as an audit senior with Arthur Young and Company, now Ernst & Young. Mr. Koch received a B.S. degree in business administration from East Tennessee State University and also holds a B.A. degree in accounting from the University of South Florida. Mr. Koch is a certified public accountant licensed in the state of Florida.
Stephen Pennington is the president of our staffing services segment, working through our subsidiary Temporary Placement Services, Inc. In that position, Mr. Pennington is responsible for sales and operations for all staffing services including temporary staffing, consulting and direct-hire. Mr. Pennington started in the human capital solutions business in 1969 working for Michaels & Associates, Inc., a contingency recruitment company that subsequently merged into Temporary Placement Service, Inc. Mr. Pennington started his career as an industrial engineer at Firestone Tire and Rubber Company. Mr. Pennington holds a B.S. degree in industrial engineering from Tennessee Tech University.
In addition, Robert Larkin served as president of our PEO services segment between 2001 and January 2, 2007, working through our subsidiary Southeastern Staffing, Inc. In that position, Mr. Larkin was responsible for Southeastern Staffing’s operating management and growth initiatives. Mr. Larkin was a director of Southeastern Staffing between 2001 and 2006. Mr. Larkin has 15 years of experience in the PEO industry. Prior to joining Southeastern Staffing, he spent 10 years as an officer, stockholder and director of Transport Leasing/Contract Inc., another PEO. Mr. Larkin also served in senior management positions in several light manufacturing and service businesses. Mr. Larkin’s experience also includes eight years as division vice president for Purolator Courier Ltd., an international air carrier logistical company, and 11 years as regional manager with Equifax, a business solutions and credit reporting company. Mr. Larkin is a director of PayPlus Software, Inc., an Idaho corporation and the largest provider of software used in the PEO industry and by us. On January 2, 2007, Robert Larkin retired from his full-time position as president of our PEO services segment. Mr. Larkin will continue to serve Global in a part-time consulting capacity for the foreseeable future.
Luci Staller Altman became a director in March 2006 and has been a member of our compensation committee since then. On November 12, 2007, Ms. Altman was appointed to the audit committee. From January 2004 to March 2007 she served as vice president — law with Adelphia Communications Corporation, a cable television company, and was general counsel of GreenStone Media LLC, a producer and syndicator of female-oriented talk programming from April 2007 to July 2007. Prior to joining Adelphia, Ms. Altman was a partner at Torys LLP between 2002 and 2003 and a partner and associate at Brobeck, Phleger & Harrison LLP between 1995 and 2002. Ms. Altman earned her law degree from Columbia University School of Law and her B.A. degree in English and economics from the University of Pennsylvania.

Richard Goldman became a director and a member of our audit and compensation committees in August 2006. Mr. Goldman is the chief operating officer of Birkman International, Inc., a developer and distributor of personality assessment tests. Mr. Goldman has held this position since January 2006. He was a self-employed business consultant before assuming this role. From 2001 to 2004, Mr. Goldman was the chief executive officer of Centricon HR (formerly known as Talent Tree EmployHR Services), a human resources outsourcing firm. Prior to that, he was the interim chief executive officer of VisaNow.com, Inc., an internet-based immigration services firm. Mr. Goldman practiced law for 15 years, leaving a full partnership at the Dechert law firm in 1995 to hold several senior management positions at Gevity HR, Inc. (formerly known as Staff Leasing, Inc.), a PEO, including co-chief executive officer and president. Mr. Goldman holds a B.A. from Princeton University and a J.D. from Stanford Law School.
Charles Gwirtsman became a director and the chairman of the board of directors in March 2006. He has served as a director of Global Employment Solutions since 1998 and as the chairman of its board of directors since 2001. Mr. Gwirtsman is also the chairman of our compensation committee. Mr. Gwirtsman is a co-founder and managing director of KRG Capital Partners, LLC, a Denver-based private equity firm with $2.0 billion in cumulative invested capital and committed capital. KRG Capital is also a stockholder of Global Employment Holdings. Prior to founding KRG Capital in 1996, he served as a senior vice president with Fiduciary Capital Management Company, co-managing two mezzanine debt funds. Mr. Gwirtsman has also served as a corporate vice president with PaineWebber, Inc., in the private finance group, and as an investment banker at E.F. Hutton & Co. Currently, Mr. Gwirtsman is a director of KRG portfolio companies Marquette Transportation Company Holdings, LLC, Varel International, and Focus Group Holdings, Inc. Mr. Gwirtsman is also a director of Modtech Holdings, Inc. (NASDAQ: MODT). Mr. Gwirtsman earned his B.A. degree in English from Columbia University and his M.B.A. degree in finance from the University of Denver.
Jay Wells became a director in March 2006 and is the chairman of our audit committee. Mr. Wells has been global vice president of tax for Molson Coors Brewing Company since May 2005. Prior to that, Mr. Wells worked approximately 15 years for Deloitte & Touche LLP, part of which time he was an international tax partner in Denver, Colorado. Mr. Wells started his career as a certified public accountant with two different local accounting firms in Pennsylvania. Mr. Wells graduated with a B.S. degree in accounting from Albright College and earned his law degree from Villanova School of Law.
Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. It is expected that our board of directors will elect officers annually following each annual meeting of stockholders.
Certain Significant Employees
None.
Family Relationships
Our directors and executive officers are not related by blood, marriage or adoption.
Board of Directors
Our bylaws provide that the size of our board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of six members, including our chief executive officer and chief operating officer who both devote their full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties.
Committees of the Board of Directors
Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established an audit committee and a compensation committee. The membership and function of the committees are described below.
Audit Committee
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It oversees the audit efforts of our internal auditors and independent auditors and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Luci Staller Altman, Richard Goldman and Jay Wells, each a non-employee member of our board of directors. Mr. Wells is the chairman of the audit committee and he qualifies as an audit committee financial expert as defined under SEC rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the NASDAQ rules. Our audit committee has held four meetings since March 31, 2006. The audit committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.gesnetwork.com under “Investor Relations” and “Corporate Governance.” Steven List served on our audit committee until March 13, 2007 upon his appointment as our chief operating officer. Mr. List took part in the committee’s meetings, discussions and decisions until that point in time.
Compensation Committee
The compensation committee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation committee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee reviews the company’s compensation and benefit philosophy, plans and programs on an as-needed basis. The current members of the compensation committee are Luci Staller Altman, Richard Goldman and Charles Gwirtsman, each a non-employee member of our board of directors. Mr. Gwirtsman is the chairman of the compensation committee. Our compensation committee has held five meetings and taken one action by written consent in lieu of a meeting since March 31, 2006. The compensation committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.gesnetwork.com under “Investor Relations” and “Corporate Governance.” Steven List served on our compensation committee until March 13, 2007 upon his appointment as our chief operating officer. Mr. List took part in all of the committee’s meetings, discussions and decisions until that point in time except for meetings, discussions and decisions involving the terms of his employment as our chief operating officer.
The compensation committee makes all final decision on executive compensation but seeks the advice of our chief executive officer on such matters. Our chief executive officer makes recommendations to the committee about the compensation levels for other executive officers. Furthermore, the committee may delegate limited powers to our chief executive officer in this respect. For example, after having determined the aggregate amount of options to issue in February 2007, the committee delegated to our chief executive officer the power to determine which employees, other than executive officers, would receive such options and in what amount.
The compensation committee may engage consultants in determining or recommending the amount or form of compensation paid to our directors and executive officer. During 2006, we engaged a financial consultant to help us determine the appropriate level of equity grants for our directors by reviewing equity compensation for directors at similarly situated companies.
Compensation Committee Interlocks and Insider Participation
The current members of the compensation committee are Luci Staller Altman, Richard Goldman and Charles Gwirtsman. None of the members is or has been a company officer or employee. None of our executive officers currently serves or has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation committee.
Global Employment Solutions was party to a management consulting agreement with KRG Colorado, LLC, a company controlled by some of our stockholders and of which one of our directors, Charles Gwirtsman, is a managing director. The agreement was terminated upon the closing of our recapitalization on March 31, 2006. Under the agreement, we received management, advisory and corporate structure services from KRG Colorado for an annual fee. KRG Colorado was also eligible for a bonus fee, based on performance thresholds, for each year, and fees related to acquisitions and divestitures. On November 15, 2001, KRG Colorado agreed to waive and forgive amounts accrued as of that date. During 2005 and 2004, we paid KRG Colorado $180,000 and $90,000, respectively, in consulting fees, and such amounts were included in operating expenses in the consolidated statements of operations. KRG Colorado did not charge any amounts during 2003. In addition, we paid KRG Colorado $45,000 in consulting fees during the first quarter of 2006, and issued it 50,000 shares of our common stock, valued at $5.00 per share, upon the consummation of our recapitalization of Global Employment Solutions in consideration for financial advisory services rendered by KRG Colorado during the transaction. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
In 2001, as part of a recapitalization of Global Employment Solutions, some of its management and debt and equity holders formed Global Investment I, LLC for the purpose of purchasing, at a discount, certain senior debt. Global Employment Solutions then issued shares of Series C preferred stock to the limited liability company to retire the senior debt and related accrued interest. KRG Colorado was one of the members of Global Investment I, was one of the senior subordinated note holders, and could at the time influence our management through the management consulting agreement described above and its affiliation with the majority of Global Employment Solutions’ shareholders at that time. Prior to the recapitalization on March 31, 2006, Global Investment I distributed its Global Employment Solutions Series C preferred stock to its members. Additionally, five other senior subordinated note holders owned shares of Global Employment Solutions Series D preferred stock and were members of Global Investment I, LLC, and thus owned a pro-rata share of Global Employment Solutions Series C preferred stock. At the closing of the recapitalization, the Series C and Series D preferred stock of Global Employment Solutions were exchanged for cash and shares of our common stock. The managers of Global Investment I distributed the securities and cash received in the recapitalization to Global Investment I’s members and thereafter liquidated and dissolved Global Investment I.
In 2001, KRG Colorado extended a loan to Global Employment Solutions in the approximate principal amount of $1,500,000 in exchange for a subordinated promissory note. Global Employment Solutions did not make any payments on the loan during 2005 and retired the debt to KRG Colorado on the closing of the recapitalization on March 31, 2006. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy
Our compensation committee seeks to attract, motivate and retain key talent needed to enable us to operate successfully in a competitive environment. Its fundamental policy is to offer our executive officers competitive compensation opportunities based upon their personal performance, our financial performance and each executive officer’s contributions to our performance. One of the compensation committee’s objectives is to make a substantial portion of each executive officer’s compensation contingent upon our performance as well as upon his or her own level of performance.
The compensation committee also recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives to seek to further motivate such individuals or retain their services. Our agreements with executive officers are described under the caption “Employment Contracts Termination of Employment and Change in Control” elsewhere in this prospectus.
The compensation committee periodically reviews the effectiveness and competitiveness of our executive compensation structure with the assistance of independent consultants and by conducting informal salary surveys and seeks input from Mr. Brill, our chief executive officer, on the compensation of the other executive officers.
Compensation Program
The key components of executive compensation are base salary, annual performance incentive compensation and long-term equity-based incentive grants. Generally, as an executive officer’s level of responsibility increases, the compensation committee seeks to have a greater portion of the executive’s total compensation depend upon our performance and stock price appreciation rather than just base salary. Several of the more important factors that the committee considered in establishing the components of each executive officer’s compensation package for 2006 are as follows:
•	Individual performance;
•	The success of the business division within the individual’s area of responsibility;
•	Competitiveness with salary levels of similarly sized companies;
•	Internal compensation comparability standards; and
•	Our ability to pay an appropriate and competitive salary based upon our size and profitability.
     Base Salary
Our executive officers receive base salaries that are determined based on their responsibilities, skills and experience related to their respective positions. The amount and timing of an increase in base compensation depends upon, among other things, the individual’s performance, and the time interval and any added responsibilities since his or her last salary increase.
     Annual Incentive Compensation
Executive officers are eligible for annual performance-based incentive compensation payable in cash and tied to our achievement of performance goals, which typically include components related to profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. During the first quarter of each year, the compensation committee establishes corporate performance targets and corresponding incentive compensation, which typically is calculated as a percentage of the individual’s base salary, with more senior executives eligible for higher percentages. This incentive bonus has consisted of two components: a “target bonus” for the achievement of the objectives that the compensation committee established at the beginning of the year and an additional bonus up to a pre-set level if an executive surpasses the set objectives. The compensation committee may award additional or substitute incentive compensation at its discretion based on individual performance during the applicable year.
     Long-Term Incentive Compensation
The compensation committee periodically approves grants of stock options and stock awards to our executive officers under our 2006 Stock Plan. These grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of common stock at a fixed price per share, typically the market price on the grant date, over a specified period of time of up to 10 years. As a result, stock option grants provide a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set to achieve a potential percentage ownership stake that the compensation committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual’s current position. Stock option grants also take into account the individual’s potential for future responsibility over the option term, the individual’s personal performance in recent periods and the individual’s current holdings of our stock and options.
Executive Compensation for 2006
The compensation we paid to executive officers for 2006 consisted primarily of base salary, bonuses in connection with performance-based incentive compensation plans and long-term incentive compensation consisting of awards of restricted stock (Global Employment Solutions awarded the restricted stock prior to our March 31, 2006 recapitalization). In addition, in 2006 we adopted and our stockholders approved our 2006 Stock Plan under which we may award stock options or stock grants to our employees, directors and consultants as remuneration for services rendered. We did not make any such awards during 2006.
Compensation Deductibility Policy
Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to our chief executive officer or any of our four most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals, and the compensation committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The compensation committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers. Our board of directors and the compensation committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding the compensation committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.
Compensation of Howard Brill, our President and Chief Executive Officer
Howard Brill, our president and chief executive officer, participates in the same programs as our other executives, and receives compensation based on the same factors as our other executives and his employment agreement, including termination benefits. Mr. Brill’s overall compensation reflects his degree of policy and decision-making authority and his level of responsibility with respect to our strategic direction and financial and operational results. Mr. Brill’s compensation is determined based on a study of the compensation of chief executive officers of other companies in the staffing industry, which have financial and corporate characteristics similar to ours. Mr. Brill’s compensation components for 2006 were as follows:
•	Base salary: Mr. Brill received a base salary of $375,000.

•	Annual incentive compensation: Pursuant to Mr. Brill’s incentive compensation arrangement, Mr. Brill received a $187,500 bonus for 2006 based on our earnings before interest, income taxes, depreciation, and amortization. The bonus represented 50% of his base salary.

•	Long-term incentive compensation: Mr. Brill did not receive any long term compensation awards during 2006.

•	Retention bonus compensation: Mr. Brill received a $400,000 retention bonus during 2006 in connection with our March 2006 recapitalization.

Summary Compensation Table
The table below sets forth, for 2006, the compensation earned by our chief executive officer, chief financial officer and the three other most highly compensated executive officers who received annual compensation in excess of $100,000. Some of the information included in this table reflects compensation earned by our chief executive officer, chief financial officer and executive officers for services rendered to Global Employment Solutions before the recapitalization on March 31, 2006 and such amounts do not necessarily reflect the compensation these individuals will earn as our executive officers. There was no non-equity incentive plan compensation or change in pension value or any non-qualifying deferred compensation earnings during 2006. The amounts in the table are in dollars.

Name and				Stock	Option	Other
principal position	Year	Salary	Bonus	awards	awards	compensation		Total
Howard Brill (Chief executive officer)	2006	358,846	187,500	—	—	412,624	(1)(2)	958,970

Dan Hollenbach (Chief financial officer)	2006	170,678	45,000	—	—	30,000	(1)	245,673

Stephen Pennington (President of staffing services)	2006	195,154	50,000	—	—	255,000	(1)	500,154

Robert Larkin (President of PEO services) (3)	2006	205,000	—	—	—	261,500	(1)	466,500

Terry Koch (President of PEO services) (4)	2006	150,000	42,000	—	—	—		192,000

(1)	Includes retention bonuses paid in connection with our March 2006 recapitalization in the following amounts to the following individuals: Howard Brill $400,000, Dan Hollenbach $30,000, Robert Larkin $261,500 and Stephen Pennington $255,000.

(2)	Consists of automobile lease payments or automobile allowance and health insurance premiums, in Mr. Brill’s case, an aggregate of $10,500 in automobile lease payments or automobile allowance and $2,124 of health insurance premiums.

(3)	Effective January 2, 2007, Mr. Larkin retired from his full-time position as president of our PEO services segment. Mr. Larkin will continue to serve Global in a part-time consulting capacity for the foreseeable future.

(4)	Mr. Koch served as the chief financial officer and chief operating officer of Southeastern Staffing, Inc., a subsidiary of our wholly owned subsidiary Global Employment Solutions, until January 1, 2007. Effective January 2, 2007, we appointed him as our president of our PEO services segment to replace Robert Larkin.
Grants of Plan-Based Awards and Our Management Equity Plan
Our stockholders approved our 2006 Stock Plan at a special meeting of stockholders on November 13, 2006. Our compensation committee administers the plan. Under our 2006 Stock Plan, the compensation committee in its sole discretion may award stock options or stock grants to our employees, directors and consultants as remuneration for services rendered. We have reserved a total of 2,100,000 shares of common stock for issuance under the plan, of which 1,750,000 shares may only be granted to employees, officers and consultants and 350,000 shares may only be granted to our non-employee directors. The committee did not make any awards under the 2006 Stock Plan during 2006.
The compensation committee may grant two types of options: (i) options qualifying as “incentive stock options” under the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision, and designated as such by the compensation committee, also referred to herein as ISOs, or (ii) nonstatutory options. ISOs may be granted only to employees. To the extent required by Section 422(d) of the Internal Revenue Code of 1986, as amended, the aggregate fair market value of shares of common stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year may not exceed $100,000. The exercise price per share under each option will be determined by the compensation committee. In addition, the exercise price of ISOs will be determined in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended. In general, the compensation committee will determine the term of options, which may not exceed 10 years. However, ISOs granted to a person considered to own more than 10% of the total combined voting power of Global’s outstanding stock, or the stock of any of Global’s affiliates, will expire five years from the grant date. Unless otherwise specified in an option agreement, options will vest and become exercisable on the following schedule: 1/3 on the first annual anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date. If an option holder is terminated from his or her employment with, or a director or consultant no longer provides services to, Global or its subsidiaries for cause, all options held by that person (whether vested or unvested) shall automatically terminate and be cancelled. If the termination occurs by reason of disability or death, all unvested options shall automatically terminate and be cancelled, and all options that have vested prior to the termination date shall remain exercisable for a period of one year following such date. If termination occurs for any other reason, all unvested options shall automatically terminate and be cancelled, and options that have vested prior to such date shall remain exercisable for a period of 90 days following such date. To the extent any option or award expires unexercised or is canceled, terminated or forfeited in any manner without the issuance of common stock, such shares shall again be available for issuance under the 2006 Stock Plan.
The compensation committee may also grant awards of common stock under the plan. The stock grants may be made with or without a purchase price, which price would be set by the compensation committee. The shares issued pursuant to a stock grant may be subject to vesting and transfer restrictions set by the committee. The compensation committee may also impose other conditions on stock grants. The purchase price, if any, for the shares issued pursuant to a stock grant must be paid in cash.
The purposes of the awards are to: (i) promote the interests of Global and its stockholders by strengthening Global’s ability to attract, motivate and retain employees, officers, consultants and members of the board of directors; (ii) furnish incentives to individuals chosen to receive awards of Global common stock under the plan because they are considered capable of responding by improving operations and increasing profits or otherwise adding value to Global; and (iii) provide a means to encourage stock ownership and proprietary interest in Global to valued employees, members of the board of directors and consultants upon whose judgment, initiative, and efforts the continued financial success and growth of our business largely depend.
Between February 14, 2007 and October 16, 2007, our compensation committee awarded ISOs to certain of our employees and officers and nonstatutory stock options to our non-employee directors under our 2006 Stock Plan. The term of the options is 10 years. The grants made on February 14, 2007 vest and become exercisable on the following schedule: 1/3 upon grant, 1/3 on the first anniversary of the grant date and 1/3 on the second anniversary of the grant date, subject to certain adjustment provisions. All other grants will vest and become exercisable on the following schedule: 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date, subject to certain adjustment provisions.
In order to assist in achieving the objectives of the 2006 Stock Plan, effective August 16, 2007, the compensation committee adjusted the exercise price on all grants issued prior to August 16, 2007 for then currently employed officers and employees as well as serving non-employee directors to $3.00, the closing quoted market price on August 16, 2007. All other provisions of the grants remain unchanged.

A summary of option activity under the 2006 Stock Plan as of September 30, 2007, and changes during the nine months then ended is presented below:

			Weighted Avg.
		Weighted Avg.	Remaining	Weighted Avg.	Aggregate
		Exercise	Contractual	Grant Date	Intrinsic
	Stock Options	Price	Life in Years	Fair Value	Value
As of 12/31/2006
Outstanding	—	—	—	—	—
Vested	—	—	—	—	—
Nonvested	—	—	—	—	—

Period activity
Issued	1,527,361	$3.00	—	$1.59	—
Exercised	—	—	—	—	—
Forfeited	57,821	$3.00	—	$1.52	—
Expired	—	—	—	—	—

As of 9/30/2007
Outstanding	1,469,540	$3.00	9.56	$1.59	$—
Vested	273,329	$3.00	9.38	$1.52	$—
Nonvested	1,196,211	$3.00	9.60	$1.60	$—

Range of
Exercise Prices
$3.00
The compensation committee made the following awards to our senior management:

	Grant Date
	Feb. 14, 2007	Mar. 14,	Aug. 16,	Total
		2007	2007

Howard Brill	262,500	—	149,000	411,500
Steve List (1)	12,323	100,000	68,100	180,423
Dan Hollenbach	72,916	—	41,400	114,316
Terry Koch	54,028	—	39,900	93,928
Stephen Pennington	72,011	—	4,700	76,711

(1)	We initially awarded Mr. List 34,125 options on February 14, 2007, of which 11,375 vested upon grant. Upon his becoming our chief operating officer on March 14, 2007, our compensation committee awarded Mr. List an aggregate of 100,000 stock options as further disclosed herein under the caption “Executive Compensation — Grants of Plan-Based Awards and Our Management Equity Plan”. In connection therewith, we agreed to accelerate the vesting of 948 options granted on February 14, 2007, the pro rata share of the 34,125 aggregate amount of the options that would have vested between February 14, 2007 and March 13, 2007. Mr. List retained the 11,375 stock options that vested upon grant and agreed to forfeit the remaining 21,802 options he received as a director on February 14, 2007.

Director Compensation
The table below sets forth the compensation paid to our non-employee directors during 2006.

					Change in
					pension value
					and
					nonqualified
				Non-equity	deferred
		Stock	Option	incentive plan	compensation	All other
Name	Fee earned	awards	awards	compensation	earnings	compensation	Total
			(amounts in dollars)

Luci Staller Altman	$15,000	—	—	—	—	—	$15,000
Richard Goldman	$10,000	—	—	—	—	—	$10,000
Charles Gwirtsman	$11,250	—	—	—	—	—	$11,250
Steven List	$20,000	—	—	—	—	—	$20,000
Jay Wells	$20,000	—	—	—	—	—	$20,000
We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. Non-employee directors receive an annual retainer of $10,000 plus $5,000 annually for each committee on which a non-employee director serves. The chairperson of the audit committee receives an additional annual fee of $5,000 in consideration for acting in that position. The annual fees are paid in equal quarterly installments. Prior to the closing of our recapitalization in March 2006 we did not pay any compensation to our directors. During 2006 and with noted exceptions, we paid our directors as if they had provided a full year’s worth of services even though they did not become directors until the second quarter of 2006. The amounts set forth above for Mr. Goldman reflect payment for services during the portion of 2006 that he served. Mr. Gwirtsman was not paid for the first quarter of 2006 and waived his fee related to his role as chairman of the board. In addition, our directors are eligible to receive stock option grants and stock grants under our 2006 Stock Plan as remuneration for their service on our board of directors. We have engaged a financial consultant to help us determine the appropriate level of equity grants for our directors by reviewing equity compensation for directors at similarly situated companies.
The compensation committee made awards based on the individual director’s responsibilities in his or her role on our board of directors as follows:

	Grant Date
	Feb. 14, 2007	Aug. 16, 2007	Total

Luci Staller Altman	24,500	12,000	36,500
Richard Goldman	34,125	17,000	51,125
Charles Gwirtsman	45,500	23,000	68,500
Jay Wells	36,750	18,000	54,750
Employment Contracts and Termination of Employment and Change in Control
We have entered into employment agreements with some of our executive officers as described below.
Howard Brill — President and chief executive officer
Mr. Brill’s employment agreement provides for an annual base salary of $425,000 and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets and performance criteria for Mr. Brill established by our compensation committee. Our compensation committee reviews and may increase Mr. Brill’s base salary and bonus, but not lower them. Mr. Brill is also entitled to a monthly car allowance of $1,500.
Mr. Brill’s employment agreement was effective as of March 31, 2006 and continuing until March 31, 2010 or his death, disability, dismissal (for or without cause), or resignation. The agreement may be extended for an additional 12 month period.

The agreement provides that if Mr. Brill is terminated without cause or if Mr. Brill terminates the agreement for good reason, including a sale of the company that results in the termination of Mr. Brill’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to a severance payment, payable within five days of termination, in the amount of two times Mr. Brill’s annual base salary, plus an amount equal to the bonus paid for the previous year. Mr. Brill will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Brill’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’. outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’. assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. Assuming that a triggering event occurred on December 31, 2006, we would pay Mr. Brill, within five days thereof, an aggregate of $937,500, consisting of $750,000 in base salary (based on his base salary as of that date) and $187,500 in bonuses. In addition, Mr. Brill would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $14,800 and $22,200, respectively.
Mr. Brill’s employment agreement, as well as a noncompetition agreement entered into in connection with our March 31, 2006 recapitalization, contain customary non-disclosure, non-solicitation and noncompetition provisions.
Steven List — Chief operating officer
Mr. List’s employment agreement provides for an annual base salary of $325,000 and an annual bonus of up to 50% of his annual salary tied to his meeting certain performance criteria established by our compensation committee and, commencing with 2008, also tied to Global Employment Solutions’ meeting certain EBITDA targets established by our compensation committee. Our compensation committee reviews and may increase Mr. List’s base salary and bonus, but not lower them.
Mr. List’s employment agreement was effective as of March 14, 2007 and continuing until March 14, 2010 or his death, disability, dismissal (for or without cause), or resignation. The agreement may be extended for an additional 12 month period.
The employment agreement provides that if Mr. List’s employment is terminated without cause he will be entitled to severance payments equal to one year of his base salary payable in accordance with our regular payroll practice, health insurance benefits under our health insurance plan for up to one year and an amount equal to his prior year’s earned bonus. In such event, if Mr. List’s employment is terminated within the first two years, the severance payments and health insurance benefits shall be calculated based on 50% of the time worked. If Mr. List’s employment is terminated as a result of a sale of Global Employment Solutions or if he terminates his employment as a result of a material adverse change in his duties and responsibilities following a sale of the company, he will be entitled to severance payments equal to 18 months of his base salary payable in accordance with our regular payroll practice, health insurance benefits under our health insurance plan for 18 months and an amount equal to his prior year’s earned bonus. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. In the event that Mr. List resigns within 30 days of being asked to report to someone other than Mr. Brill, he will be entitled to severance payments equal to one year of base salary, payable in accordance with our regular payroll practice. In the event that Mr. List resigns within 30 days of being required to relocate more than 50 miles from our current headquarters, he will be entitled to severance payments equal to one year of his base salary, payable in accordance with our regular payroll practice. Payment of any severance amounts is conditioned on Mr. List signing our standard form release agreement.
Mr. List’s employment agreement, as well as a noncompetition agreement entered into in connection with his becoming our chief operating officer, contain customary non-disclosure, non-solicitation and non-competition provisions.
Dan Hollenbach — Chief financial officer and principal accounting officer
Mr. Hollenbach’s employment agreement provides for an annual base salary of $200,000 and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets and performance criteria for Mr. Hollenbach established by our compensation committee. Our compensation committee reviews and may increase Mr. Hollenbach’s base salary and bonus periodically. In June 2007 we began making automobile lease payments and certain other auto expenses of approximately $1,000 per month.

Mr. Hollenbach’s employment agreement provides that if Mr. Hollenbach is terminated without cause, including a sale of the company that results in the termination of Mr. Hollenbach’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to one year of base salary, payable in accordance with Global Employment Solutions’ regular payroll practice, and an amount equal to the bonus paid for the previous year, payable within five days of termination. Mr. Hollenbach will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Hollenbach’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. Assuming that a triggering event occurred on December 31, 2006, we would pay Mr. Hollenbach $45,000 in bonuses, within five days, and $175,000 in base salary (based on his base salary as of that date), in accordance with our regular payroll practices. In addition, Mr. Hollenbach would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $14,800 and $22,200, respectively.
Mr. Hollenbach’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Terry Koch — President of PEO services
Mr. Koch’s employment agreement provides for an annual base salary of $180,000 and an annual bonus tied to his meeting certain performance criteria established by our compensation committee. Our compensation committee reviews and may increase Mr. Koch’s base salary and bonus periodically.
Mr. Koch’s employment agreement provides that if Mr. Koch is terminated without cause, including a sale of the company that results in the termination of Mr. Koch’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to one year of base salary, payable in accordance with Global Employment Solutions’ regular payroll practice. Mr. Koch will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Koch’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Holdings and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. Assuming that a triggering event occurred on December 31, 2006, we would pay Mr. Koch $180,000 in base salary, in accordance with our regular payroll practices. In addition, Mr. Koch would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $7,400 and $11,100, respectively.
Mr. Koch’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Robert Larkin — Former president of PEO services
On January 2, 2007, Mr. Larkin retired from his full-time position as president of our PEO services segment. He will continue to serve Global in a part-time consulting capacity for the foreseeable future.
Before his retirement, Mr. Larkin’s employment agreement provided for an annual base salary of $205,000 and an annual bonus tied to Southeastern Staffing Inc.’s meeting certain EBITDA targets.
Mr. Larkin’s employment agreement provided that if Mr. Larkin was terminated without cause or if Mr. Larkin terminated the agreement for good reason, including a sale of the company that results in the termination of Mr. Larkin’s employment or a material adverse change in his duties and responsibilities, he would have been entitled, after execution of our standard form release agreement, to severance payments in the amount of Mr. Larkin’s annual base salary. He did not receive any severance payment upon retirement.
Mr. Larkin’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contained customary non-disclosure, non-solicitation and non-competition provisions.

Mr. Larkin is no longer entitled to any severance payment.
Stephen Pennington — President of staffing services
Mr. Pennington’s employment agreement provides for an annual base salary of $203,000, and an annual bonus tied to Temporary Placement Service’s meeting certain EBITDA targets and performance criteria for Mr. Pennington established by our compensation committee. Our compensation committee reviews and may increase Mr. Pennington’s base salary and bonus periodically.
Mr. Pennington’s employment agreement provides that if Mr. Pennington is terminated without cause, including a sale of the company that results in the termination of Mr. Pennington’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to one year of base salary, payable in accordance with Global Employment Holdings’ regular payroll practice, and an amount equal to the bonus paid for the previous year, payable within five days of termination. Mr. Pennington will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Pennington’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Holdings’ outstanding voting securities, a sale of substantially all of our or Global Employment Holdings’ assets, or the merger of the company or Global Employment Holdings into another entity by which the company or Global Employment Holdings is not the surviving entity. However, any transaction with Global Employment Holdings and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. Assuming that a triggering event occurred on December 31, 2006, we would pay Mr. Pennington $50,000 in bonuses, within five days, and $200,000 in base salary (based on his base salary as of that date), in accordance with our regular payroll practices. In addition, Mr. Pennington would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $10,500 and $15,700, respectively.
Mr. Pennington’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Severance benefits and terms of our standard form release agreement
Several of our executive officers are entitled to severance benefits pursuant to their employment agreements with us. Pursuant to such agreements, generally, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the agreements) or long-term disability and upon our acceptance of an executed separation agreement and general release, the officer is entitled to the following severance benefits:

Name	Benefit
Howard Brill	Two years’ base salary and bonus equal to the amount paid for the previous year
Dan Hollenbach	One year base salary and bonus equal to the amount paid for the previous year
Terry Koch	One year base salary
Steven List	One year base salary* and bonus equal to the amount paid for the previous year
Stephen Pennington	One year base salary and bonus equal to the amount paid for the previous year

*	Eighteen months upon the sale of the company.
Execution of our standard form of separation agreement and general release is a condition to a former employee’s receiving severance benefits. The form agreement contains, among other things, standard non-disparagement and confidentiality obligations, a no-admission clause and a release of Global and its affiliates from claims. The terms of the form agreements may be waived in writing by the parties thereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth as of December 19, 2007 the beneficial ownership of our common stock by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our voting stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.
Except as indicated in the footnotes to the table below, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of December 19, 2007, we had 8,030,122 issued and 8,023,752 outstanding shares of common stock. Unless otherwise indicated, the address of each individual named below is Global’s address, 10375 Park Meadows Drive, Suite 375, Lone Tree, Colorado 80124.

	Securities beneficially owned
	Shares of	Percentage of
	common stock	common
	beneficially	stock
Name of beneficial owner	owned	outstanding
Principal security holders:
Howard Brill (1)	1,420,720	16.3%
Stephen Pennington (2)	475,219	5.9%

Directors and executive officers:
Howard Brill (1)	1,420,720	16.3%
Stephen Pennington (2)	475,219	5.9%
Dan Hollenbach (3)	133,063	1.6%
Terry Koch (4)	193,744	2.4%
Robert Larkin (5)	219,454	2.7%
Steven List (6)	255,733	3.2%
Luci Staller Altman (7)	22,668	*
Richard Goldman (8)	52,543	*
Charles Gwirtsman (9)	1,662,866	18.9%
Jay Wells (10)	15,251	*

All directors and executive officers as a group (10 persons)	4,451,261	45.4%

*	Denotes less than 1%.

(1)	Includes 712,385 shares of common stock, 261,364 shares of common stock issuable upon conversion of a convertible note, 359,471 shares of common stock issuable upon exercise of warrants and 87,500 shares of common stock issuable upon exercise of options vested on February 14, 2007.

(2)	Includes 381,672 shares of common stock, 2,614 shares of common stock issuable upon conversion of a convertible note, 66,929 shares of common stock issuable upon exercise of warrants, and 24,004 shares of common stock issuable upon exercise of options vested on February 14, 2007.

(3)	Includes 88,097 shares of common stock, 20,660 shares of common stock issuable upon exercise of warrants, and 24,306 shares of common stock issuable upon exercise of options vested on February 14, 2007.

(4)	Upon Mr. Larkin’s retirement, we appointed Mr. Koch as president of our PEO services segment on January 2, 2007. Includes 164,616 shares of common stock, 11,119 shares of common stock issuable upon exercise of warrants, and 18,009 shares of common stock issuable upon exercise of options vested on February 14, 2007.

(5)	On January 2, 2007, Mr. Larkin retired from his full-time position as president of our PEO, services segment. Mr. Larkin will continue to serve Global in a part-time consulting capacity for the foreseeable future.

(6)	Includes 170,000 shares of common, 73,410 shares of common stock issuable upon exercise of warrants, 11,375 shares of common stock issuable upon exercise of options vested on February 14, 2007, and 948 shares of common stock issuable upon exercise of options vested on March 13, 2007.

(7)	Includes 13,182 shares of common stock issuable upon conversion of a convertible note, 1,319 shares of common stock issuable upon exercise of a warrant, and 8,167 shares of common stock issuable upon exercise of options vested on February 14, 2007.

(8)	Includes 13,333 shares of common stock, 13,182 shares of common stock issuable upon conversion of a convertible note, 14,653 shares of common stock issuable upon exercise of warrants, and 11,375 shares of common stock issuable upon exercise of options vested on February 14, 2007.

(9)	Includes (i) 5,005 shares of common stock directly owned by Mr. Gwirtsman, (ii) 3,754 shares owned by his spouse, (iii) 1,001 shares held by his spouse as custodian for his children, (iv) 104,446 shares owned by KRG Capital Management, L.P., of which Mr. Gwirtsman is a managing director, (v) 58,023 shares owned by KRG Colorado, LLC, of which Mr. Gwirtsman is a managing director, (vi) 29,385 shares owned by Capital Resources Growth, Inc., of which Mr. Gwirtsman is the president and sole shareholder, (vii) 708,667 shares owned by Gwirtsman Family Partners, LLC, of which Mr. Gwirtsman is the manager and a member, (viii) 26,137 shares of common stock issuable upon conversion of a convertible note and 711,281 shares of common stock issuable upon exercise of a warrant owned by Gwirtsman Family Partners, LLC and (ix) 15,167 shares of common stock issuable upon exercise of options vested on February 14, 2007. For the securities owned by KRG Capital Management and KRG Colorado, Mr. Gwirtsman shares voting and investment power with the other managing directors thereof.

(10)	Includes 2,728 shares of common stock issuable upon conversion of a convertible note, 273 shares of common stock issuable upon exercise of a warrant, and 12,250 shares of common stock issuable upon exercise of options vested on February 14, 2007.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS, AND DIRECTOR INDEPENDENCE
Certain Relationships and Related Transactions
Global Employment Solutions was party to a management consulting agreement with KRG Colorado, LLC, a company controlled by some of our stockholders and of which one of our directors, Charles Gwirtsman, is a managing director. The agreement was terminated upon the closing of our recapitalization on March 31, 2006. Under the agreement, we received management, advisory and corporate structure services from KRG Colorado for an annual fee. KRG Colorado was also eligible for a bonus fee, based on performance thresholds, for each year, and fees related to acquisitions and divestitures. On November 15, 2001, KRG Colorado agreed to waive and forgive amounts accrued as of that date. During 2005 and 2004, we paid KRG Colorado $180,000 and $90,000, respectively, in consulting fees, and such amounts were included in operating expenses in the consolidated statements of operations. No amounts were charged by KRG Colorado during 2003. In addition, we paid KRG Colorado $45,000 in consulting fees during the first quarter of 2006, and issued it 50,000 shares of our common stock, valued at $5.00 per share, upon the consummation of our recapitalization of Global Employment Solutions in consideration for financial advisory services rendered by KRG Colorado during the transaction. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
In 2001, as part of a recapitalization of Global Employment Solutions, some of its management and debt and equity holders formed Global Investment I, LLC for the purpose of purchasing, at a discount, certain senior debt. Global Employment Solutions then issued shares of Series C preferred stock to the limited liability company to retire the senior debt and related accrued interest. KRG Colorado was one of the members of Global Investment I, was one of the senior subordinated note holders, and could at the time influence our management through the management consulting agreement described above and its affiliation with the majority of Global Employment Solutions’ shareholders at that time. Prior to the recapitalization on March 31, 2006, Global Investment I distributed its Global Employment Solutions Series C preferred stock to its members. Additionally, five other senior subordinated note holders owned shares of Global Employment Solutions Series D preferred stock and were members of Global Investment I, LLC, and thus owned a pro-rata share of Global Employment Solutions Series C preferred stock. At the closing of the recapitalization, the Series C and Series D preferred stock of Global Employment Solutions were exchanged for shares of our common stock. The managers of Global Investment I distributed the securities and cash received in the recapitalization to Global Investment I’s members and thereafter liquidated and dissolved Global Investment I.
In 2001, KRG Colorado extended a loan to Global Employment Solutions in the approximate principal amount of $1,500,000 in exchange for a subordinated promissory note. Global Employment Solutions did not make any payments on the loan during 2005 and retired the debt to KRG Colorado on the closing of the recapitalization on March 31, 2006. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
On September 28, 2006 and effective September 29, 2006 we entered into a convertible note and warrant sale agreement with Amatis Limited and a number of purchasers named therein. Pursuant to the agreement, Amatis Limited sold an aggregate of $18,170,000 principal amount of our senior secured convertible notes and warrants to purchase our common stock for an aggregate sale price of $15,807,900, representing 87% of the principal amount. Amatis Limited had acquired the notes and warrants upon issuance in connection with our March 31, 2006 recapitalization. Among the purchasers, our directors and executive officers purchased $2,303,000 principal amount of the notes together with warrants to purchase 36,848 shares of our common stock. Our directors and officers purchased the notes and warrants on the same terms as non-related purchasers. The notes bear interest at 8% (increased to 9.5% during a specified period, as further described below), payable in arrears on the first day of each January, April, July and October. We did not pay any principal on any of our notes during 2006 or during the period ended September 30, 2007.
The table below sets forth the names of our directors and executive officers who purchased notes and warrants, each person’s relationship to us, the principal amount of notes each purchased, and the amount of interest earned and paid to each such person during 2006 and during the period ended September 30, 2007:

				Interest	Interest	Interest	Interest
				earned	paid	earned	paid
Name	Relationship	Principal amount		Year 2006		for the nine months ended September 30, 2007
Howard Brill	President, chief executive officer and director	$1,150,000		$46,000	$23,000	$77,625	$99,188
Dan Hollenbach	Chief financial officer	$29,000	(3)	$1,160	$580	$1,958	$2,501
Terry Koch	President of PEO services	$34,500	(3)	$1,380	$690	$2,329	$2,976
Steven List	Chief operating officer	$150,000	(3)	$6,000	$3,000	$10,125	$12,938
Stephen Pennington	President of staffing services	$11,500		$460	$230	$776	$992
Luci Staller Altman	Director	$58,000		$2,320	$1,160	$3,915	$5,003
Richard Goldman	Director	$58,000		$2,320	$1,160	$3,915	$5,003
Charles Gwirtsman	Director	$115,000	(1)	$4,600	$2,300 (2)	$7,763	$9,919 (2)
Jay Wells	Director	$12,000		$480	$240	$810	$1,035

(1)	Purchased by Gwirtsman Family Partners of which Mr. Gwirtsman is the manager and a member.

(2)	Paid to Gwirtsman Family Partners of which Mr. Gwirtsman is the manager and a member.

(3)	Senior subordinated secured convertible notes were delivered in exchange for shares of common stock in conjunction with the subscription agreement discussed below.
On October 3, 2007, we entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock, for an aggregate purchase price of $3 million to members of our management and board of directors and affiliates of Rodman & Renshaw, LLC, our market maker on the OTC Bulletin Board and placement agent in our March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The shares purchased by our named officers and directors are included in the “Security Ownership of Certain Beneficial Owners and Management”.
We entered into the Subscription Agreement and issued and sold the common stock and warrants pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, we were obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from certain stand-by purchasers, or their designees, to purchase an aggregate of $3 million of common stock on September 30, 2007. We conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, management and our board of directors concluded that the offering was not in the best interest of our company or our security holders. Accordingly, the stand-by purchasers completed the stock purchase as described herein.
Additionally, under the terms of the February agreement, the purchase price for the shares of common stock should equal the volume weighted average price per share of our common stock on the OTC Bulletin Board as reported by Bloomberg for the ten consecutive trading day period ending on September 29, 2007. Because there were no reported trades during the ten-day period, our board of directors set the purchase price at $1.50 per share of common stock, which is the price per share of the last trade in our common stock reported on September 13, 2007. The stand-by purchasers paid the purchase price for the common stock and warrants in cash, by delivering to us our senior secured convertible notes held by the stand-by purchaser in principal amounts equal to the purchase price, or a combination thereof, at the election of each stand-by purchaser. We did not issue any warrants with respect to common stock purchased by delivering senior secured convertible notes.
The sale of the common stock and warrants was not registered, and we issued and sold them in reliance on the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended.
The exercise price of the warrants equals 120% of the purchase price for each share of common stock and the warrants expire on September 30, 2014. The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price.
In connection with entering into the February agreement, we agreed to temporarily increase from 8.0% to 9.5% the interest rate and premium paid on our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock, respectively, beginning on February 28, 2007 and ending on the date on which we had made the requisite $5 million minimum offering of common stock or the stand-by-purchasers satisfied their commitment to purchase an aggregate of $3 million of common stock in lieu thereof. Accordingly, the interest rate on our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock reverted to 8.0% from 9.5% beginning on October 1, 2007.
The issuance of the common stock and warrants effective September 30, 2007 as described above caused automatic adjustments to the conversion and exercise prices of our currently outstanding senior secured convertible notes, Series A mandatorily redeemable convertible preferred stock, and warrants to purchase common stock. The adjustments were made automatically and in such manner as provided for by the terms of the respective securities.
Review, Approval or Ratification of Transactions With Related Persons

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with our business interest. This policy is included in our code of conduct. Each director and executive officer is instructed to always inform the chairman of our board of directors and corporate secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. Our board of directors reviews all relevant information, including the amount of all business transactions involving us and any entity with which a director or executive officer is associated, and takes necessary action.
Indebtedness of Management
None.
Director Independence
Our board of director follows the standards of independence established under the NASDAQ rules in determining if directors are independent and has determined that each of the following directors is an “independent director” under those rules: Luci Staller Altman, Richard Goldman, Charles Gwirtsman, and Jay Wells. In this prospectus, the directors who have been affirmatively determined by the board of directors to be “independent directors” under the NASDAQ rules are referred to individually as an “independent director” and collectively as the “independent directors.” Our board of directors also has determined that each member of the two committees of the board of directors meets the independence requirements applicable to those committees prescribed by the NASDAQ rules and the SEC.
No independent director receives, or has received, any fees or compensation from the company other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent.
On March 14, 2007, we appointed Steven List as our chief operating officer. He remains a member of our board of directors. During 2006 and until his appointment as chief operating officer, Mr. List served on our audit and compensation committees. He resigned those positions on March 13, 2007. Up until his becoming an executive officer, our board of directors had determined that Mr. List was independent under the NASDAQ rules, including the independence requirements applicable to the committees on which he served.
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is derived from our certificate of incorporation and bylaws as well as relevant provisions of applicable law.
Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 19, 2007, there were 8,023,752 shares of common stock outstanding held by approximately 190 holders of record, and 12,750 shares of Series A mandatorily redeemable convertible preferred stock held by 18 holders of record.
Description of Common Stock
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock shall be entitled to receive, when and as declared by the board of directors, out of our assets legally available therefor,such dividends as may be declared from time to time by our board of directors. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding up, our common stockholders will be entitled to receive pro rata all assets available for distribution to such holders based on the number of shares of common stock held by each.
Description of Preferred Stock
We issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock on March 31, 2006 at a purchase price of $1,000 per share. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the face amount plus a premium calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment as described below) from issuance to maturity. Upon liquidation, our preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum (subject to temporary adjustment as described below) of the face amount, and will thereafter share ratably with our common stockholders in the distribution of our remaining assets. On February 28, 2007 we amended our certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium rate paid on our preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which we had issued at least $5 million of common stock for cash (or, if such common stock has not been issued by September 30, 2007, the date on which certain stand-by-purchasers purchased an aggregate of $3 million of our newly issued common stock). As described elsewhere in this prospectus, the stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on our Series A mandatorily redeemable convertible preferred stock reverted to 8% from 9.5% beginning on October 1, 2007.
The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into an amount of shares of our common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (subject to temporary adjustment as described above) from issuance to maturity, by a conversion price, subject to adjustment upon certain events. The original conversion price upon issuance on March 31, 2006 was $5.75 per share. The issuance of the common stock and warrants effective September 30, 2007, as described elsewhere in this prospectus, caused an automatic adjustment in the conversion price of our Series A mandatorily redeemable convertible preferred stock to $4.07 per share. The adjustment was made automatically and in such a manner as provided for by the terms of the Series A mandatorily redeemable convertible preferred stock. A stockholder may not convert our Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require us to redeem its Series A mandatorily redeemable convertible preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A mandatorily redeemable convertible preferred stock) at a declining premium, currently at 15%, or upon other specified events at a premium equal to the present value of the interest that would have accrued from the redemption data through the maturity date. The terms of our senior credit facility prohibit the redemption of our preferred stock.
The Series A mandatorily redeemable convertible preferred stock has no voting rights except as otherwise provided by the Delaware General Corporation Law.
Description of Warrants to Purchase Common Stock
On March 31, 2006, we issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. We also issued warrants to purchase our common stock to our placement agent in the recapitalization. Effective September 30, 2007, we issued warrants to certain stand-by purchasers as described elsewhere in this prospectus.
The following table sets forth the exercise price and expiration date of all warrants outstanding at October 1, 2007.

Number of shares underlying warrants		Exercise price	Expiration date
551,287	*	$4.40	March 31, 2011
3,564,626		$4.23	March 31, 2013
558,758		$4.40	March 31, 2013
1,838,339	**	$1.80	September 30, 2014

(* — includes 52,350 held by affiliates)

(**— includes 1,405,004 held by affilitates)
The issuance of the common stock and warrants effective September 30, 2007, as described elsewhere in this prospectus, caused an automatic adjustment in the exercise prices of our then outstanding warrants to purchase common stock. The exercise prices as adjusted are reflected in the table above. The adjustments were made automatically and in such manner as provided for by the terms of the warrants.
The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price.

Holders of warrants issued in conjunction with the March 31, 2006 recapitalization may not exercise a warrant to purchase our common stock to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
Description of Convertible Notes
On March 31, 2006, we issued $30.0 million aggregate principal amount of senior secured convertible notes. On September 29, 2006, we repurchased $5,744,000 principal amount of the notes (then convertible into 919,040 shares of common stock), along with warrants to then purchase 91,904 shares of our common stock, from one of the original purchasers. The notes mature on March 31, 2011 and bear interest at an annual rate of 8%. On February 28, 2007 we agreed to temporarily increase the interest rate paid on the notes from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which we have issued at least $5 million of common stock for cash (or, if such common stock has not been issued by September 30, 2007, the date on which certain stand-by-purchasers purchased an aggregate of $3 million of our newly issued common stock). As described elsewhere in this prospectus, the Stand-By Purchasers completed the stock purchase effective September 30, 2007 and the interest rate on our senior secured convertible notes reverted to 8.0% from 9.5% beginning on October 1, 2007. We accepted $242,500 principal amount of our senior subordinated secured convertible notes as part of the $3 million aggregate purchase price.
The notes are convertible at a holder’s option at any time prior to maturity into shares of our common stock at a conversion price subject to adjustment upon certain events. The original conversion price upon issuance on March 31, 2006 was $6.25 per share. The issuance of the common stock and warrants effective September 30, 2007, as described elsewhere in this prospectus, caused an automatic adjustment in the conversion price of our senior secured convertible notes to $4.40 per share. The adjustment was made automatically and in such manner as provided for by the terms of the notes. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of the common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at our option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. A note holder may not convert our convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require us to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a premium (currently 15%) over the principal amount of notes being redeemed. We may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If we so redeem the notes, we must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of our senior credit facility prohibit the redemption of the notes.
SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders consist of the shares of common stock issued by R&R Acquisition I in private placements to Arnold P. Kling, Kirk M. Warshaw and R&R Investments I during 2005, shares of common stock issued by Global Employment Holdings to institutional investors in private placements pursuant to the Common Stock Securities Purchase Agreement, dated as of March 31, 2006, shares of common stock issuable upon conversion of convertible notes and Series A mandatorily redeemable convertible preferred stock issued pursuant to the Notes Securities Purchase Agreement, dated as of March 31, 2006, and the Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, and shares of common stock issuable upon exercise of warrants issued under the three different Securities Purchase Agreements. For additional information regarding the issuance of those convertible notes, convertible preferred stock and warrants, see Item 15 of this post effective amendment no. 2 to our registration statement on Form S-1. We are registering the shares of common stock pursuant to registration rights agreements we entered into in connection with the recapitalization of Global Employment Solutions in order to permit the selling stockholders to offer the shares for resale from time to time.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock owned by each of the selling stockholders. Except for the original stockholders of R&R Acquisition I and their transferees, the term selling stockholders includes the selling stockholders and their transferees, pledgees, donees, or their successors. We will file a prospectus supplement to name successors to any named selling stockholders who are able to use this prospectus to resell the securities. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes, the Series A mandatorily redeemable convertible preferred stock and warrants, as of December 19, 2007, assuming conversion of all convertible notes and shares of Series A mandatorily redeemable convertible preferred stock, and exercise of warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
In accordance with the terms of registration rights agreements we entered into with the selling stockholders, this prospectus and the table below cover the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A mandatorily redeemable convertible preferred stock as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, was initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement was initially filed with the SEC. Because the conversion price of the convertible notes and the Series A mandatorily redeemable convertible preferred stock, and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.
Under the terms of our convertible notes, Series A mandatorily redeemable convertible preferred stock and warrants, a selling stockholder may not convert the convertible notes or the Series A mandatorily redeemable convertible preferred stock, or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes or upon conversion of the Series A mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
The original stockholders of R&R Acquisition I and their transferees as well as Rodman & Renshaw are “underwriters” within the meaning of the Securities Act of 1933, as amended and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them.
One of the selling stockholders, Rodman & Renshaw, served as the placement agent in the recapitalization of Global Employment Solutions on March 31, 2006. As compensation for serving as the placement agent, we paid Rodman & Renshaw a cash placement fee equal to 4.11% of the aggregate purchase price paid by each purchaser of securities in the recapitalization and issued a warrant exercisable into 393,365 shares of our common stock. Under our placement agent agreement, Rodman & Renshaw has a right-of-first-refusal to act as underwriter, initial purchaser or placement agent if we decided to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent on or before March 31, 2008. Rodman & Renshaw serves as a market maker for our common stock on the OTC BB. Except as indicated, we have not paid any compensation fees under financing arrangements with the selling stockholders, nor are we currently obligated to make such payments in the future, and the selling stockholders have not had any material relationship with us within the past three years other than through ownership of common stock, preferred stock, convertible notes and warrants.
Rodman & Renshaw is a broker-dealer. The following selling stockholders have informed us that they are an affiliate of a broker-dealer: Amatis Limited, Enable Growth Partners L.P., Enable Opportunity Partners L.P., Tariq Jawad, Pierce Diversified Strategy Master Fund LLC, R&R Investments I and Noam J. Rubinstein. Each of these selling stockholders has confirmed to us that it purchased its securities to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase.

		Maximum number of	Number of
	Number of shares	shares to be sold	shares
	owned prior to	pursuant to this	owned after
Name of Selling Stockholder	offering *	prospectus *	offering
Amatis Limited (1)	294,155	294,155	—
Arnold P. Kling (2)	28,949	28,949	—
Context Advantage Master Fund, LP (3)	2,491,287	2,491,287	—
Context Opportunistic Master Fund, L.P. (4)	619,760	619,760	—
Cranshire Capital, L.P. (5)	580,290	580,290	—
Dan Hollenbach (6)	858	858	—
Diamond Opportunity Fund, LLC (7)	294,155	294,155	—
Enable Growth Partners L.P. (8)	645,624	645,624	—
Enable Opportunity Partners L.P. (9)	106,131	106,131	—
Fred Viarrial (10)	858	858	—
Gregory Bacharach (11)	18,851	18,851	—
Guggenheim Portfolio XXXI, LLC (12)	201,022	201,022	—

		Maximum number of	Number of
	Number of shares	shares to be sold	shares
	owned prior to	pursuant to this	owned after
Name of Selling Stockholder	offering *	prospectus *	offering
Gwirtsman Family Partnership, LLC (13)	37,376	37,376	—
Howard Brill (14)	373,751	373,751	—
Jay Wells (15)	3,901	3,901	—
Kenneth Michaels (16)	186,876	186,876	—
Kirk M. Warshaw (17)	7,238	7,238	—
Lakeview Fund, LP (18)	502,990	502,990	—
Luci Staller Altman (19)	18,851	18,851	—
Victory Park Master Fund, Ltd.(20)	2,697,753	2,697,753	—
Michael Lazrus (21)	7,476	7,476	—
Nite Capital, LP (22)	118,640	118,640	—
Noam J. Rubinstein (23)	17,554	17,554	—
Pandora Select Partners, LP (24)	431,128	431,128	—
Pierce Diversified Strategy Master Fund LLC (25)	132,663	132,663	—
R&R Investments I (26)	144,743	144,743	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (27)	4,821,690	4,821,690	—
Richard Goldman (28)	18,851	18,851	—
Rodman & Renshaw (29)	726,385	726,385	—
Stephen Pennington (30)	3,739	3,739	—
Steven List (31)	4,433	4,433	—
Tariq Jawad (32)	57,693	57,693	—
Terry Koch (33)	1,021	1,021	—
Whitebox Convertible Arbitrage Partners, LP (34)	2,757,383	2,757,383	—
Whitebox Intermarket Partners, LP (35)	431,128	431,128	—
Other (36)	17,900	17,900	—

*	These amounts represent the fully-diluted common stock ownership of the listed selling stockholders and include 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A mandatorily redeemable convertible preferred stock as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, was initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement was initially filed with the SEC. Ownership as so determined does not reflect “beneficial ownership” as calculated pursuant to Rule 13d-3 of the rules and regulations under the Securities Exchange Act of 1934, as amended. Accordingly, for purposes of setting forth ownership in the above table, we have disregarded the 4.99% limitation on ownership applicable to our convertible notes, convertible preferred stock and warrants.

(1)	Includes 40,000 shares of common stock, 83,261 shares of common stock issuable upon conversion of convertible preferred stock and 112,243 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Amaranth Advisors L.L.C., the trading advisor for Amatis Limited, exercises dispositive power with respect to the common stock, convertible notes, convertible preferred stock and warrants to purchase common stock currently held by Amatis Limited, and voting and/or dispositive power with respect to the common stock issuable upon conversion of the convertible notes and convertible preferred stock, and exercise of warrants to purchase common stock. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amatis Limited, the selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(2)	Consists solely of common stock. Arnold P. Kling served as the president and a director of R&R Acquisition I (before the recapitalization which involved changing its name to Global Employment Holdings) from its formation until the recapitalization on March 31, 2006.

(3)	Includes 65,650 shares of common stock, 1,189,091 shares of common stock issuable upon conversion of convertible notes, 277,538 shares of common stock issuable upon conversion of convertible preferred stock, 118,910 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 280,335 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Context Advantage Master Fund, LP resulted from a master-feeder conversion of Context Advantage Fund LP (formerly named Context Convertible Arbitrage Fund L.P.) and Context Offshore Advantage Fund Ltd (formerly named Context Convertible Arbitrage Offshore, Ltd.). Michael S. Rosen and William D. Fertig have voting and investment control over the securities held.

(4)	Includes 13,350 shares of common stock, 297,273 shares of common stock issuable upon conversion of convertible notes, 69,384 shares of common stock issuable upon conversion of convertible preferred stock, 29,728 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 70,084 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Michael S. Rosen and William D. Fertig have voting and investment control over the securities held.

(5)	Includes 37,100 shares of common stock, 208,154 shares of common stock issuable upon conversion of convertible preferred stock and 209,684 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00 per share. Mitchell P. Kopin, president of Downsview Capital Inc., the general partner of Cranshire Capital L.P., has sole voting control and dispositive powers of the securities. Mr. Kopin disclaims all beneficial ownership of the securities.

(6)	Includes 660 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Hollenbach has been our chief financial officer since March 2006. He is also the chief financial officer of Global Employment Solutions, a position he has held since 2005. Mr. Hollenbach joined Global Employment Solutions in August 2004 as its vice president of finance.

(7)	Includes 40,000 shares of common stock, 83,261 shares of common stock issuable upon conversion of convertible preferred stock and 112,243 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. David Hokin, Rob Rubin and Richard Marks in their capacities as manager and managing directors of Diamond Opportunity Fund, LLC, respectively, have shared power to vote and dispose of the shares owned by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these shares.

(8)	Includes 78,840 shares of common stock, 194,499 shares of common stock issuable upon conversion of convertible preferred stock and 241,489 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Mitch Levine is the managing member of Enable Capital Management LLC and the manager of Enable Growth Partners LP., Enable Opportunity Partners LP., and Pierce Diversified Strategy Master Fund LLC. Mr. Levine has discretionary authority to vote and dispose of the securities.

(9)	Includes 12,960 shares of common stock, 31,972 shares of common stock issuable upon conversion of convertible preferred stock and 39,698 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Mitch Levine is the managing member of Enable Capital Management LLC and the manager of Enable Growth Partners LP., Enable Opportunity Partners LP., and Pierce Diversified Strategy Master Fund LLC. Mr. Levine has discretionary authority to vote and dispose of the securities.

(10)	Includes 660 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Viarrial has been an officer of Global Employment Solutions since March 30, 2006.

(11)	Includes 13,182 shares of common stock issuable upon conversion of convertible notes and 1,319 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share.

(12)	Includes 102,728 shares of common stock issuable upon conversion of convertible notes, 24,978 shares of common stock issuable upon conversion of convertible preferred stock, 10,273 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 16,653 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Whitebox Advisors, LLC has an investment management agreement with Guggenheim Portfolio Company XXXI LLC. As a result of this relationship, Andrew Redleaf of Whitebox Advisors, LLC may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Guggenheim Portfolio Company XXXI LLC.

(13)	Includes 26,137 shares of common stock issuable upon conversion of convertible notes and 2,614 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Gwirtsman has been a director and the chairman of our board of directors since March 2006. He has served as a director of our wholly-owned subsidiary Global Employment Solutions since 1998 and as the chairman of its board of directors since 2001. Mr. Gwirtsman is also the chairman of our compensation committee.

(14)	Includes 261,364 shares of common stock issuable upon conversion of convertible notes and 26,137 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Brill has been our president and chief executive officer and a director since March 2006. He is also the president, chief executive officer and a director of our wholly-owned subsidiary Global Employment Solutions. Mr. Brill joined Global Employment Solutions as its vice president of operations in March 2000 and was named president and chief executive officer in August 2000.

(15)	Includes 2,728 shares of common stock issuable upon conversion of convertible notes and 273 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Wells is one of our directors and has served in that position since March 2006.

(16)	Includes 130,682 shares of common stock issuable upon conversion of convertible notes and 13,069 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Michaels is an officer of Temporary Placement Service, Inc., a wholly-owned subsidiary of our wholly-owned subsidiary Global Employment Solutions.

(17)	Consists solely of common stock. Kirk M. Warshaw served as the secretary and chief financial officer of R&R Acquisition I from its formation until the recapitalization on March 31, 2006.

(18)	Includes 50,000 shares of common stock, 166,523 shares of common stock issuable upon conversion of convertible preferred stock and 181,931 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Ari Levy has sole voting control and dispositive powers of the securities.

(19)	Includes 13,182 shares of common stock issuable upon conversion of convertible notes and 1,319 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Ms. Altman is one of our directors and has served in that position since March 2006.

(20)	Includes 200,000 shares of common stock, 227,273 shares of common stock issuable upon conversion of convertible notes, 832,616 shares of common stock issuable upon conversion of convertible preferred stock, 22,728 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 838,731 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Victory Park Capital Advisors, LLC is the investment advisor of Victory Park Master Fund, Ltd. and consequently has voting controls and investment discretion over securities held by Victory Park Master Fund, Ltd. Richard Levy is the sole member of Jacob Capital L.L.C., and sole manager of Victory Park Capital Adevisors, LLC.

(21)	Includes 5,228 shares of common stock issuable upon conversion of convertible notes and 523 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Lazrus is the executive vice president of the consulting division of our staffing services segment.

(22)	Includes 10,000 shares of common stock, 41,630 shares of common stock issuable upon conversion of convertible preferred stock and 41,939 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Keith Goodman, manager of the general partner of Nite Capital, LP, has voting control and investment discretion over securities held by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(23)	Includes 3,000 shares of common stock, 4,163 shares of common stock issuable upon conversion of convertible preferred stock and 7,032 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Rubenstein is an employee of Rodman & Renshaw, which served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, one of the original stockholders of R&R Acquisition I.

(24)	Includes 221,591 shares of common stock issuable upon conversion of convertible notes, 52,732 shares of common stock issuable upon conversion of convertible preferred stock, 22,160 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 35,154 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Pandora Select Partners, LP, Pandora select Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Pandora Select Partners, LP.

(25)	Includes 16,200 shares of common stock, 39,965 shares of common stock issuable upon conversion of convertible preferred stock and 49,622 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Mitch Levine is the managing member of Enable Capital LLC and is also a principal of Pierce Diversified Strategy Master Fund LLC’s general partner. Pierce Diversified Strategy Master Fund LLC purchased Global Employment Holding shares for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC, Mitch Levine, the managing member of Enable Capital Management, LLC, the manager of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, has discretionary authority to vote and dispose of the shares held by the aforementioned holders.

(26)	Consists solely of common stock. R&R Investments I is an affiliate of Rodman & Renshaw who served as the placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and who is a market maker for our common stock on the OTC BB.

(27)	Includes 250,000 shares of common stock, 1,297,728 shares of common stock issuable upon conversion of convertible notes, 1,040,770 shares of common stock issuable upon conversion of convertible preferred stock, 129,773 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 1,048,413 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Pursuant to an investment agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management, L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Management Company, LLC and Messers. Katznelson and Stahlecker disclaim beneficial ownership of the securities owned by the selling stockholder.

(28)	Includes 13,182 shares of common stock issuable upon conversion of convertible notes and 1,319 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Goldman is one of our directors and has served in that position since August 2006.

(29)	Consists solely of shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Rodman & Renshaw served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, one of the original stockholders of R&R Acquisition I.

(30)	Includes 2,614 shares of common stock issuable upon conversion of convertible notes and 262 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Pennington is our president of staffing services and has served in that position since 1998 (including with Global Employment Solutions).

(31)	Includes 3,410 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. List is one of our directors and has served in that position since March 2006.

(32)	Includes 15,000 shares of common stock, 6,938 shares of common stock issuable upon conversion of convertible preferred stock and 25,903 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Mr. Jawad is an employee of Rodman & Renshaw, which served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, one of the original stockholders of R&R Acquisition I.

(33)	Includes 785 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share. Mr. Koch is our president of PEO services and has served in that position since January 2006. Before that, Mr. Koch served as the chief financial officer and chief operating officer of Southeastern Staffing, which is a wholly owned subsidiary of Global Employment Solutions.

(34)	Includes 1,432,046 shares of common stock issuable upon conversion of convertible notes, 327,495 shares of common stock issuable upon conversion of convertible preferred stock, 143,205 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 218,318 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Whitebox Convertible Arbitrage Partners, L.P., Whitebox Convertible Arbitrage Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Whitebox Convertible Arbitrage Partners, L.P.

(35)	Includes 221,591 shares of common stock issuable upon conversion of convertible notes, 52,732 shares of common stock issuable upon conversion of convertible preferred stock, 22,160 shares of common stock issuable upon exercise of warrants at an exercise price of $4.40 per share and 35,154 shares of common stock issuable upon exercise of warrants at an exercise price of $4.23 per share. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Whitebox Intermarket Partners, L.P., Whitebox Intermarket Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Whitebox Intermarket Partners, L.P.

(36)	Consists solely of 17,900 shares of common stock originally registered and sold by some of the original selling shareholders.
PLAN OF DISTRIBUTION
We are registering the shares of common stock issued to the original stockholders of R&R Acquisition I, the shares of common stock issued pursuant to the Common Stock Securities Purchase Agreement, the shares of common stock issuable upon conversion of the convertible notes issued pursuant to the Notes Securities Purchase Agreement, the shares of common stock issuable upon conversion of the Series A mandatorily redeemable convertible preferred stock issued pursuant to the Preferred Stock Securities Purchase Agreement and the shares of common stock issuable upon the exercise of warrants issued pursuant to the three Securities Purchase Agreements to permit the resale of these shares of common stock by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.

•	In the over-the-counter market.

•	In transactions otherwise than on these exchanges or systems or in the over-the-counter market.

•	Through the writing of options, whether such options are listed on an options exchange or otherwise.

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account.

•	An exchange distribution in accordance with the rules of the applicable exchange.

•	Privately negotiated transactions.

•	Short sales.

•	Sales pursuant to Rule 144 under the Securities Act of 1933, as amended.

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share.

•	A combination of any such methods of sale.

•	Any other method permitted pursuant to applicable law.
If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The original stockholders of R&R Acquisition I and their transferees and any broker-dealer participating in the distribution of the shares of common stock are “underwriters” within the meaning of the Securities Act and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them. Any commission paid, or any discounts or concessions allowed to, any such broker-dealer will be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We paid all expenses of the registration of the shares of common stock pursuant to the registration rights agreements, estimated to be $200,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Our common stock has been included for quotation on the OTC BB under the symbol “GEYH.OB” since August 11, 2006. The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
Brownstein Hyatt Farber Schreck, P.C., Denver, Colorado, passed on the validity of the securities being offered in this prospectus.
EXPERTS
We included our financial statements as of December 31, 2006 and January 1, 2006 and for the three years ended December 31, 2006, January 1, 2006 and January 2, 2005 in this prospectus in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing in issuing such reports.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
We historically retained Marcum & Kliegman LLP as our principal accountant. In connection with the closing of the recapitalization, on March 31, 2006, we dismissed Marcum & Kliegman as our principal accountant and retained Mayer Hoffman McCann P.C. as our new principal accountant. Our board of directors approved the decision to change our principal accountant. Marcum & Kliegman’s reports on the financial statements for the period February 14, 2005 (the first date we issued stock) to September 30, 2005, included in the Form 10-SB as filed with the SEC on January 19, 2006 and for 2005, included in the Form 10-KSB as filed with the SEC on March 28, 2006, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended 2005 and 2004 through the date of dismissal on March 31, 2006, we had no disagreements with Marcum & Kliegman on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We had not consulted with Mayer Hoffman McCann on any matter prior to engaging it as our principal accountant.
Global Employment Solutions historically retained Grant Thornton LLP as its principal accountant. On December 5, 2005, Grant Thornton resigned as accountant of Global Employment Solutions. The resignation was non-adversarial and resulted from Grant Thornton’s decision not to continue as auditor for reasons including the acquisition of the company by a public shell corporation. Grant Thornton’s reports on the financial statements for the years ended 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainly, audit scope, or accounting principles. During the years ended 2004 and 2003 and through the date of resignation on December 5, 2005, we had no disagreements with Grant Thornton on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
With regard to internal control matters, Grant Thornton issued an internal control deficiency letter to the audit committee and management of Global Employment Solutions dated April 13, 2005. The letter included a discussion of a material weakness related to the lack of sufficient controls over the accuracy and completeness of data submitted to Global Employment Solutions’ actuary for calculation of the self-insured workers’ compensation liability for 2004. We believe that we have taken appropriate actions to address the weakness identified by Grant Thornton. Grant Thornton’s audit of our financial statements are not included into, or relied upon by us, in this prospectus or the registration statement on Form S-1 of which it is part. We disclosed the deficiency letter to our successor accountant, Mayer Hoffman McCann, and authorized Grant Thornton to respond fully to Mayer Hoffman McCann regarding this and other matters.
Global Employment Solutions retained Mayer Hoffman McCann as its new principal accountant as of December 14, 2005. Mayer Hoffman McCann audited the financial statements for 2006 and 2005 as well as re-audited the financial statements for the years 2004 and 2003. The re-audit was caused by Grant Thornton’s not permitting Global Employment Solutions to include the audits conducted by Grant Thornton for those years in our SEC filings. Global Employment Solutions had not consulted with Mayer Hoffman McCann on any matter prior to engaging it as its principal accountant.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AVAILABLE INFORMATION
We file electronically with the SEC our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Our website address is https://www.gesnetwork.com. The information included on our website is not included as a part of, or incorporated by reference into, this prospectus or the registration statement on Form S-1 of which it is part. We will make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NW, Washington, DC 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Furthermore, we will provide electronic or paper copies of filings free of charge upon written request to our chief financial officer or investor relations representative.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
GLOBAL EMPLOYMENT HOLDINGS, INC.
We have audited the accompanying consolidated balance sheets of Global Employment Holdings, Inc. and Subsidiaries as of December 31, 2006 and January 1, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006, January 1, 2006 and January 2, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Employment Holdings, Inc. and Subsidiaries as of December 31, 2006 and January 1, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006, January 1, 2006 and January 2, 2005 in conformity with U.S. generally accepted accounting principles.
/s/ MAYER HOFFMAN MCCANN P.C.
Denver, Colorado
April 17, 2007

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	January 1,
	2006	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$58,000	$138,000
Accounts receivable, less allowance for doubtful accounts of $431,000 and $536,000 for fiscal 2006 and 2005, respectively	23,478,000	21,694,000
Deferred income taxes	2,095,000	978,000
Prepaid expenses and other current assets	2,603,000	2,996,000

Total current assets	28,234,000	25,806,000

Property and equipment, net	1,168,000	1,022,000
Deferred income taxes	7,796,000	7,206,000
Other assets, net	1,256,000	138,000
Goodwill	18,748,000	18,748,000

Total assets	$57,202,000	$52,920,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$2,176,000	$2,709,000
Accounts payable	614,000	505,000
Accrued liabilities	19,542,000	16,127,000
Current portion of long-term debt	2,903,000	17,821,000
Line of credit	9,049,000	—
Mandatorily redeemable restricted common stock	—	11,542,000
Mandatorily redeemable preferred stock	—	28,897,000
Income taxes payable	—	240,000

Total current liabilities	34,284,000	77,841,000

Warrant liability	24,496,000	—
Warrant liability — related parties	912,000	—
Long-term debt, net of unamortized discount of $9,019,000 for fiscal 2006	13,781,000	—
Long-term debt — related parties, net of unamortized discount of $946,000 for fiscal 2006	1,357,000	—
Mandatorily redeemable preferred stock, net of unamortized discount of $11,510,000 for fiscal 2006	2,013,000	—

Total liabilities	76,843,000	77,841,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.01 par value, 50,000,000 shares authorized:
Series C preferred stock, 7,000,000 authorized shares designated, 5,718,729 issued and outstanding in fiscal year 2005. Included above under mandatorily redeemable preferred stock	—	—
Series D preferred stock, 30,000,000 authorized shares designated, 8,315,204 issued and outstanding in fiscal year 2005. Included above under mandatorily redeemable preferred stock	—	—
Series A preferred stock, $.0001 par value, 10,000,000 authorized shares designated, 12,750 issued and outstanding in fiscal year 2006. Included above under mandatorily redeemable preferred stock, net	—	—
Common stock, $.0001 par value, 75,000,000 shares authorized; 6,030,122 issued, 6,023,442 outstanding in fiscal 2006 and 4,864,685 shares issued and outstanding in fiscal 2005	1,000	1,000
Treasury stock at cost, 6,680 shares in fiscal 2006	—	—
Additional paid in capital	23,760,000	19,789,000
Accumulated deficit	(43,402,000)	(44,711,000)

Total stockholders’ equity (deficit)	(19,641,000)	(24,921,000)

Total liabilities and stockholders’ equity (deficit)	$57,202,000	$52,920,000

The accompanying notes are an integral part of these consolidated financial statements

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	December 31,	January 1,	January 2,
	2006	2006	2005
REVENUES, net	$128,790,000	$111,563,000	$97,126,000
COST OF SERVICES	92,071,000	77,193,000	66,926,000

GROSS PROFIT	36,719,000	34,370,000	30,200,000

OPERATING EXPENSES
Selling, general and administrative	28,311,000	45,478,000	23,936,000
Depreciation and amortization	573,000	729,000	734,000

Total operating expenses	28,884,000	46,207,000	24,670,000

OPERATING INCOME (LOSS)	7,835,000	(11,837,000)	5,530,000

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(6,507,000)	(256,000)	(690,000)
Fair market valuation of warrant liability	1,634,000	—	—
Other income (expense)	(3,359,000)	—	(13,000)
Gain on extinguishment of debt	273,000	—	—

Total other expense, net	(7,959,000)	(256,000)	(703,000)

INCOME (LOSS) BEFORE INCOME TAXES	(124,000)	(12,093,000)	4,827,000

INCOME TAX (BENEFIT) EXPENSE	(1,433,000)	3,632,000	2,034,000

NET INCOME (LOSS)	1,309,000	(15,725,000)	2,793,000

Valuation of redeemable preferred stock	—	(36,693,000)	—
Dividend paid to Series C preferred stockholders ($0.92 per share)	—	(6,300,000)	—

Income (loss) available to common stockholders	$1,309,000	$(58,718,000)	$2,793,000

Basic and diluted earnings (loss) per share of common stock	$0.23	$(10.95)	$0.51

Weighted average number of basic and diluted common shares outstanding	5,744,742	5,362,600	5,470,953
The accompanying notes are an integral part of these consolidated financial statements

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Fiscal years ended December 31, 2006, January 1, 2006 and January 2, 2005

	Preferred stock		Common stock		Treasury stock		Additional	Accumulated
	Amount	Shares	Amount	Shares	Amount	Shares	paid in capital	deficit	Total
Balances at December 28, 2003	$—	—	$1,000	5,510,667	$—	—	$33,221,000	$(24,779,000)	$8,443,000
Repurchase of 135,715 shares of restricted common stock	—	—	—	(135,715)	—	—	(3,000)	—	(3,000)
Issuance of 58,289 shares of restricted common stock	—	—	—	58,289	—	—	1,000	—	1,000
Net income	—	—	—	—	—	—	—	2,793,000	2,793,000

Balances at January 2, 2005	—	—	1,000	5,433,241	—	—	33,219,000	(21,986,000)	11,234,000

Cash dividends ($1.20 per restricted common share and $0.92 per Series C share)	—	—	—	—	—	—	—	(7,000,000)	(7,000,000)
Issuance of 91,762 shares of restricted common stock	—	—	—	91,762	—	—	2,000	—	2,000
Repurchase of 533 shares of restricted common stock	—	—	—	(533)	—	—	—	—	—
Reclassification of 659,785 shares of redeemable restricted stock to a liability	—	—	—	(659,785)	—	—	23,261,000	—	23,261,000
Valuation of redeemable preferred stock	—	—	—	—	—	—	(36,693,000)	—	(36,693,000)
Net loss	—	—	—	—	—	—	—	(15,725,000)	(15,725,000)

Balances at January 1, 2006	—	—	1,000	4,864,685	—	—	19,789,000	(44,711,000)	(24,921,000)

Issuance of common stock to new investors	—	—	—	850,000	—	—	4,250,000	—	4,250,000
Issuance of common stock to KRG Colorado, LLC for services	—	—	—	50,000	—	—	250,000	—	250,000
Issuance of common stock to former shareholders of R&R Acquisition I, Inc.	—	—	—	180,928	—	—	905,000	—	905,000
Issuance of common stock to former debt holders of Global Employment Solutions, Inc.	—	—	—	85,315	—	—	427,000	—	427,000
Warrant liability related to common stock warrants	—	—	—	—	—	—	(2,766,000)	—	(2,766,000)
Offering costs	—	—	—	—	—	—	(1,049,000)	—	(1,049,000)
Extinguishment of related party debt	—	—	—	—	—	—	1,960,000	—	1,960,000
Issuance of preferred stock	12,750,000	12,750	—	—	—	—	—	—	12,750,000
Reclassification of mandatorily redeemable preferred stock to liabilities	(12,750,000)	(12,750)	—	—	—	—	—	—	(12,750,000)
Forfeiture of common stock	—	—	—	—	—	(6,680)	—	—	—
Repurchase of common stock	—	—	—	(806)	—	—	(6,000)	—	(6,000)
Net income	—	—	—	—	—	—	—	1,309,000	1,309,000

Balances at December 31, 2006	$—	—	$1,000	6,030,122	$—	(6,680)	$23,760,000	$(43,402,000)	$(19,641,000)

The accompanying notes are an integral part of these consolidated financial statements

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal years ended
	December 31,	January 1,	January 2,
	2006	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,309,000	$(15,725,000)	$2,793,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	540,000	519,000	519,000
Amortization of other assets	33,000	210,000	215,000
Amortization of debt discount and issuance costs	1,951,000	47,000	436,000
Bad debt expense	394,000	330,000	492,000
Deferred taxes	(1,707,000)	3,355,000	1,619,000
Issuance of Series C preferred stock for services	—	—	340,000
Restricted common stock compensation expense	80,000	21,152,000	—
Gain on extinguishment of debt	(273,000)	—	—
Issuance of common stock to KRG Colorado, LLC for services	250,000	—	—
Issuance of common stock to former shareholders of
R&R Acquisition I, Inc.	905,000	—	—
Offering costs	(1,049,000)	—	—
Accretion of preferred stock	773,000	—	—
Amortization of warrant discount on preferred stock	1,039,000	—	—
Fair market valuation of warrant liability	(1,634,000)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,178,000)	(5,364,000)	(1,019,000)
Prepaid expenses and other	348,000	(648,000)	(321,000)
Accounts payable	109,000	101,000	(292,000)
Income taxes payable	(241,000)	(388,000)	169,000
Accrued expenses and other liabilities	3,681,000	1,478,000	1,219,000

Net cash flows provided by operating activities	4,330,000	5,067,000	6,170,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(686,000)	(324,000)	(556,000)

Net cash flows (used in) investing activities	(686,000)	(324,000)	(556,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	(533,000)	2,266,000	(631,000)
Net borrowings on revolving credit facility	9,049,000	—	(4,742,000)
Borrowings on term note	5,000,000	—	—
Repayments of term note	(1,250,000)	—	—
Proceeds from convertible debt	30,000,000	—	—
Repurchase of convertible debt	(4,997,000)	—	—
Debt issuance costs	(1,937,000)	(25,000)	—
Reduction of KRG subordinated note	(1,460,000)	—	—
Reduction of shareholder subordinated debt	(14,064,000)	—	—
Issuance of preferred stock	12,750,000	—	—
Issuance of restricted common stock	—	2,000	1,000
Issuance of common stock	4,250,000	—	—
Repurchase of common stock	(6,000)	—	—
Repurchase of preferred stock and restricted common stock	(40,526,000)	—	(228,000)
Cash dividend paid	—	(7,000,000)	—

Net cash flows (used in) financing activities	(3,724,000)	(4,757,000)	(5,600,000)

Net increase (decrease) in cash and cash equivalents	(80,000)	(14,000)	14,000
Cash and cash equivalents, beginning of year	138,000	152,000	138,000

Cash and cash equivalents, end of year	$58,000	$138,000	$152,000

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$548,000	$665,000	$231,000

Cash paid during the period for interest	$2,276,000	$208,000	$254,000

The accompanying notes are an integral part of these consolidated financial statements

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE A — SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
Organization
Global Employment Holdings, Inc. (“Holdings”, “ our”, “Company”) was formed in Delaware in 2004. On March 31, 2006, the Company entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solutions, Inc. (“GES”) outstanding equity securities. Also on March 31, 2006, GES entered into a merger agreement with a wholly owned subsidiary of ours, resulting in GES being 100% owned by us. The Company did not have any operations before March 31, 2006. The share exchange and merger was treated as a recapitalization of GES for financial accounting purposes. In connection with the recapitalization of GES, the Company issued convertible notes and warrants, mandatorily redeemable convertible preferred stock and warrants, and common stock and warrants in private placements. As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures related to equity, amounts have been retroactively restated to reflect share quantities as if the exchange of GES shareholders had occurred at the beginning of the periods presented as altered by the terms of the share purchase agreement.
GES, a Colorado corporation, was formed in February 1998, and through its subsidiaries is a provider of diversified human capital solutions with offices in key cities throughout the United States.
Subsidiaries
Holdings is the parent corporation of GES, which is the parent corporation of a number of wholly-owned subsidiaries.
Our staffing services segment consists of:
➢	Temporary Placement Service, Inc. (“TPS”)

➢	Main Line Personnel Services, Inc. (“Main Line”)

➢	Friendly Advanced Software Technology, Inc.; and (“FAST”)

➢	Excell Personnel Services Corporation (“Excell”)
Our PEO services segment, collectively referred to as Southeastern, consists of:
➢	Southeastern Personnel Management, Inc.

➢	Southeastern Staffing, Inc.

➢	Bay HR, Inc.

➢	Southeastern Georgia HR, Inc.

➢	Southeastern Staffing II, Inc.

➢	Southeastern Staffing III, Inc.

➢	Southeastern Staffing IV, Inc.

➢	Southeastern Staffing V, Inc.

➢	Southeastern Staffing VI, Inc.; and

➢	Keystone Alliance, Inc.
The Company has no variable interests in variable interest entities within the scope of FASB Interpretation (FIN) No. 46 (Revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51.
Basis of Presentation.
As a result of the Company’s March 31, 2006 recapitalization, the historical consolidated financial statements included the accounts and operations of GES and its subsidiaries. The operations of Holdings are included commencing March 31, 2006. All significant intercompany accounts and transactions have been eliminated in consolidation.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Fiscal Year
The Company’s fiscal year is based on a 52/53 week cycle ending on the Sunday closest to each calendar year end. Consequently, fiscal 2006 ended on December 31, 2006; fiscal 2005 ended on January 1, 2006; and fiscal 2004 ended January 2, 2005. In fiscal 2006 and 2005, the Company had 52-week years; in fiscal 2004 the Company had a 53-week year.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company’s consolidated financial statements include PEO unbilled accounts receivable, allowance for doubtful accounts, workers’ compensation liabilities, warrant valuation and income taxes. In particular, the accrual for the large deductible workers’ compensation insurance program is based on estimates and actuarial assumptions. Additionally, the valuation of the warrant liability uses the Black-Scholes model based upon interest rates, stock prices, maturity estimates and volatility factors. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
Revenue Recognition
The Company’s PEO revenues consist of amounts received or receivable under employee leasing client service agreements. Amounts billed to PEO clients include actual wages of employees dedicated to each work-site and related payroll taxes paid by the Company, a contractual administrative fee, and workers’ compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to clients for workers’ compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to the Company. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company records PEO revenues net, having determined that this better reflects the substance of the transactions between the Company and its PEO clients. The Company believes this provides greater comparability to the financial results within the industry. In addition, it will better focus the Company on, and allow investors to better understand, the financial results of the Company’s business.
Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed. Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service revenues are recognized as the Company’s employees render services to customers.
Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
All revenues are earned in the United States.
Cash and Cash Equivalents
The Company’s policy is to invest any cash in excess of operating requirements in highly liquid, income-producing investments. The Company considers such investments with maturities of three months or less at the time of purchase to be cash equivalents.
Financial Instruments
The Company does not believe that its financial instruments, primarily cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash periodically exceeds the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk.
Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide. The Florida and Georgia offices accounted for approximately

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
77%, 74% and 73% of total net revenues for fiscal 2006, 2005 and 2004, respectively. Consequently, weakness in economic conditions in these regions could have a material adverse effect on the Company’s financial position and results of operations.
The carrying amounts of cash, accounts receivable, accounts payable and all other accrued expenses approximate fair value as of December 31, 2006 and January 1, 2006 because of the short maturity of these items. The fair value of the Company’s debt instruments approximates the carrying value as of as of December 31, 2006 and January 1, 2006 based on current rates available to the Company for debt with similar terms and risk. The warrants and conversion features embedded in the convertible notes, mandatorily redeemable convertible preferred stock and common stock are valued at estimated fair market value utilizing a Black-Scholes option pricing model.
Accounts Receivable and Allowance for Doubtful Accounts
The majority of the Company’s accounts receivable are due from customers of the Company for amounts due related to services provided under employee leasing client service agreements, temporary staffing or permanent placement fees. Credit is extended based on evaluation of a customer’s financial condition and underlying collateral or guarantees. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines its allowance for employee leasing and temporary staffing accounts receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by the Company, which is normally 30 to 90 days. The Company writes-off accounts receivable when they become uncollectible against the allowance for doubtful accounts, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.
The Company currently services small and medium-sized companies as well as divisions of Fortune 500 companies.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice. During fiscal 2006, no single customer accounted for more than 4.2% of our revenue. Our ten highest volume customers in fiscal 2006 accounted for an aggregate of 24.9% of our revenue.
With 95% of our PEO business in Florida, our PEO is focused on industry segments indigenous to the unique economy of Florida. As a result, 24% of our PEO business is in construction, 9% in manufacturing, 22% in restaurants, and 45% in hospitality and other services. The average size of our PEO customer base is 17 employees.
Property and Equipment
Property and equipment is recorded at cost. Additions, major renewals and betterments are capitalized; maintenance and repairs that do not extend asset lives are charged against earnings in the period incurred. Gains or losses on the disposition of property and equipment are reflected in earnings and the related asset cost and accumulated depreciation are removed from the respective accounts. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. The estimated useful lives of property and equipment for purposes of computing depreciation are as follows:
Computer software 3 to 5 years
Office equipment 3 to 7 years
Furniture and fixtures 5 to 10 years
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term.
Costs of developing or obtaining computer software for internal use are capitalized in accordance with AICPA Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. Capitalization stops when the development phase, which includes activities such as software design and configuration, coding, installation, testing, and parallel processing is complete. Amortization begins when the computer software is ready for its intended use, regardless of whether the software will be placed in service in planned stages that may extend beyond a reporting period. Amortization is recorded on a straight-line basis over the software’s estimated useful life, usually 3 to 5 years.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Long-Lived Assets
The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). The Company’s primary long-lived assets are property and equipment. SFAS 144 requires a company to assess the recoverability of its long-lived assets whenever events and circumstances indicate the carrying value of an asset or asset group may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. Additionally, the standard requires expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred, rather than as of the measurement date. No impairment charges were recorded in fiscal years 2006, 2005 or 2004.
Goodwill
Goodwill represents the excess of the purchase prices over the fair value of assets acquired in the business acquisitions of subsidiaries. Goodwill is evaluated annually for impairment in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets. As a result of the adoption of SFAS 142, the Company discontinued the amortization of goodwill effective December 31, 2001. SFAS 142 also requires the Company to perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. The annual impairment test is performed as of the last day of the Company’s fiscal year. The two step approach to assess goodwill impairment requires the Company to first compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
SFAS 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of the Company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data and public market multiples, was the most appropriate valuation methodology.
The Company determined that each of its subsidiaries were individual reporting units as defined by SFAS 142. Accordingly, each of the subsidiaries which have goodwill recorded were valued for purposes of the impairment calculation based on multiples of trailing twelve months EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during fiscal years 2006, 2005 or 2004.
Workers’ Compensation Insurance
On August 1, 2002, the Company entered into guaranteed cost policies with minimal loss retention for workers’ compensation coverage in the states in which it operates. Under these policies, the Company is required to maintain refundable deposits of approximately $2,007,000 and $2,050,000, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of December 31, 2006 and January 1, 2006, respectively. Additionally, the Company is required to maintain a letter of credit in the amount of $300,000. It is expected that this will be released in the first half of fiscal 2007.
The Company had established workers’ compensation collateral deposits to fund claims relating to our large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon were used to pay claims under this program. Amounts funded represented contractually agreed upon rates primarily based upon payroll levels and the related workers’ compensation class codes. As of December 31, 2006, the funds assets had been fully utilized to pay claims. Future claim payments will come from working capital. Our policy is to use our estimated undiscounted workers’ compensation claims associated with our large deductible insurance program when determining our obligation thereunder. This estimate is recorded in accrued liabilities. Workers’ compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. The loss estimates are based on several factors including our current experience, industry averages, relative health care costs, regional influences and other factors.
These estimates are continually reviewed by the Company’s risk management department, and annually by Preferred Insurance Capital Consultants, LLC, an independent actuary, and any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates. As of December 31, 2006 and January 1, 2006, the estimated claims in excess of collateral deposits under this program were approximately $2,037,000 and $2,067,000, respectively, and are reported within accrued liabilities in the accompanying consolidated balance sheets.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for fiscal 2006, 2005 and 2004, was $561,000, $626,000 and $414,000, respectively.
Income Taxes
The current provision for income taxes represents estimated amounts payable or refundable on tax returns filed or to be filed for the year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are reduced by a valuation allowance based on an assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.
Treasury Stock
From time to time, the Company may repurchase shares of its common stock on the open market. Treasury stock is recorded at cost.
Stock-Based Compensation
SFAS 123 (revised 2004), Share-Based Payments (SFAS 123 (R)), which replaces SFAS 123 and supersedes APB No. 25, requires that all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair values. In April 2005, the SEC issued a press release that revises the required date of adoption under SFAS 123(R). The new rule allowed companies to adopt the provisions of SFAS 123(R) beginning in the first annual period beginning after June 15, 2005. The Company adopted the fair value method of accounting pursuant to SFAS 123 (R) for all issuances of restricted stock and stock options beginning in fiscal 2006. The adoption of SFAS 123(R) on our financial position and results of operations did not have a material effect, as there were neither stock options granted during fiscal 2006, nor any outstanding stock option grants as of December 31, 2006.
Prior to the adoption of SFAS 123(R), the Company used the fair value method of accounting pursuant to SFAS 123, Accounting for Stock-Based Compensation, for all issuances of stock options to non-employees. We used the intrinsic value method under the provisions of Accounting Principles Board Opinion, also referred to as APB, No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees until January 1, 2006. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.
Warrant and conversion feature valuation
The Company applied the provisions of SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of the common stock warrants and conversion features embedded in our convertible debt, mandatorily redeemable convertible preferred stock and common stock. Accordingly, we recorded a warrant and conversion feature liability upon the issuance of our common stock, mandatorily redeemable convertible preferred stock and convertible debt equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments issued at March 31, 2006. This will be adjusted quarterly to the estimated fair market value based upon then current market conditions.
The valuation of the warrant liability uses the Black-Scholes model based upon interest rates, stock prices, estimated term of the underlying financial instruments and volatility factors. We utilize historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and use daily intervals for price observations. We base our estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to us or until we have sufficient information available to utilize our own stock volatility.
We believe these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Net Earnings (Loss) per Share of Common Stock
Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities. Shares representing restricted common stock, which were reclassified to mandatorily redeemable restricted stock in October 2005, were excluded from the calculation of weighted average shares of basic and diluted earnings (loss) per share once they were reported as a liability in the consolidated balance sheet. Basic and fully diluted shares outstanding were the same for fiscal years 2006, 2005 and 2004 as there were no potential dilutive shares outstanding during the period. Outstanding warrants and other dilutive securities to purchase 9,392,856, -0- and -0- shares of common stock for the fiscal years ended December 31, 2006, January 1, 2006 and January 2, 2005, respectively, were excluded from the calculation of dilutive earnings (loss) per share as the effect of the assumed exercise of these warrants and other securities would be anti-dilutive ..
Quantifying Materiality of Financial Statement Misstatements
The Company adopted the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108) in fiscal 2006. The effect of adoption of SAB 108 did not have a material effect on our consolidated financial position or results of operations.
Recent Accounting Pronouncements
In September 2006 the FASB issued SFAS 157 — Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. It is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, with certain exceptions. The Company is currently evaluating the impact of adopting SFAS 157 on our consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise ’s financial statements. FIN 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then valued to determine the amount of benefit to be recognized in the financial statements. FIN 48 is effective as of the beginning of our 2007 fiscal year. The Company is currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.
In June 2006, the FASB ratified a consensus on the EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation), (EITF 06-03 ) related to the classification of certain sales, value added and excise taxes within the income statement. The Task Force reached a tentative conclusion that the presentation of taxes on either a gross (included in revenues and costs ) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed. This EITF will become effective in the first quarter of fiscal 2007. The effect of adoption of this EITF is not expected to have a material effect on our consolidated financial position or results of operations.
In March 2006 the FASB issued SFAS 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement is not applicable to us.
In March 2006 the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140,▲ Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The adoption of SFAS 155 is not expected to have a material effect on our consolidated financial position or results of operations ..

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets — an Amendment to APB Opinion No. 29, Accounting for Nonmonetary Transactions. The Company has adopted this statement and it did not impact our consolidated financial position or results of operations.
NOTE B — MASTER INVESTMENT AGREEMENT
As a result of a financial restructuring plan in November 2001, the GES principal stakeholders were all parties to a Master Investment Agreement. Among other things, this agreement defined a prescribed formula for the distribution of net proceeds provided from a sale of GES or its assets. As a result of the share purchase agreement closed on March 31, 2006, and as more fully explained below, the net proceeds were distributed to the debt and security holders pursuant to the Master Investment Agreement. The Master Investment Agreement was terminated concurrently with the distribution.
The following table sets forth the distribution of net proceeds and stock for the management, employees, investors and lenders:

		Shares of
	Cash	common stock in
	Distribution	Holdings
Restricted stockholders	$11,624,000	1,924,889
Series C preferred stockholders	22,243,000	869,426
Series D preferred stockholders	6,653,000	2,070,371
Senior Subordinated Notes	13,593,000	74,703
Purchase Money Subordinated Notes	471,000	2,588
KRG Subordinated Notes	1,460,000	8,023

Total	$56,044,000	4,950,000

NOTE C — ACCOUNTS RECEIVABLE
Accounts receivable consisted of the following as of:

	December 31,	January 1,
	2006	2006
Accounts receivable billed	$12,653,000	$11,764,000
Accounts receivable unbilled	10,971,000	10,127,000
Accounts receivable other	285,000	339,000
Allowance for doubtful accounts	(431,000)	(536,000)

Total	$23,478,000	$21,694,000

The following table sets forth the allowance for doubtful accounts reconciliation for the past three fiscal years:

	2006	2005	2004
Balance, beginning of year	$536,000	$469,000	$592,000
Additions charged to cost and expense	394,000	330,000	492,000
Accounts receivable written-off, net of recoveries	(499,000)	(263,000)	(615,000)

Balance, end of year	$431,000	$536,000	$469,000

NOTE D — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of:

	December 31,	January 1,
	2006	2006
Office equipment	$1,924,000	$2,471,000
Furniture and fixtures	685,000	712,000
Computer software	957,000	1,970,000
Leasehold improvements	451,000	271,000

	4,017,000	5,424,000
Less accumulated depreciation and amortization	(2,849,000)	(4,402,000)

Total	$1,168,000	$1,022,000

Depreciation expense for fiscal 2006, 2005 and 2004 was $540,000, $519,000 and $519,000, respectively.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE E — OTHER ASSETS
Other noncurrent assets consisted of the following as of:

	December 31,	January 1,
	2006	2006
Debt issuance costs, net of accumulated amortization of $428,000 and $42,000 as of December 31, 2006 and January 1, 2006, respectively	$1,126,000	$21,000
Deposits and other	130,000	117,000

Total	$1,256,000	$138,000

Debt issuance costs are amortized over the term of the indebtedness using the effective interest method. Amortization of debt issuance costs are as follows:

Fiscal Years
2007	$279,000
2008	238,000
2009	257,000
2010	279,000
2011	73,000

Total	$1,126,000

Amortization of debt issuance costs for fiscal 2006, 2005 and 2004 was $293,000, $210,000 and $47,000, respectively.
NOTE F — ACCRUED LIABILITIES
Accrued liabilities consist of the reserve for potential workers’ compensation claims, payroll and other related benefits, unearned benefit deductions and other current liabilities related to services received. Accrued liabilities consisted of the following as of:

	December 31,	January 1,
	2006	2006
Accrued payroll and related benefits	$13,884,000	$11,839,000
Accrued workers’ compensation	2,651,000	2,465,000
Unearned benefit deductions	1,019,000	757,000
Other	1,988,000	1,066,000

Total	$19,542,000	$16,127,000

NOTE G — CREDIT AND SECURITY AGREEMENT
In connection with the share purchase agreement and recapitalization on March 31, 2006, the Company and its subsidiaries amended the Credit and Security Agreement with Wells Fargo Bank, (“Wells Fargo”) for revolving credit borrowings and letters of credit collateralized by the Company’s accounts receivable, and increased its borrowing capacity to $20 million, including up to $5.0 million borrowing under a term facility. The term note was payable monthly and amortized over a 36-month period. 25% of the Company’s annual free cash, as defined in the agreement, was due in February 2007 and February 2008; and any unpaid balance was due in April 2008. The term note bore interest at Wells Fargo’s prime rate (8.25% at December 31, 2006 and 7% at January 1, 2006) plus 2.75%. Additionally, the agreement provided for an increase in the revolving line of credit available borrowings of up to $15.0 million ($10.0 million prior to March 31, 2006); limited to 90% of eligible billed receivables and 75% of unbilled receivables until such time as the term note was paid in full and then 85% and 70%, respectively. Interest was payable at Wells Fargo’s prime rate, subject to a minimum of $7,500 per month. A fee of 0.25% per annum was payable on the unused portion of the commitment. The term of the agreement was to expire in July 2009. The Company paid a closing fee of $175,000 upon funding.
Outstanding borrowings on the revolving credit line at December 31, 2006 and January 1, 2006 were $9,049,000 and $0, respectively and the average balance outstanding for fiscal 2006 was $6,078,000 at an average interest rate of 8.0%.
The Company funded $4,997,000 on the line of credit on September 29, 2006 in connection with the repurchase of $5,744,000 principal amount of our convertible notes from an investor and paid a fee of $170,000 to Wells Fargo for temporarily adjusting various covenants and approving the redemption.
The agreement required certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and the agreement contained a provision that allowed the lender to call the outstanding balance of the line of credit and term note if any material adverse change in the business or financial condition of the Company were to occur. As of December 31, 2006, there were two

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
outstanding letters of credit with Wells Fargo in the total amount of $525,085. The amount available to the Company under the line of credit was $3,927,000 and $9,855,000 as of December 31, 2006 and January 1, 2006, respectively.
The agreement included various financial and other covenants with which the Company had to comply in order to maintain borrowing availability and avoid penalties, including minimum net income and net worth requirements, annual capital expenditure limitations and restrictions on the payment of dividends. The Company was in default of its loan covenants as of December 31, 2006 with regard to the minimum net income and net worth requirements. There was no impact of the covenant violation on our operations due to the payoff of the Wells Fargo loans and the new credit security agreement outlined below. Prior to December 31, 2006, various defaults had occurred and all defaults were either cured by the Company or waived by Wells Fargo.
In conjunction with the new senior credit facility described below, all outstanding balances with Wells Fargo were paid in full on February 28, 2007 and the Wells Fargo credit and security agreement was terminated. The Company paid an early retirement fee of $377,000 on February 28, 2007. In connection with the pay off of the Wells Fargo facility the Company collateralized the letters of credit with $554,000 of cash.
In connection with the asset purchase agreement of Career Blazers, on February 28, 2007, the Company and its subsidiaries entered into a new Credit and Security Agreement (“the facility”) with CapitalSource Finance, LLC (“CapitalSource”). The facility provides for a revolving line of credit and letters of credit collateralized by the Company’s accounts receivable, with a borrowing capacity of $18 million, limited to 85% of eligible billed accounts receivable and 49% of unbilled accounts receivable. Interest on the line of credit is payable at prime rate plus 2.25% or the applicable 30, 60 or 90-day LIBOR plus 3.5% (8.84% upon funding). A fee of 0.5% per annum is payable on the unused portion of the line of credit. Additionally, an annual collateral management fee of $25,000 is charged. In addition, the facility provides for up to $12 million borrowing under a term note. Quarterly payments of $875,000 on the term note are payable beginning June 30, 2007. 75% of the Company’s previous fiscal years annual free cash, as defined in the agreement, is due in April 2008, 2009 and 2010; and any unpaid balance is due in December 2010. Additionally, any proceeds from the disposition of assets, recoveries under insurance policies and the sale of debt or equity securities, unless such sales or issuances are approved by CapitalSource, will be applied to repay the facility. The term note bears interest at prime rate plus 3.75% or the applicable 30, 60 or 90-day LIBOR plus 5.0% (10.34% upon funding). The term of the facility expires in December 2010.
The Company funded $10,750,000 on the revolving line of credit and $12,000,000 on the term note in connection with the Asset Purchase Agreement of Career Blazers and the payment in full of all outstanding amounts owed to Wells Fargo. We paid a closing fee of $510,000 upon funding on February 28, 2007.
The facility requires certain customer payments to be paid directly to blocked lockbox accounts controlled by CapitalSource, providing, however, that absent the occurrence and continuation of an event of default, the Company may operate and transact business through the blocked accounts in the ordinary course of business, including making withdrawals from such accounts into a master deposit account maintained by the Company.
The facility includes various financial and other covenants with which the Company must comply in order to maintain borrowing availability and avoid penalties, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. Additionally, the facility contains a provision that allows the lender to call the outstanding balance of the facility if any material adverse change in the business or financial condition of the Company occurs.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE H — LONG TERM DEBT
Long-term debt consisted of the following as of:

	December 31,	January 1,
	2006	2006
Wells Fargo term note	$3,750,000	$—
Senior subordinated secured convertible notes, net of unamortized discount of $9,019,000	12,934,000	—
Senior secured convertible notes due to related parties, net of unamortized discount of $946,000	1,357,000	—
Senior subordinated notes; including accrued interest through November 15, 2001 of $1,871,000	—	15,837,000
Purchase money subordinated notes — Southeastern sellers	—	484,000
KRG subordinated notes	—	1,500,000

	18,041,000	17,821,000
Less current portion	(2,903,000)	(17,821,000)

Total long-term debt	$15,138,000	$—

Convertible Notes
On March 31, 2006, the Company issued $30 million aggregate principal amount of senior subordinated secured convertible notes. The convertible notes are stated net as a result of recording a discount associated with the valuation of the detachable warrants and conversion feature. The discount will be amortized over the contractual term of the instrument using the effective interest method. If not converted, the notes mature on March 31, 2011 and bear interest at an annual rate of 8%. Interest is paid quarterly on January 2, April 1, July 1 and October 1. The notes are convertible at a holder’s option at any time prior to maturity into shares of our common stock, initially at a conversion price of $6.25 per share, subject to adjustment upon certain events. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at our option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. A note holder may not convert our convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. A holder may require us to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a premium over the principal amount of notes being redeemed. The Company may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If the Company redeems the notes as such, the Company must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of our senior credit facility prohibit the redemption of the notes without prior approval of our senior lender. The agreement includes various covenants with which the Company must comply, including the ratio of indebtedness to consolidated adjusted EBITDA, as defined. As of December 31, 2006, the Company was in compliance with this covenant.
On September 28, 2006, the Company repurchased $5,744,000 principal amount of convertible notes (convertible into 919,040 shares of our common stock) plus all accrued interest for $4,997,000, which included warrants to purchase 91,904 shares of our common stock at $6.25 per share. The gain on the extinguishment of debt is recorded in other income on the consolidated statements of operations for fiscal 2006. Additionally, some of our officers and directors purchased an aggregate $2,303,000 principal amount of convertible notes plus all accrued interest for $2,004,000, which included warrants to purchase 36,848 shares of our common stock at $6.25 per share. The redemption of the convertible notes was approved by Wells Fargo before the transaction was completed.
On February 28, 2007, in consideration for the consent by the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock to the refinancing of our senior debt and amendment of our convertible notes, the Company agreed to increase the interest rate on our convertible notes from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which Holdings has issued at least $5 million of common stock for cash or, if such common stock has not been issued by September 30, 2007, the date on which the stand-by purchasers have purchased an aggregate of $3 million of common stock , as more fully explained below.
Senior Subordinated Notes and Put Warrants

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In March 1998, the Company entered into a senior subordinated note purchase agreement as part of its acquisition of TPS and Excell. This agreement was amended in July 1998 and September 1998, in connection with the Company’s acquisitions of Southeastern, Main Line and National Career Search, Inc., a Company which GES sold in 2000. This agreement was further amended in November 2001 as part of the Master Investment Agreement. The estimated fair value of the detachable stock warrants issued with these notes has been accounted for as a discount from the face value of the notes and was being amortized using the straight line method, which approximated the effective interest method, over the term of the note purchase agreement. Amortization of the debt discount for fiscal 2006, 2005 and 2004 was $0, $21,000 and $436,000, respectively, and is included in other interest expense on the consolidated statements of operations.
These senior subordinated notes bore interest at a fixed annual rate of 13% per annum. Monthly interest payments of approximately $151,000 were originally to be paid through September 30, 2004. However, interest payments had not been made after November 2000, and as amended in connection with the Master Investment Agreement, all remaining principal, together with all unpaid interest as of November 15, 2001, were payable on February 28, 2005. On February 25, 2005 the maturity date of these notes was extended to February 28, 2007. Interest ceased to accrue on these notes effective November 15, 2001. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances were carried at their historical balances.
As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to the debt holders pursuant to the Master Investment Agreement. The note holders received $13,593,000 in cash and 74,703 shares of Holdings.
The detachable stock warrants were exercisable into 542,166 shares of common stock at $.01 per share, at any time prior to the earlier of March 13, 2008 or six years after the senior subordinated notes were paid in full. These warrants previously provided these holders the right to require the Company to redeem them for fair value at any time after July 29, 2003. The Company re-valued the warrants at each reporting date, with a charge or credit recognized in the consolidated statements of operations. Given the terms of the Master Investment Agreement, the value of the Company’s common stock was deemed negligible. Consequently, as of January 1, 2006 the fair value of the warrants was reported as $300, the exercise price prepaid by the holders. The detachable stock warrants were cancelled in connection with the share purchase agreement on March 31, 2006.
Purchase Money Subordinated Notes
In connection with the Company’s purchase of Southeastern, the Company issued subordinated notes to the sellers that bore interest at a fixed rate of 8% per annum, payable quarterly. Quarterly principal payments were to commence June 2000, until paid in full, with any remaining balance due at maturity on July 2005. As part of the Master Investment Agreement, effective November 2001, the remaining notes no longer bore interest and were scheduled to mature July 29, 2005, or share in proceeds from a sale of the Company along with other subordinated note holders. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances continue to be carried at their historical balances. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007.
As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to these debt holders pursuant to the Master Investment Agreement. These note holders received $471,000 in cash and 2,588 shares of Holdings.
KRG Subordinated Notes
KRG is a related party and its affiliates and associates are investors in the Company. During 2001, KRG advanced working capital funds to the Company. These advances were non-interest bearing and were to mature February 5, 2005, or share in distributable proceeds from sale of the Company along with other holders of the Company’s subordinated debt. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007.
As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to KRG pursuant to the Master Investment Agreement. KRG received $1,460,000 in cash and 8,023 shares of Holdings.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE I — INCOME TAXES
Income tax expense attributable to income from operations consists of the following for fiscal 2006, 2005 and 2004:

	Fiscal 2006
	Current	Deferred	Total
U.S. Federal	$—	$(1,521,000)	$(1,521,000)
State and local	274,000	(186,000)	(88,000)

Total	$274,000	$(1,707,000)	$(1,433,000)

	Fiscal 2005
	Current	Deferred	Total
U.S. Federal	$159,000	$3,253,000	$3,412,000
State and local	118,000	102,000	220,000

Total	$277,000	$3,355,000	$3,632,000

	Fiscal 2004
	Current	Deferred	Total
U.S. Federal	$29,000	$1,446,000	$1,475,000
State and local	386,000	173,000	559,000

Total	$415,000	$1,619,000	$2,034,000

Income tax expense attributable to income from operations for fiscal 2006, 2005 and 2004 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations as a result of state taxes, net of federal benefit, non-deductible expenses, primarily restricted compensation, entertainment expense, warrant liability valuation, recapitalization expense and FICA tip credits as shown in the following table:

	Fiscal
	2006	2005	2004
Tax computed at federal statutory rate	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	(146.3)	(0.6)	5.3
Mandatorily redeemable convertible preferred stock accretion and amortization	(498.2)	—	—
Warrant valuation	1,101.6	—	—
FICA tip credit, net	369.8	2.8	(6.3)
Restricted stock valuation	107.8	(58.5)	—
Stock issued to former shareholders of R&R Acquisition, Inc.	(248.9)	—	—
Reconciliation of tax return	348.0	—	—
Permanent differences and other	87.8	(7.7)	9.1

Effective Rate	1,155.6%	(30.0%)	42.1%

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below as of:

	December 31,	January 1,
Deferred tax asset (liability):	2006	2006
Allowance for doubtful accounts	$164,000	$204,000
Net operating loss carry forwards	1,157,000	—
Other reserves	774,000	774,000

Deferred tax assets — current	2,095,000	978,000

AMT and FICA tip tax credit	3,282,000	2,589,000
Net operating loss carry forwards	1,791,000	1,327,000
Amortization of goodwill and other intangibles	3,323,000	4,277,000
Depreciation of property and equipment	144,000	(92,000)
Valuation allowance	(744,000)	(895,000)

Deferred tax assets — long term	7,796,000	7,206,000

Net deferred tax assets	$9,891,000	$8,184,000

As of December 31, 2006, the Company had federal net operating loss carry forwards of approximately $4,551,000 expiring in 2017 through 2026, which it expects to begin utilizing in fiscal 2007. The Company has state net operating loss carry forwards of approximately $16,586,000, which expire on various dates from 2010 through 2024. The FICA tip tax credits expire in 2018 through 2026.
The Company has established a valuation allowance against its net deferred tax assets as of December 31, 2006 and January 1, 2006, of $744,000 and $895,000, respectively. The valuation allowance results from the uncertainty regarding the Company’s ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to state net operating loss carry forwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets. The $151,000 reduction in the valuation allowance in fiscal 2006 resulted from a state by state analysis of projected taxable income primarily in New York and New Jersey. There was no change in the valuation allowance for fiscal years 2005 or 2004.
NOTE J — STOCKHOLDERS’ EQUITY
Pursuant to the share purchase agreement, Holdings’ authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of mandatorily redeemable convertible preferred stock, par value $0.0001 per share.
Equity commitment and consideration
On February 28, 2007, in consideration for consent by the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock to the refinancing of our senior debt and amendment of our convertible notes, the Company has agreed to the following:
➢	Holdings will conduct an offering of at least $5 million of our common stock in a private placement or public offering to close no later than September 30, 2007. The common stock shall be issued for cash consideration.

➢	If Holdings has not closed the offering by September 30, 2007, the Company is obligated to call upon the commitments it has received from Howard Brill, President and CEO of Holdings, John Borer, Managing Director of Rodman & Renshaw and Charles Gwirtsman, Chairman of the Board of Holdings, also referred to as the stand-by purchasers, to purchase an aggregate of $3 million of our common stock on September 30, 2007.

➢	If the dollar amount of common stock sold after February 28, 2007 and prior to September 30, 2007 exceeds $2 million, the obligation of the stand-by purchasers will be reduced by the amount of such excess with such reduction being allocated among them in proportion to their respective purchase commitments.

➢	The purchase price for the shares of common stock to be purchased by each stand-by purchaser will be equal to the volume weighted average price per share of our common stock for the ten consecutive trading day period ending on September 29, 2007 as reported by Bloomberg (or, if Bloomberg terminates such reporting, then using such other reporting system as our board of directors may designate in good faith) on the primary national or regional securities exchange or quotation system on

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
which our common stock is then listed or quoted; provided, that if Holdings has not conducted the offering in good faith using commercially reasonable efforts the purchase price for the shares shall be the higher of that price or $4.00 per share. The purchase price paid by the stand-by purchasers may be paid in cash, by delivery to us of our convertible notes held by such stand-by purchaser having an aggregate principal amount, including accrued interest, equal to the purchase price of the common stock to be so purchased, or a combination thereof, at the election of the stand-by purchaser making such payment.

➢	Holdings will issue to each stand-by purchaser a warrant to purchase one share of common stock for each share purchased by such stand-by purchaser at an exercise price equal to 120% of the price at which the common stock is purchased. The warrants will expire on the seventh anniversary of issuance; provided, however, that no warrants shall be issued with respect to any portion of the common stock purchased by such stand-by purchasers through the surrender of convertible notes.
Series A Mandatorily Redeemable Convertible Preferred Stock
Holdings issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock on March 31, 2006 at a purchase price of $1,000 per share. The preferred stock is classified as a liability due to the mandatory redemption features and recorded net of a discount associated with the valuation of the detachable warrants and conversion feature. The discount will be amortized over the contractual term of the instrument using the effective interest method at the premium rate. If not previously converted, the mandatorily redeemable convertible preferred stock is subject to mandatory redemption on March 31, 2013 at the conversion price then in effect plus a premium calculated at an annual rate of 8% from issuance to maturity. Upon liquidation, our preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum of the face amount, and will thereafter share ratably with our common stockholders in the distribution of our remaining assets. The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into an amount of shares of our common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% from issuance to maturity, by a conversion price of $5.75 per share, subject to adjustment upon certain events. A stockholder may not convert our Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. A holder may require us to redeem its Series A mandatorily redeemable convertible preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A mandatorily redeemable convertible preferred stock) or upon other specified events at a premium over the conversion price of the shares being redeemed. The terms of our senior credit facility prohibit the redemption of our preferred stock.
Following is a reconciliation of the Series A mandatorily redeemable convertible preferred stock:

	Principal	Discount	Net
Balance at issuance on March 31, 2006	$12,750,000	$(12,549,000)	$201,000
8% accretion	773,000	—	773,000
Amortization of discount	—	1,039,000	1,039,000

Balance at December 31, 2006	$13,523,000	$(11,510,000)	$2,013,000

Also on February 28, 2007, in consideration for the consent by the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock to the refinancing of our senior debt and amendment of our convertible notes, Holdings agreed to amend our certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium paid on our preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which Holdings has issued at least $5 million of common stock for cash or, if such common stock has not been issued by September 30, 2007, the date on which the stand-by-purchasers purchased an aggregate of $3 million of common stock, as described above. Before the amendment, the premium paid on our Series A mandatorily redeemable convertible preferred stock was 8.0%, calculated without reference to our issuing additional common stock.
Warrants to purchase common stock
On March 31, 2006, Holdings issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. The Company also issued warrants to purchase our common stock to our placement agent in the recapitalization. The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, the Company will not receive any cash payment of the exercise price. A warrant holder may not exercise a warrant to purchase our common stock to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
of our convertible notes and mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
In connection with the repurchase of $5,744,000 principal amount of convertible notes at a discount on September 29, 2006; the Company reduced the number of shares underlying warrants by 91,904 at a warrant exercise price of $6.25 per share.
The following table sets forth the exercise price and expiration date of all warrants outstanding at December 31, 2006.

Number of Shares Underlying Warrants		Exercise Price	Expiration Date
388,096	*	$6.25	March 31, 2011
2,513,053		$6.00	March 31, 2013
393,365		$6.25	March 31, 2013

(* — includes 36,848 held by related parties)
Series C and D preferred stock
Prior to the share purchase agreement, and as amended in May 2002, GES’s authorized capital consisted of 10,000,000 shares of $.01 par value common stock, and 50,000,000 shares of $.01 par value preferred stock. The amendment designated 7,000,000 shares as Series C preferred stock, and 30,000,000 shares as Series D preferred stock.
The Series C and Series D preferred stockholders were entitled to vote with the common stock stockholders, however, not as a separate class. No specific provisions were made with respect to dividends on the preferred stock; however, no dividends may be paid on common stock for so long as any class of preferred stock is outstanding unless approved by the preferred stockholders. The relative priorities of the classes of equity securities to receive distributions of proceeds from an approved sale of the Company were also described in the Master Investment Agreement.
The redeemable preferred stock had been classified outside of stockholders’ equity as temporary equity. As a result of the impending share purchase agreement, the preferred stock was reclassified to a current liability titled mandatorily redeemable preferred stock as of January 1, 2006 at an estimated fair market value of $28,897,000, offset by a reduction in additional paid in capital of $36,693,000 for the difference between the estimated liability and carrying value, pursuant to an interpretation of Emerging Issues Task Force, Topic D-98: Classification and Measurement of Redeemable Securities. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Master Investment Agreement.
Following is a reconciliation of the number of shares issued of Series C and Series D preferred stock:

	Series C		Series D
	Amount	Shares	Amount	Shares	Total
Balance December 28, 2003	$5,705,000	5,704,518	$132,000	8,315,204	$5,837,000

Repurchase of 34,839 shares of Series C preferred stock	(37,000)	(34,839)	—	—	(37,000)

Issuance of 49,050 shares of Series C preferred stock in lieu of compensation	56,000	49,050	—	—	56,000

Balance January 2, 2005	5,724,000	5,718,729	132,000	8,315,204	5,856,000

Estimated fair value adjustment	16,549,000	—	6,492,000	—	23,041,000

Balance January 1, 2006	$22,273,000	5,718,729	$6,624,000	8,315,204	$28,897,000

As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to Series C and Series D preferred stockholders pursuant to the Master Investment Agreement. Series C and Series D stockholders received $22,243,000 and $6,653,000 in cash and 869,426 and 2,070,371 shares of Holdings, respectively.
Stock Options
On November 13, 2006, the shareholders of Holdings approved the Global Employment Holdings, Inc. 2006 Stock Plan (“the 2006 Stock Plan”). The purpose of the 2006 Stock Plan is to: (i) promote the interests of the Company and its stockholders by strengthening Holding’s ability to attract, motivate and retain employees, officers, consultants and members of the board of directors; (ii) furnish incentives to individuals chosen to receive awards of Holding common stock under the plan because they are considered capable of responding by improving operations and increasing profits or otherwise adding value to Holding; and (iii) provide a means to encourage stock ownership and proprietary interest in Holding to valued employees, members of the board of directors and consultants upon whose judgment, initiative, and efforts the continued financial success and growth of our business largely depend.
The aggregate number of shares of common stock that may be issued, transferred or exercised pursuant to Awards under the 2006 Stock Plan will not exceed 2,100,000 shares of common stock, of which 1,750,000 shares may only be granted to employees and consultants

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
and 350,000 shares may only be granted to non-employee directors. Awards under the 2006 Stock Plan may be stock options or stock grants.
The shares of common stock to be delivered under the 2006 Stock Plan will be made available, at the discretion of the board of directors or the compensation committee thereof, either from authorized but unissued common stock or from previously issued common stock reacquired by the Company, including shares of common stock purchased on the open market. To the extent any option or award expires unexercised or is canceled, terminated or forfeited in any manner without the issuance of common stock hereunder, such shares shall again be available for issuance under the 2006 Stock Plan.
Awards may be granted to employees, directors and consultants of the Company or any of its subsidiaries in the sole discretion of the compensation committee. In determining the persons to whom awards shall be granted and the type of award, the committee shall take into account such factors as the committee shall deem relevant in connection with accomplishing the purposes of the 2006 Stock Plan. Each award will be evidenced by an agreement and may include any other terms and conditions consistent with the 2006 Stock Plan as the compensation committee may determine.
The term of each option shall be determined by the compensation committee but shall not exceed 10 years. Unless otherwise specified in an option agreement, options shall vest and become exercisable on the following schedule: 1/3 on the first annual anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date Each option shall be designated as an incentive stock option (ISO) or a non-qualified option (NQO). The exercise price of an ISO shall not be less than the fair market value of the stock covered by the ISO at the grant date; provided, however, that the exercise price of an ISO granted to any person who owns, directly or indirectly, stock of the Company constituting more than 10% of the total combined voting power of all classes of outstanding stock of the Company or of any affiliate of the Company, shall not be less than 110% of such fair market value.
No options were granted or outstanding under the 2006 Stock Plan at December 31, 2006.
On February 14, 2007, the compensation committee of Holdings awarded an aggregate of 678,161 incentive stock options to certain of our employees and officers and an aggregate of 175,000 nonstatutory stock options to our non-employee directors under our 2006 Stock Plan. Each of the awarded stock options is exercisable into one share of our common stock at an exercise price of $5, the closing quoted market price on February 14, 2007. The term of the options is 10 years. The options will vest and become exercisable on the following schedule: 1/3 upon grant, 1/3 on the first anniversary of the grant date and 1/3 on the second anniversary of the grant date.
On March 14, 2007, the compensation committee of Holdings awarded 100,000 incentive stock options to the newly appointed chief operating officer (“COO”) under the 2006 Stock Plan. Each of the awarded stock options is exercisable into one share of our common stock at an exercise price of $5.25, the closing quoted market price on March 14, 2007. The term of the options is 10 years. The options will vest and become exercisable on the following schedule: 1/3 upon the first anniversary, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date. The COO was awarded 34,125 nonstatutory stock options on February 14, 2007, as a director, under the 2006 Stock Plan. He will remain on our Board of Directors but has stepped down from the compensation and audit committees effective March 13, 2007. He has vested 11,375 of the 34,125 options granted to him. Holdings agreed to accelerate the vesting of 948 options, which is equal to the pro-rata number of options that would have vested between February 14, 2007 and March 13, 2007, and the remaining 21,802 options will be forfeited.
On March 21, 2007, the compensation committee of Holdings awarded 70,000 incentive stock options to an employee under the 2006 Stock Plan. Each of the awarded stock options is exercisable into one share of our common stock at an exercise price of $5.25, the closing quoted market price on March 21, 2007. The term of the options is 10 years. The options will vest and become exercisable on the following schedule: 1/3 upon the first anniversary, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date.
Restricted Stock Plan
Historically, GES had granted common stock options to employees at a price equal to or greater than the estimated fair value of the stock on the date of grant. In May 2002, GES adopted the 2002 Restricted Stock Plan (the “2002 Stock Plan”). The 2002 Stock Plan provided for issuance of up to 3,000,000 shares of restricted common stock. The restricted shares were issued at the discretion of the compensation committee of the Board of Directors, and carry the terms outlined below. The 2002 Stock Plan was scheduled to terminate on the later of May 2012 or upon execution of an approved sale of the Company. All employees who held stock options were given one share of restricted common stock in exchange for the cancellation of each stock option (the Exchange). Employees were required to pay $.01 per share to affect the purchase of the restricted common shares and concurrent cancellation of the stock options. Effective with the creation of the 2002 Stock Plan, all previous stock option plans and all employee options were cancelled.
The restricted shares issued as part of the Exchange vested 16.68% immediately, with the remaining percentage vesting ratably (2.78% per month) over the following 2.5 year period. Additionally, these shares vested an additional 17% upon termination of an employee without cause. The restricted shares issued as incentive awards subsequent to the Exchange vest ratably over a 3-year period (2.75% per month). All restricted shares issued under the 2002 Stock Plan vested immediately upon execution of an approved sale of GES. Upon termination of an employee, GES had the option to repurchase all of the unvested restricted shares held by the employee for $.01 per share.
As of January 1, 2006, 1,563,340 shares were issued and outstanding under the 2002 Stock Plan. In connection with the share purchase agreement, an additional 436,660 restricted common shares were issued to management and employees, bringing the total restricted common shares outstanding to 2,000,000 at March 24, 2006, which were all exchanged for cash and shares of Holdings. The

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
compensation expense associated with this issuance was included in selling, general and administrative expense in the consolidated statements of operations for fiscal 2005. As a result of the share purchase agreement, the fair market value of $11,542,000 was classified as a current liability with a corresponding charge to compensation expense of $21,152,000, net of the basis pursuant to the provisions of SFAS 150, as of January 1, 2006. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Master Investment Agreement. Simultaneous with the share purchase agreement, the Company repurchased the restricted shares for an amount determined under the sales proceeds distribution schedule in the Master Investment Agreement and were allocated to individual employees based on their pro rata share of the shares issued under the 2002 Stock Plan. These stockholders received $11,624,000 in cash and 1,924,889 shares of common stock in Holdings. The 2002 Stock Plan was terminated upon the distribution.
Dividends
On February 3, 2005, the Board of Directors authorized a $7 million dividend payable to the stockholders of restricted common stock and Series C preferred stock at the time the dividend is paid. In March 2005, $700,000 was paid to the restricted common stockholders and $6.3 million was paid to the Series C stockholders based upon their pro rata share of the outstanding shares, which our then lender, Wells Fargo, approved.
Compensation
During fiscal 2004, the Company issued 300,000 shares of Series C preferred stock valued at $340,000 to various members of management in lieu of cash bonuses.
NOTE K — WARRANT AND CONVERSION FEATURE VALUATION
The Company applied the provisions of SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of the common stock warrants and conversion features embedded in our convertible debt, mandatorily redeemable convertible preferred stock and common stock. Accordingly, we recorded a warrant and conversion feature liability upon the issuance of our common stock, mandatorily redeemable convertible preferred stock and convertible debt equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments issued at March 31, 2006. This will be adjusted quarterly to the estimated fair market value based upon then current market conditions.
During the first quarter of 2006, the Company recorded an initial valuation liability of $29,414,000, which represented a non-cash adjustment to the carrying value of the related financial instruments. As of December 31, 2006, the liability was valued at $25,408,000. The Company recorded the change in the estimated fair market value of the warrant liability of $1,634,000 as a reduction of interest expense in the consolidated statements of operations for fiscal 2006.
As a result of the retirement of convertible debt and related warrants, the Company reduced the warrant liability by $2,372,000. This amount is included in the gain on extinguishment of debt in the consolidated statements of operations for fiscal 2006.
The Company utilizes historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and use daily intervals for price observations.
For fiscal 2006, the following assumptions were utilized:

Average expected volatility	59.7%
Contractual term ranged from	4.25 to 7.0 years
Risk free rate	4.76%
Expected dividend rate	-0-

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE L — COMMITMENTS AND CONTINGENCIES
Contingencies
The Company is not currently a party to any material litigation; however in the ordinary course of our business the Company is periodically threatened with or named as a defendant in various lawsuits or actions. The principal risks that Holdings insures against, subject to and upon the terms and conditions of various insurance policies, are workers’ compensation, general liability, automobile liability, property damage, professional liability, employee benefits liability, staffing errors and omissions, employment practices, fiduciary liability, fidelity losses and director and officer liability. Management believes the resolution of these matters will not have a material adverse effect on our consolidated financial statements.
Under the organizational documents, Holdings directors are indemnified against certain liabilities arising out of the performance of their duties to Holdings. The Company also has an insurance policy for our directors and officers to insure them against liabilities arising from the performance of their positions with Holdings or its subsidiaries. Holdings maximum exposure under these arrangements is unknown as this would involve future claims that maybe made against Holdings that have not occurred. However, based on experience, management expects the risk of loss to be remote.
Operating Leases
The Company is obligated under several operating leases for office space and certain office equipment expiring at various dates through 2019. Rent expense under operating leases for fiscal 2006, 2005 and 2004 was $1,693,000, $1,585,000 and $1,644,000, respectively.
As of January 1, 2006, future minimum lease commitments under noncancellable operating leases are as follows:

Fiscal Years
2007	$1,533,000
2008	938,000
2009	827,000
2010	489,000
2011 and thereafter	2,039,000

Total	$5,826,000

Certain leases contain purchase options, renewal options and escalation clauses. These contingent rent amounts are excluded from minimum rent until lease extensions are executed. Rent escalations, however, are reflected in the minimum rent and are included in the determination of total rent expense.
NOTE M — EMPLOYEE BENEFIT PLANS
The Company has adopted a 401(k) plan (the “Plan”) for the benefit of all eligible employees of the Company, as defined in the Plan Agreement. The Plan allows participants to make pretax contributions limited to amounts established by tax laws. The employee contributions and earnings thereon are always 100% vested, and the employers’ match, if made, vests ratably over a six-year period. The Company currently does not match employee contributions. Employees are eligible to participate in the Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service. The Plan allows for hardship withdrawals and loans from participant accounts. All amounts contributed to the Plan are deposited into a trust fund administered by independent trustees.
Southeastern has adopted a 401(k) profit sharing plan (the “SE Plan”) for the benefit of all eligible employees, as defined in the plan agreement. The SE Plan is a defined contribution plan to which eligible employees may make voluntary contributions, on a before-tax basis, from 1 percent to 15 percent of their compensation during each year while they are a plan participant. Under the SE Plan, employees’ salary deferral contributions are limited to amounts established by tax laws. Participants are at all times fully vested in their salary deferral contributions to the SE Plan and the earnings thereon. All amounts contributed pursuant to the SE Plan are held in a trust and invested, pursuant to the participant’s election, in one or more investment funds offered by a third-party trustee. Employees are eligible to participate in the SE Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service in a consecutive 12-month period. Entry dates are the first day of each quarter. Service with a client company is credited for eligibility and vesting purposes under the SE Plan.
The SE Plan also offers the option of matching contributions to certain work-site employees under Section 401(m) of the Internal Revenue Code. Under this option, customer companies may elect to participate in the matching program, pursuant to which the customer companies contribute an annually determined percentage of the employee’s compensation each pay period. Participants vest in these matching contributions 20 percent per year beginning after one year of service, and are fully vested after six years of service. In addition, participants are fully vested in these matching contributions upon normal retirement (i.e., attainment of age 65) or death. Southeastern’s customers made matching contributions of approximately $392,000, $275,000 and $299,000 for work-site employees for fiscal 2006, 2005 and 2004, respectively.

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE N — RELATED PARTIES
The Company is renting administrative facilities from stockholders and current employees, and family members of officers of the Company. For fiscal 2006, 2005 and 2004, the Company paid rent expense to these related parties of $136,000, $354,000 and $495,000, respectively. In addition there was $188,000 of expense paid related to the buyout of a portion of a related party lease during fiscal 2004. As a result of the stock purchase agreement, a former related party is no longer classified as such.
Several of the holders of our convertible notes are directors, officers or employees of GES or its subsidiaries. The Company pays interest to all holders of the convertible notes pursuant to the terms of the loan documents.
The Company had a management consulting agreement with KRG, a company controlled by certain stockholders of GES. The Company received management, advisory and corporate structure services from KRG for an annual fee. KRG was also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures completed by the Company. In November 2001, KRG agreed to waive and forgive amounts accrued as of that date. From November 2001 forward, management-consulting fees were charged based on assessments of the Company’s financial ability. During fiscal 2006, 2005 and 2004; $45,000, $180,000 and $90,000, respectively, in consulting fees were charged and such amounts were included in operating expenses in the consolidated statements of operations. In connection with the share purchase agreement this management agreement was terminated.
In 2001 certain of the management and debt and equity holders of the Company formed a limited liability company (the LLC) for the purpose of purchasing at a discount, certain senior debt of the Company. The Company then issued its Series C preferred stock to the LLC to retire the senior debt and related accrued interest. KRG was one of the members of the LLC, one of the senior subordinated note holders, and influenced the management of the Company through its management consulting agreement described above. In connection with the stock purchase agreement, the LLC partners were paid their share of the proceeds pursuant to the Master Investor Agreement and the LLC is no longer active.
NOTE O — SEGMENT INFORMATION
The Company’s business is divided into two major segments, staffing services and professional employer organization, also known as PEO services. These segments consist of several different practice groups. The Company’s temporary staffing practice group provides temporary and temp-to-hire services in areas such as light industrial, clerical, logistics fulfillment, call center operations, financial services, and warehousing, among others. The Company’s direct hire placement practice group responds to the Company’s customer’s requests by finding suitable candidates from the Company’s national network of candidates across a broad range of disciplines. The Company’s professional services practice group provides temporary and temp-to-hire services in areas such as information technology, known as IT, life sciences and others. The Company’s employee leasing practice group assists customers in managing human resources responsibilities and employer risks such as payroll and tax administration, workers’ compensation, employee benefit programs, and regulatory compliance. The Company’s operating segments are based on the type of services provided to clients. Staffing services are provided to clients throughout the United States and as such, the revenue earned is spread over numerous states. These operations do not meet the quantitative thresholds outlined by the SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which requires the reporting of financial information by region. The reconciling difference between the two segments and total Company represents costs and assets of the corporate division. All revenue is earned within the United States.
Segment information is as follows:

	Fiscal year
	2006	2005	2004
Staffing revenue	$95,135,000	$81,175,000	$70,055,000
PEO revenue	$33,609,000	$30,388,000	$27,071,000
Total company revenue	$128,790,000	$111,563,000	$97,126,000

Staffing depreciation	$116,000	$124,000	$141,000
PEO depreciation	$136,000	$106,000	$99,000
Total Company depreciation	$540,000	$519,000	$519,000

Staffing income before income taxes	$4,243,000	$7,881,000	$5,285,000
PEO income before income taxes	$4,877,000	$4,563,000	$2,945,000
Total company income (loss) before income taxes	$(124,000)	$(12,093,000)	$4,827,000

Staffing assets	$28,828,000	$23,506,000	$16,787,000
PEO assets	$31,618,000	$26,612,000	$18,659,000
Total company assets	$57,202,000	$52,920,000	$51,014,000

Staffing capital expenditures	$220,000	$103,000	$131,000
PEO capital expenditures	$146,000	$134,000	$164,000
Total capital expenditures	$686,000	$324,000	$556,000

Global Employment Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE P — SUBSEQUENT EVENTS
Acquisition
On February 28, 2007, Holdings closed the asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and Cape Success LLC (collectively “Career Blazers”). Under the agreement, Holdings purchased substantially all of the property, assets and business of the parties to the agreement for an aggregate purchase price of $10,250,000, as adjusted based on the amount of net working capital of the purchased business. The purchase price consists of a cash payment of $9,000,000 at closing and a potential additional payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met. Holdings financed the purchase with the CapitalSource senior credit facility as previously discussed.
Career Blazers, with offices in New York City, New Jersey, Washington DC and Maryland, provides temporary and permanent staffing and related services to clients in the northeastern region. The acquisition allows Holdings to expand our operations into these markets not previously served by us. The following factors were primary reasons that contributed to the estimated goodwill that will be recorded: going concern value, administrative expense efficiency, name and trademark value and customer and employee base. The contingent payment will be allocated to the identifiable customer at the time the payment is made.
The preliminary condensed unaudited balance sheet of Career Blazers at February 25, 2007 is presented below. The Company is currently in the process of having a valuation of the identifiable intangibles assets determined and is not currently able to estimate the allocation of such assets and the related deferred tax consequences at this time.

Current assets	$3,000,000
Property, plant and equipment	80,000
Goodwill and intangible assets	9,500,000
Total Assets acquired	12,580,000

Current liabilities	1,675,000
Long-term debt	—

Total liabilities assumed	1,675,000

Net assets acquired	$10,905,000

The results of operations of Career Blazers will be included in our consolidated financial statements beginning February 26, 2007.
NOTE Q — QUARTERLY FINANCIAL INFORMATION (Unaudited)
The following summarizes unaudited quarterly operating results (all amounts in thousands, except per share data):

2006 Quarters	1st	2nd	3rd	4th
Revenues, net	$31,208	$33,411	$33,287	$30,884
Gross profit	$8,844	$9,710	$9,203	$8,962
Net income (loss)	$(1,691)	$1,330	$1,085	$585
Income (loss) available to common shareholders	$(1,691)	$1,330	$1,085	$585
Income (loss) per share:
Basic	$(0.35)	$0.22	$0.18	$0.10
Diluted	$(0.35)	$0.21	$0.18	$0.10

2005 Quarters	1st	2nd	3rd	4th
Revenues, net	$24,673	$26,476	$29,987	$30,427
Gross profit	$8,060	$8,539	$9,217	$8,554
Net income (loss)	$1,027	$1,436	$1,667	$(19,855)
Income (loss) available to common shareholders	$(5,273)	$1,436	$1,667	$(56,548)
Income (loss) per share:
Basic and diluted	$(0.96)	$0.26	$0.30	$(11.48)
The staffing services segment is subject to seasonality. In light industrial services, customer demand for workers is usually higher between July and November each year. Demand recedes somewhat starting in late December through March. By emphasizing on-site management arrangements, the Company has been able to reduce the seasonality of our business.
The PEO services segment suffers far less from seasonal fluctuations with the exception of the first quarter of each year during which more new business is booked than during other times of the year.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$353,000	$58,000
Accounts receivable, net	28,562,000	23,478,000
Stock subscription receivable, includes $2,107,000 due from related parties	2,757,000	—
Deferred income taxes	2,301,000	2,095,000
Prepaid expenses and other current assets	3,023,000	2,603,000

Total current assets	36,996,000	28,234,000

Property and equipment, net	1,910,000	1,168,000
Deferred income taxes	7,787,000	7,796,000
Other assets, net	1,954,000	1,256,000
Intangibles	6,035,000	—
Goodwill	19,398,000	18,748,000

Total assets	$74,080,000	$57,202,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$1,937,000	$2,176,000
Accounts payable	370,000	614,000
Accrued liabilities	24,563,000	19,542,000
Current portion of long-term debt	4,860,000	2,903,000
Line of credit	9,808,000	9,049,000

Total current liabilities	41,538,000	34,284,000

Warrant liability	4,687,000	24,496,000
Warrant liability due to related parties	1,351,000	912,000
Long-term portion of term note	5,390,000	3,750,000
Long-term debt, net of unamortized discount of $7,703,000 and $9,019,000 for fiscal 2007 and 2006, respectively	14,250,000	10,031,000
Long-term debt due to related parties, net of unamortized discount of $723,000 and $946,000 for fiscal 2007 and 2006, respectively	1,337,000	1,357,000
Mandatorily redeemable preferred stock, net of unamortized discount of $10,499,000 and $11,510,000 for fiscal 2007 and 2006, respectively	3,903,000	2,013,000

Total liabilities	72,456,000	76,843,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.0001 par value, 75,000,000 shares authorized; 8,030,432 issued, 8,023,752 outstanding in fiscal 2007 and 6,030,122 issued, 6,023,442 outstanding in fiscal 2006	1,000	1,000
Treasury Stock, at cost, 6,680 for fiscal 2007 and 2006	—	—
Additional paid in capital	26,300,000	23,760,000
Accumulated deficit	(24,677,000)	(43,402,000)

Total stockholders’ equity (deficit)	1,624,000	(19,641,000)

Total liabilities and stockholders’ equity (deficit)	$74,080,000	$57,202,000

The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Nine months ended
	September 30,	October 1,
	2007	2006
REVENUES, net	$127,848,000	$97,906,000
COST OF SERVICES	93,663,000	70,095,000

GROSS PROFIT	34,185,000	27,811,000

OPERATING EXPENSES
Selling, general and administrative	27,296,000	21,176,000
Depreciation and amortization	1,826,000	450,000

Total operating expenses	29,122,000	21,626,000

OPERATING INCOME	5,063,000	6,185,000

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(6,889,000)	(4,520,000)
Fair market valuation of warrant liability	21,093,000	1,063,000
Other income (expense)	(20,000)	(3,089,000)
Gain (loss) on extinguishment of debt	(395,000)	273,000

Total other income (expense), net	13,789,000	(6,273,000)

INCOME (LOSS) BEFORE INCOME TAXES	18,852,000	(88,000)

INCOME TAX (BENEFIT) EXPENSE	127,000	(812,000)

NET INCOME	$18,725,000	$724,000

Basic earnings per share of common stock	$3.10	$0.13

Weighted average number of basic common shares outstanding	6,031,079	5,650,724

Diluted earnings per share of common stock	$1.39	$0.13

Weighted average number of diluted common shares outstanding	15,007,824	5,650,724
The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(DEFICIT)

	Nine months ended September 30, 2007

	Preferred stock		Common stock		Treasury stock		Additional	Accumulated
	Amount	Shares	Amount	Shares	Amount	Shares	paid in capital	deficit	Total

Balances at December 31, 2006	$—	—	$1,000	6,030,122	$—	(6,680)	$23,760,000	$(43,402,000)	$(19,641,000)
Fractional shares				310
Issuance of stock options	—	—	—	—	—	—	1,357,000	—	1,357,000
Sale of common stock at $1.50 per share	—	—	—	2,000,000	—	—	3,000,000	—	3,000,000
Warrant liability related to common stock warrants	—	—	—	—	—	—	(1,723,000)	—	(1,723,000)
Conversion of related party debt	—	—	—	—	—	—	(94,000)	—	(94,000)
Net income	—	—	—	—	—	—	—	18,725,000	18,725,000

Balances at September 30, 2007	$—	—	$1,000	8,030,432	$—	(6,680)	$26,300,000	$(24,677,000)	$1,624,000

The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine months ended
	September 30,	October 1,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,725,000	$724,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	442,000	421,000
Amortization of intangibles and other assets	1,384,000	29,000
Amortization of debt discount and issuance costs	1,812,000	1,487,000
Bad debt expense	93,000	364,000
Deferred taxes	(197,000)	(851,000)
Restricted common stock compensation expense	—	80,000
Loss (gain) on extinguishment of debt	395,000	(273,000)
Issuance of common stock to KRG Colorado, LLC for services	—	250,000
Issuance of common stock to former shareholders of R&R Acquisition I, Inc.	—	905,000
Offering costs	—	(1,049,000)
Accretion of preferred stock	879,000	518,000
Amortization of warrant discount on preferred stock	1,012,000	697,000
Stock option compensation expense	1,357,000	—
Fair market valuation of warrant liability	(21,093,000)	(1,063,000)
Changes in operating assets and liabilities:
Accounts receivable	(2,275,000)	(3,894,000)
Prepaid expenses and other	(641,000)	79,000
Accounts payable	(305,000)	(141,000)
Income taxes payable	127,000	(372,000)
Accrued expenses and other liabilities	2,371,000	3,542,000

Net cash flows provided by operating activities	4,086,000	1,453,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(474,000)	(460,000)
Acquisition of Career Blazers, net of cash and cash equivalents acquired	(9,600,000)	—

Net cash flows used in investing activities	(10,074,000)	(460,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	(239,000)	(119,000)
Net borrowings on revolving credit facility	759,000	10,845,000
Borrowings on term note	12,000,000	5,000,000
Repayments of term note	(5,500,000)	(833,000)
Proceeds from convertible debt	—	30,000,000
Repurchase of convertible debt	—	(4,997,000)
Debt issuance costs	(737,000)	(1,937,000)
Reduction of KRG subordinated note	—	(1,460,000)
Reduction of shareholder subordinated debt	—	(14,064,000)
Issuance of preferred stock	—	12,750,000
Issuance of common stock	—	4,250,000
Repurchase of preferred stock and restricted common stock	—	(40,520,000)

Net cash flows provided by (used in) financing activities	6,283,000	(1,085,000)

Net increase in cash and cash equivalents	295,000	(92,000)
Cash and cash equivalents, beginning of period	58,000	138,000

Cash and cash equivalents, end of period	$353,000	$46,000

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$161,000	$410,000

Cash paid during the period for interest	$3,169,000	$1,170,000

Supplemental Disclosure of Non-Cash Information
Rent abatement recorded as leasehold improvement	$363,000	$—

The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
1. Financial Statement Presentation
The accompanying unaudited consolidated condensed financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. The consolidated condensed balance sheet as of December 31, 2006 presented herein has been derived from the audited balance sheet included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.
Certain information and footnote disclosures, which are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to SEC rules and regulations. The accompanying consolidated condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. The information reflects all normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position of the Company, and its results of operations for the interim periods set forth herein. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year or any other period.
Global Employment Holdings, Inc. or Holdings, was formed in Delaware in 2004. On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solution’s, or GES, outstanding equity securities. Also on March 31, 2006, GES entered into a merger agreement with a wholly owned subsidiary of ours, resulting in GES being 100% owned by us. Holdings did not have any operations before March 31, 2006. GES was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
The share exchange and merger was treated as a recapitalization of GES for financial accounting purposes. In connection with the recapitalization of GES, we issued convertible notes and warrants, convertible preferred stock and warrants, and common stock and warrants in private placements. As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures related to equity, amounts have been retroactively restated to reflect share quantities as if the exchange of GES shareholders had occurred at the beginning of the periods presented as altered by the terms of the share purchase agreement.
Effective February 25, 2007, Holdings closed the asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and Cape Success LLC, collectively referred to as Career Blazers. Under the agreement, Holdings purchased substantially all of the property, assets and business of Career Blazers. The acquisition of the assets was done through our wholly-owned subsidiary, Friendly Advanced Software Technology, Inc.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company’s consolidated financial statements include PEO unbilled accounts receivable, allowance for doubtful accounts, workers’ compensation liabilities, stock options, warrant valuation and income taxes. In particular, the accrual for the large deductible workers compensation insurance program is based on estimates and actuarial assumptions. Additionally, the valuation of the warrant liability and stock options uses the Black-Scholes model based upon interest rates, stock prices, maturity estimates and volatility factors. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
Fiscal Periods
The Company’s fiscal year is based on a 52/53-week cycle ending on the Sunday closest to each calendar year end. For each quarter and for the nine months in 2007 and 2006, the Company had 13 and 39 week periods, respectively.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Consolidation
The consolidated condensed financial statements include the accounts of the Company and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications of items in prior periods’ financial statements have been made to conform to the current period presentation.
Cash and Cash Equivalents
Our policy is to invest any cash in excess of operating requirements in highly liquid, income-producing investments. We consider such investments with maturities of three months or less at the time of purchase to be cash equivalents.
Financial Instruments
The Company does not believe that its financial instruments, primarily cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash exceeds the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk. Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide as well as customer payment terms in the PEO segment and contingency division of our staffing segment. The carrying amounts of cash, accounts receivable, accounts payable and all other accrued expenses approximate fair value because of the short maturity of the instruments. The fair value of the Company’s debt instruments approximates the carrying value based on current rates available to the Company for debt with similar terms and risk. The warrants and conversion features embedded in the convertible notes, mandatorily redeemable convertible preferred stock and common stock as well as stock options issued to employees and directors are valued at estimated fair market value utilizing a Black-Scholes option pricing model.
Revenue Recognition
Our PEO revenues consist of amounts received or receivable under employee leasing customer service agreements. Amounts billed to PEO customers include actual wages of employees dedicated to each work-site and related payroll taxes paid by us, a contractual administrative fee, and workers compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to customers for workers compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to us. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record PEO revenues net, having determined that this better reflects the substance of the transactions between us and our PEO customers. We believe this provides greater comparability to the financial results within the industry. In addition, we believe it will better focus us on, and allow investors to better understand, the financial results of our business. Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed.
Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service and contingency revenues are recognized as our employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
All revenues are earned in the United States.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Net Earnings (Loss) per Share of Common Stock
Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities. Outstanding warrants and stock options were excluded from the calculation of dilutive earnings (loss) per share as the effect of the assumed exercise of these warrants and stock options would be anti-dilutive as the conversion or exercise price was in excess of the average stock price for the periods measured. Basic and diluted common shares outstanding was the same for the nine months ended October 1, 2006, as all common stock equivalents were anti-dilutive. A reconciliation of basic and diluted net income and common shares outstanding for the nine month period ended September 30, 2007 is presented below:

Nine months ended
September 30, 2007
Basic net income	$18,725,000
Convertible debt interest and amortization, net of tax	2,041,000
Make whole conversion interest, net of tax (a)	(1,724,000)
Preferred stock accretion and amortization	1,891,000

Diluted net income	$20,933,000

Weighted average number of basic common shares outstanding	6,031,079
Impact of the assumed conversion or exercise of:
Convertible notes	5,512,525
Convertible debt make whole (a)	—
Preferred stock	3,464,220

Weighted average number of diluted common shares outstanding	15,007,824

(a)	As more fully explained in Note 4, the Company currently has opted to pay the present value of interest under a redemptive event in cash.
Workers’ Compensation
The Company maintains guaranteed cost policies for workers compensation coverage in the states in which it operates, with minimal loss retention for employees in our commercial division of the staffing services segment. Under these policies the Company is required to maintain refundable deposits, which are included in prepaid expenses and other current assets in the accompanying consolidated condensed balance sheets, of $1,985,000 and $2,007,000 as of September 30, 2007 and December 31, 2006, respectively. Additionally, the Company was required to maintain a letter of credit in the amount of $300,000. The letter of credit was released on July 23, 2007.
The Company had established workers’ compensation collateral deposits to fund claims relating to our large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon were used to pay claims under this program. Amounts funded represented contractually agreed upon rates primarily based upon payroll levels and the related workers’ compensation class codes. As of September 30, 2007, the funds assets had been fully utilized to pay claims. Future claim payments will come from working capital. As of September 30, 2007 and December 31, 2006, the estimated claims under this program were $2,037,000, and are reported within accrued liabilities in the accompanying consolidated condensed balance sheets. Our policy is to use the estimated undiscounted workers’ compensation claims associated with the large deductible insurance program when determining our obligation thereunder. These workers’ compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. These claim estimates are continually reviewed by the Company’s risk management department, and annually by an independent actuary, and any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates.
Accounts Receivable
Accounts receivable are stated net of an allowance for doubtful accounts of $606,000 and $431,000 at September 30, 2007 and December 31, 2006, respectively. The increase was primarily due to the addition of the Career Blazer allowance.
Stock Subscription Receivable
On October 3, 2007, the Company entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock, for an aggregate purchase price of $3 million ($2,757,000 in cash and $243,000 delivery of senior subordinated secured convertible notes) to members of the Company’s management and board of directors and affiliates of Rodman & Renshaw, LLC, our market maker on the OTC Bulletin Board and placement agent in our March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The Company recorded a subscription receivable at September 30, 2007 for $2,757,000 for the cash portion of the $3 million aggregate purchase price. The cash was received in full in early October 2007. The $2,757,000 cash payment included $2,107,000 from related parties. In addition, the $243,000 in senior subordinated secured convertible notes delivered were from related parties.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The Company entered into the Subscription Agreement and issued and sold the common stock and warrants pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, the Company was obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from certain stand-by purchasers, or their designees, to purchase an aggregate of $3 million of common stock on September 30, 2007. The Company conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, management and the Company’s board of directors concluded that the offering was not in the best interest of the Company or its security holders. Accordingly, the stand-by purchasers completed the stock purchase as described herein.
Pursuant to the terms of the February agreement, the purchase price for the shares of common stock should equal the volume weighted average price per share of our common stock on the OTC Bulletin Board as reported by Bloomberg for the ten consecutive trading day period ending on September 29, 2007. Because there were no reported trades during the ten-day period, the Company’s board of directors set the purchase price at $1.50 per share of common stock, which was the price per share of the last trade in the common stock reported on September 13, 2007. The stand-by purchasers paid the purchase price for the 2 million shares of common stock and 1.8 million warrants in cash, by delivering to the Company the senior secured convertible notes held by the stand-by purchaser in principal amounts equal to the purchase price, or a combination thereof, at the election of each stand-by purchaser. The Company did not issue any warrants with respect to common stock purchased by delivering senior secured convertible notes.
The sale of the common stock and warrants was not registered, and we issued and sold them in reliance on the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended.
The exercise price of the warrants equals 120% of the purchase price for each share of common stock and the warrants expire on September 30, 2014. The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price.
Property and Equipment
Property and equipment are stated net of accumulated depreciation and amortization of $2,861,000 and $2,849,000 at September 30, 2007 and December 31, 2006, respectively.
In 2004 and 2005, we capitalized costs associated with customized internal-use software systems that reached the application stage and meet recoverability tests under the provisions of Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” (SOP 98-1). All software costs capitalized under SOP 98-1 are depreciated over an estimated useful life of 3 to 5 years.
Goodwill and Identifiable Intangible Assets
Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed of the Company’s acquired subsidiaries. The amount recognized as goodwill includes acquired intangible assets that do not meet the criteria in SFAS 141, Business Combinations, for recognition as an asset apart from goodwill. Pursuant to Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets, (SFAS 142) goodwill is tested for impairment at least annually and more frequently if an event occurs that indicates the assets may be impaired. The test for impairment is performed at one level below the operating segment level, which is defined in SFAS 142 as the reporting unit. Pursuant to SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS 142, we determined there were no events or changes in circumstances that indicated that carrying values of goodwill or other intangible assets subject to amortization may not be recoverable as of September 30, 2007. Identifiable intangible assets are recorded net of $1,383,000 of accumulated amortization at September 30, 2007. The increase in goodwill and the identifiable intangible assets are described in Note 9.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Taxes Collected from Customers and Remitted to Governmental Authorities
In accordance with the disclosure requirements of EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation), we report taxes gross and such amounts are not significant to our consolidated net revenues.
Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS 159 — The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. It is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. It is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement 157 — Fair Value Measurements. The Company is currently evaluating the impact of adopting SFAS 159 on our consolidated financial statements.
In September 2006, the FASB issued SFAS 157 — Fair Value Instruments. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value instruments, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. It is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period with that fiscal year. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which this statement initially applies, with certain exceptions. The Company is currently evaluating the impact of adopting SFAS 157 on our consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FIN 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then valued to determine the amount of benefit to be recognized in the financial statements. The Company adopted FIN 48 effective as of the beginning of 2007. The adoption of FIN 48 did not have a material impact on our consolidated financial position and results of operations.
3. Bank Debt
In connection with the asset purchase agreement of Career Blazers, on February 28, 2007, the Company and its subsidiaries entered into a new Credit and Security Agreement (“the facility”) with CapitalSource Finance, LLC (“CapitalSource”). The facility provides for a revolving line of credit and letters of credit collateralized by the Company’s accounts receivable, with a borrowing capacity of $18.0 million, limited to 85% of eligible billed accounts receivable and 49% of unbilled accounts receivable. Interest on the line of credit is payable at prime rate plus 2.25% (10.0% on September 30, 2007) or the applicable 30, 60 or 90 day LIBOR plus 3.5% (8.73% at September 30, 2007). A fee of 0.5% per annum is payable on the unused portion of the line of credit. Additionally, an annual collateral management fee of $25,000 is charged. In addition, the facility provides for up to $12.0 million borrowing under the term note. The term note bears interest at prime rate plus 3.75% or the applicable 30, 60 or 90-day LIBOR plus 5.0% (10.23% at September 30, 2007). Beginning June 30, 2007 payments of $875,000 on the term note are payable quarterly. Additionally, 75% of the Company’s free cash, as defined in the facility, from each year beginning with 2007, is due in April of the following year. The Company estimates the free cash due in April 2008 will be $1,360,000. The facility expires in December 2010.
At September 30, 2007 the outstanding balance of the term note was $10,250,000 and the borrowing availability under the revolving facility was $3,852,000.
In connection with the stock subscription agreement, the cash proceeds received were used to pay down the revolving line of credit.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The facility includes various financial and other covenants with which the Company must comply in order to maintain borrowing availability and avoid penalties, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. Additionally, the facility contains a provision that allows the lender to call the outstanding balance of the facility if any material adverse change in the business or financial condition of the Company occurs. The Company was in compliance with its loan covenants as of September 30, 2007.
In connection with the share purchase agreement and recapitalization on March 31, 2006, the Company and its subsidiaries amended the Credit and Security Agreement with Wells Fargo Bank (“Wells Fargo”) for revolving credit borrowings and letters of credit collateralized by the Company’s accounts receivable and increased its borrowing capacity to $20 million, including up to $5.0 million borrowing under a term facility. The agreement was to expire in July 2009.
In conjunction with the new senior credit facility described above, all outstanding debt with Wells Fargo was paid in full on February 28, 2007 and the Wells Fargo credit and security agreement was terminated. In connection with the pay off of the Wells Fargo facility the Company collateralized two letters of credit in the total amount of $525,085 with $551,000 of cash. On July 23, 2007, one of the letters of credit was released and $300,000 of cash was transferred into the Company’s operating account.
The Wells Fargo agreement included various financial and other covenants with which the Company had to comply in order to maintain borrowing availability and avoid penalties, including minimum net income and net worth requirements, annual capital expenditure limitations and restrictions on the payment of dividends. The Company was in default of its loan covenants as of December 31, 2006 with regard to the minimum net income and net worth requirements. There was no impact of the covenant violation on the Company’s operations due to the payoff of the Wells Fargo debt and the facility outlined above.
4. Convertible Notes
On March 31, 2006, the Company issued $30 million aggregate principal amount of senior secured convertible notes. The convertible notes are stated net as a result of recording a discount associated with the valuation of the detachable warrants and conversion feature. The discount will be amortized over the life of the instrument using the effective interest method. The notes mature on March 31, 2011 and bear interest at an annual rate of 8.0%, as adjusted. Interest is paid quarterly.
On September 28, 2006, the Company repurchased $5,744,000 principal amount of convertible notes plus all accrued interest for $4,997,000, (then convertible into 919,040 shares of our common stock) which included warrants to purchase 91,904 shares of the Company’s common stock at $6.25 per share. Additionally, certain officers and directors of the Company purchased $2,303,000 principal amount of convertible notes plus all accrued interest for $2,004,000, which included warrants to purchase 36,848 shares of our common stock at $6.25 per share.
In connection with entering into the February agreement, the Company agreed to temporarily increase from 8.0% to 9.5% the interest rate and premium paid on the senior secured convertible notes beginning on February 28, 2007 and ending on the date on which the Company had made the requisite $5 million minimum offering of common stock or the stand-by-purchasers satisfied their commitment to purchase an aggregate of $3 million of common stock in lieu thereof. The stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on the senior secured convertible debt reverted to 8% from 9.5% beginning on October 1, 2007. On October 3, 2007, $243,000 of convertible notes were delivered in partial payment of the $3 million purchase price for the common stock purchased by the stand-by purchasers.
The notes are convertible at a holder’s option at any time prior to maturity into shares of the Company’s common stock, initially at a conversion price of $6.25 per share, subject to adjustment upon certain events. The issuance of common stock and warrants to the stand-by purchasers effective September 30, 2007, as described above, caused automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes, Series A mandatorily redeemable convertible preferred stock, and warrants to purchase common stock. The adjustments were made automatically and in such manner as provided for by the terms of the respective securities. The conversion price of the convertible notes adjusted from $6.25 per share to $4.40 per share. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at the Company’s option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The Company’s stock is not currently trading at 200% of the conversion price.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
A note holder may not convert the Company’s convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require the Company to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a premium (currently 15%) over the principal amount of notes being redeemed.
The Company may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If the Company so redeems the notes, the Company must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of the Company’s senior credit facility prohibit the redemption of the notes. The agreement includes various covenants with which the Company must comply, including the ratio of indebtedness to consolidated EBITDA, as defined. As of September 30, 2007, the Company was in compliance with this covenant.
The following is a reconciliation of the senior secured subordinated notes:

		Non-
	Related	Related
	Party	Party	Total

Issuance of senior secured convertible notes on March 31, 2006	$—	$30,000,000	$30,000,000

Repurchase of notes by the Company on September 28, 2006	—	(5,744,000)	(5,744,000)

Purchase of notes by related parties on September 28, 2006	2,303,000	(2,303,000)	—

Balance at December 31, 2006	2,303,000	21,953,000	24,256,000

Conversion of notes on September 30, 2007	(243,000)	—	(243,000)

Balance on September 30, 2007	2,060,000	21,953,000	24,013,000

Less unamortized discount	(723,000)	(7,703,000)	(8,426,000)

Balance of notes, net of unamortized discount, at September 30, 2007	$1,337,000	$14,250,000	$15,587,000

5. Stockholders’ Equity
Preferred stock
The Company issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock on March 31, 2006 at a purchase price of $1,000 per share. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the face amount plus a premium calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment as described below) from issuance to maturity. Upon liquidation, the Company’s preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum (subject to temporary adjustment as described below) of the face amount, and will thereafter share ratably with the Company’s common stockholders in the distribution of the remaining assets. On February 28, 2007, in consideration for the consent by the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock to the refinancing of the Company’s senior debt and amendment of the convertible notes, the Company amended the certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium rate paid on the preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which the Company had issued at least $5 million of common stock for cash (or, if such common stock has not been issued by September 30, 2007, the date on which certain stand-by-purchasers purchased an aggregate of $3 million of the newly issued common stock). The Stand-By Purchasers completed the stock purchase effective September 30, 2007 and the interest rate on the Series A mandatorily redeemable convertible preferred stock reverted to 8% from 9.5% beginning on October 1, 2007.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into an amount of shares of the Company’s common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (subject to temporary adjustment as described above) from issuance to maturity, by a conversion price, subject to adjustment upon certain events. The original conversion price upon issuance on March 31, 2006 was $5.75 per share. The issuance of the common stock and warrants effective September 30, 2007 caused an automatic adjustment in the conversion price of the Series A mandatorily redeemable convertible preferred stock to $4.07 per share. The adjustment was made automatically and in such a manner as provided for by the terms of the Series A mandatorily redeemable convertible preferred stock. A stockholder may not convert the Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require the Company to redeem its Series A mandatorily redeemable convertible preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A mandatorily redeemable convertible preferred stock) at a declining premium (currently 15%) or upon other specified events at a premium equal to the present value of the interest that would have accrued from the redemption data through the maturity date. The terms of the senior credit facility prohibit the redemption of the Company’s preferred stock.
The Series A mandatorily redeemable convertible preferred stock has no voting rights except as otherwise provided by the Delaware General Corporation Law.
The following is a reconciliation of the Series A mandatorily redeemable convertible preferred stock:

	Principal	Discount	Net

Balance at issuance on March 31,2006	$12,750,000	($12,549,000)	$201,000
8% accretion	773,000	—	773,000
Amortization of discount	—	1,039,000	1,039,000

Balance at December 31, 2006	13,523,000	(11,510,000)	2,013,000
8%/9.5% accretion	879,000	—	879,000
Amortization of discount	—	1,011,000	1,011,000

Balance at September 30, 2007	$14,402,000	($10,499,000)	$3,903,000

Warrants to purchase common stock
On March 31, 2006, the Company issued warrants to purchase common stock to the purchasers of the Company’s convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. The Company also issued warrants to purchase common stock to our placement agent in the recapitalization. Effective September 30, 2007, the Company issued warrants to certain stand-by purchasers as described above.
The following table sets forth the exercise price and expiration date of all warrants outstanding at September 30, 2007.

Number of shares underlying warrants	Exercise price	Expiration date
551,287 *	$4.40	March 31, 2011
3,564,626	$4.23	March 31, 2013
558,758	$4.40	March 31, 2013
1,838,339 **	$1.80	September 30, 2014
(* — includes 52,350 held by affiliates)
(** includes 1,405,004 held by affilitates)
The issuance of common stock and warrants to the stand-by purchasers, effective September 30, 2007 as described above, caused an automatic adjustment in the exercise prices of the warrants to purchase common stock. The exercise prices, as adjusted, are reflected in the table above. The adjustments were made automatically and in such manner as provided for by the terms of the warrants.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, the Company will not receive any cash payment of the exercise price.
Holders of the warrants issued in March 2006 may not exercise a warrant to purchase the Company’s common stock to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
6. Warrant and conversion feature valuation
The Company applied the provisions of SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the valuation of the warrants and conversion features embedded in the above referenced financial instruments. Accordingly, the Company recorded a warrant and conversion feature liability upon the issuance of the stock and convertible debt equal to the fair market value of the various features using a Black-Scholes option pricing model. This will be adjusted quarterly to the fair market value based upon then current market conditions. During 2007 and 2006, the Company recognized fair value adjustments to the warrant liability of $21,093,000 and $1,063,000, respectively, as an adjustment to interest expense.
7. Income Taxes
The Company has established a valuation allowance of $744,000 against our net deferred tax assets as of September 30, 2007 and December 31, 2006. The valuation allowance results from the uncertainty regarding our ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to certain state net operating loss carry forwards should remain subject to an allowance until the Company has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets. Income tax expense attributable to income from operations for the nine months of 2007 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations primarily as a result of revaluation of the warrant and conversion feature liability, accretion and amortization related to preferred stock, stock option expense, amortization of goodwill and FICA tip credits.
8. Stock Options
On November 13, 2006, the shareholders of Holdings approved the Global Employment Holdings, Inc. 2006 Stock Plan (“the 2006 Stock Plan”). The aggregate number of shares of common stock that may be issued, transferred or exercised pursuant to Awards under the 2006 Stock Plan will not exceed 2,100,000 shares of common stock, of which 1,750,000 shares may only be granted to employees and consultants and 350,000 shares may only be granted to non-employee directors. Awards under the 2006 Stock Plan may be stock options or stock grants.
The compensation cost that has been charged against income for this plan was $1,357,000 for 2007 and $91,000 of tax benefit was recognized in the consolidated statements of operations for share-based compensation arrangements during 2007.
The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the following table. Because this option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed below. The Company bases the estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to utilize the Company’s own stock volatility. The Company uses historical data to estimate employee termination within the valuation model; separate groups of employees that have similar historical termination behavior are considered separately for valuation purposes.
The Company granted equity share options that have the following basic characteristics:
•	The stock options are granted at-the-money;

•	Exercisability is conditional only on performing service through the vesting date;

•	If an employee terminates service prior to vesting, the employee would forfeit the stock options;

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
•	If an employee terminates service after vesting, the employee would have a limited time to exercise the vested stock options (typically 30-90 days); and

•	The stock options are nontransferable and nonhedgeable.

•	The Company utilizes the Black-Scholes closed-form model for valuing its employee stock options.
These types of options are commonly referred to as “plain vanilla”. Staff accounting bulletin 107, issued by the SEC, states that it is allowable for an entity that chooses not to rely on its historical exercise data may find that certain alternative information, such as exercise data relating to employees of other companies, is not easily obtainable. As such, in the short term, some companies may encounter difficulties in making a refined estimate of expected term. Accordingly, it is acceptable to utilize the following “simplified” method for “plain vanilla” options consistent with those in the fact set above: expected term = ((vesting term + original contractual term) / 2). More detailed information about exercise behavior will, over time, become readily available to companies. As such, this simplified method can be used for share option grants until December 31, 2007, as more detailed information should be widely available by then.
The Company has elected to use the “plain vanilla” method to estimate expected term, and has applied it consistently to all “plain vanilla” employee share options. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We believe these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
In order to assist in achieving the objectives of the 2006 Stock Plan, effective August 16, 2007, the compensation committee adjusted the exercise price on all grants issued prior to August 16, 2007 for thirty-four employed officers and employees as well as four serving non-employee directors to $3.00, the closing quoted market price on August 16, 2007. All other provisions of the grants remain unchanged. The incremental cost related to the adjustment of the exercise price was $395,000. Incremental cost of approximately $125,000, associated with vested options, was recognized immediately in the third quarter ended September 30, 2007. The remaining incremental cost of approximately $270,000 will be recognized ratably over the remaining vesting period of the options.
A summary of option activity under the 2006 Stock Plan as of September 30, 2007, and changes during the nine months then ended is presented below:

			Weighted Avg.
		Weighted Avg.	Remaining	Weighted Avg.	Aggregate
		Exercise	Contractual	Grant Date	Intrinsic
	Stock Options	Price	Life in Years	Fair Value	Value
As of 12/31/2006
Outstanding	—	—	—	—	—
Vested	—	—	—	—	—
Nonvested	—	—	—	—	—

Period activity
Issued	1,527,361	$3.00	—	$1.59	—
Exercised	—	—	—	—	—
Forfeited	57,821	$3.00	—	$1.52	—
Expired	—	—	—	—	—

As of 9/30/2007
Outstanding	1,469,540	$3.00	9.56	$1.59	$—
Vested	273,329	$3.00	9.38	$1.52	$—
Nonvested	1,196,211	$3.00	9.60	$1.60	$—

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Outstanding:

			Weighted Avg.
		Weighted Avg.	Remaining
Range of	Stock Options	Exercise	Contractual
Exercise Prices	Outstanding	Price	Life in Years
$3.00	1,469,540	$3.00	9.56

	1,469,540	$3.00	9.56

Exercisable:

		Weighted Avg.
Range of	Stock Options	Exercise
Exercise Prices	Exercisable	Price
$3.00	273,329	$3.00

	273,329	$3.00

Assumptions:

FY 2007
Expected Volatility	52.7% - 55.2%
Weighted Average Volatility	53.59%
Expected Dividends	0.00
Expected Term (in years)	5.09 - 6.0
Risk-Free Rate	4.29%
Total intrinsic value of options exercised	$0
Total fair value of shares vested	$434,023
As of September 30, 2007, there was $2,240,000 of unrecognized compensation cost related to nonvested options granted under the 2006 Stock Plan. Total cost is expected to be recognized over a weighted average period of 1.36 years utilizing the straight line method adjusted for actual and expected nonvested forfeitures at a rate of 4.5% to 8.9%.
9. Acquisition
On February 28, 2007, Holdings closed the asset purchase agreement with Career Blazers. Under the agreement, Holdings purchased substantially all of the property, assets and business of the parties to the agreement for an aggregate purchase price of $10,250,000, as adjusted based on the amount of net working capital of the purchased business. The purchase price consists of a cash payment of $9,000,000 at closing and a contingent payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met. Holdings financed the purchase with the CapitalSource senior credit facility as previously discussed.
Career Blazers, with offices in New York City, New Jersey, Washington DC and Maryland, provides temporary, “payrolling” services, also referred to as contingency services, and permanent staffing and related services to customers in the northeastern region. The acquisition allows Holdings to expand our operations into these markets not previously served by us. The following factors were primary reasons that contributed to the estimated goodwill and intangible assets that will be recorded: going concern value, administrative expense efficiency, name and trademark value and customer and employee base. The contingent payment will be allocated to the identifiable customer at the time the payment is made.
The results of operations for seven months of Career Blazers were included in our consolidated financial statements beginning February 26, 2007.
The preliminary condensed unaudited balance sheet of Career Blazers at February 25, 2007 is presented below. The Company is currently in the process of completing a valuation of the identifiable intangible assets and determining the final working capital adjustment, if any. The allocation of such assets and the related deferred tax consequences, if any, may change.

Current assets	$2,979,000
Property and equipment, net	72,000
Other assets	19,000
Intangible assets	7,418,000
Goodwill	650,000

Total assets acquired	11,138,000

Current liabilities	1,538,000
Long term debt	—

Total liabilities assumed	1,538,000

Net assets acquired	$9,600,000

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The unaudited preliminary allocation of the identifiable intangible assets is as follows:

	Preliminary	Amortization
Identifiable intangible assets	valuation	period
Trademark and trade name	$2,292,000	3 years
Non-compete agreements	635,000	1 year
Temporary employee data base	49,000	3 months
Customer relationships	4,442,000	5 years

Total intangible assets	$7,418,000

The weighted average amortization period for the identifiable intangible assets is 4.0 years.
The $650,000 of goodwill recorded in the acquisition of Career Blazers is also deductible for tax purposes over a fifteen year period. The assets acquired and recorded are included in the staffing segment included in Note 10, including the increase of goodwill and other intangible assets.
Introduction to the Unaudited Pro Forma Condensed Combining Statement of Operations
The Unaudited Pro Forma Condensed Combining Statement of Operations for the nine months ended September 30, 2007 and October 1, 2006 represents the historical statement of operations as if the acquisition had been consummated on January 2, 2007 and 2006, respectively.
You should read this information in conjunction with the:
•	Accompanying notes to the Unaudited Pro Forma Condensed Combining Statement of Operations; and

•
Separate historical financial statements and footnotes of Career Blazers Personnel Services, Inc. and Subsidiaries for the fiscal year ended December 31, 2006 as filed on Form 8-K/A on May 18, 2007; and

•
Separate historical financial statements and footnotes of Global Employment Holdings, Inc., included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed April 17, 2007.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our operating results actually would have been had we completed the merger on January 2, 2007 or 2006, respectively. In addition, the unaudited pro forma condensed combining financial information does not purport to project the future financial position or operating results of the Company.
Notes to the Unaudited Pro Forma Condensed Combining Statement of Operations
(1)	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION
Refer to the description of the transaction above. In connection with the asset purchase agreement of Career Blazers all outstanding debt with Wells Fargo was paid in full on February 28, 2007 and the Wells Fargo credit and security agreement was terminated and the Company and its subsidiaries entered into a new Credit and Security Agreement with CapitalSource. The Unaudited Pro Forma Condensed Combining Statements of Operations are adjusted assuming the new facility was in place as of January 2, 2006.
(2)	PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

(a)	To reclassify insurance expense classified as SG&A by Holdings.

(b)	To eliminate an agreement with a third party service provider for back office functions that was terminated as Holdings now performs the activities covered by the previous agreement.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(c)	To record interest expense on additional borrowings on the term note and revolving line of credit at a weighted average rate of approximately 9.6%.

(d)	To eliminate the expense related to the repayment of debt which would have been recorded in the previous fiscal year.

(e)	To record the net tax expense of Career Blazers net income and the pro forma adjustments at an effective tax rate of approximately 38%.

(f)	To record amortization of identifiable intangible assets.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

		Career Blazers
	Global Employment	Personnel
	Holdings, Inc.	Services, Inc.			Pro Forma Combined
	Nine months ended	Two months ended	Pro Forma		Nine months ended
	September 30, 2007	February 25, 2007	adjustments		September 30, 2007
REVENUES, net	$127,848,000	$8,205,000	$—		$136,053,000
COST OF SERVICES	93,663,000	6,891,000	(12,000	)(a)	100,542,000

GROSS PROFIT	34,185,000	1,314,000	12,000		35,511,000

OPERATING EXPENSES
Selling, general and administrative	27,296,000	1,122,000	(82,000	)(b)	28,348,000
			12,000	(a)
Depreciation and amortization	1,826,000	6,000	381,000	(f)	2,213,000

Total operating expenses	29,122,000	1,128,000	311,000		30,561,000

OPERATING INCOME	5,063,000	186,000	(299,000)		4,950,000

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(6,889,000)	(2,000)	(167,000	)(c)	(7,058,000)
Fair market valuation of warrant liability	21,093,000	—	—		21,093,000
Other income (expense)	(415,000)	3,000	395,000	(d)	(17,000)

Total other income (expense )	13,789,000	1,000	228,000		14,018,000

INCOME BEFORE INCOME TAXES	18,852,000	187,000	(71,000)		18,968,000
INCOME TAX (BENEFIT) EXPENSE	127,000	—	44,000	(e)	171,000

NET INCOME	$18,725,000	$187,000	$(115,000)		$18,797,000

Basic earnings per share of common stock	$3.10				$3.12
Weighted average number of basic common shares outstanding	6,031,079				6,031,079
Diluted earnings per share of common stock	$1.39				$1.40
Weighted average number of diluted common shares outstanding	15,007,824				15,007,824
The accompanying notes are an integral part of these unaudited combining statement of operations.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

		Career Blazers
	Global Employment	Personnel			Pro Forma
	Holdings, Inc.	Services, Inc.			Combined
	Nine months ended	Nine months ended	Pro Forma		Nine months ended
	October 1, 2006	October 1, 2006	adjustments		October 1, 2006
REVENUES, net	$97,906,000	$40,648,000	$—		$138,554,000
COST OF SERVICES	70,095,000	33,033,000	(60,000	)(a)	103,068,000

GROSS PROFIT	27,811,000	7,615,000	60,000		35,486,000

OPERATING EXPENSES
Selling, general and administrative	21,176,000	5,432,000	(476,000	)(b)	26,192,000
			60,000	(a)
Depreciation and amortization	450,000	37,000	1,765,000	(f)	2,252,000

Total operating expenses	21,626,000	5,469,000	1,349,000		28,444,000

OPERATING INCOME (LOSS)	6,185,000	2,146,000	(1,289,000)		7,042,000

OTHER INCOME (EXPENSE)
Other interest expense, net of interest income	(4,520,000)	(66,000)	(891,000	)(c)	(5,477,000)
Fair market valuation of warrant liability	1,063,000	—	—		1,063,000
Other income (expense)	(3,089,000)	2,000	—		(3,087,000)
Gain on extinguishment of debt	273,000	—	—		273,000

Total other income (expense )	(6,273,000)	(64,000)	(891,000)		(7,228,000)

INCOME (LOSS) BEFORE INCOME TAXES	(88,000)	2,082,000	(2,180,000)		(186,000)
INCOME TAX (BENEFIT) EXPENSE	(812,000)	—	(37,000	)(e)	(849,000)

NET INCOME (LOSS)	$724,000	$2,082,000	$(2,143,000)		$663,000

Basic and diluted earnings per share of common stock	$0.13				$0.12
Weighted average number of basic and diluted common shares outstanding	5,650,724				5,650,724
The accompanying notes are an integral part of these unaudited combining statement of operations.
10. Segment Reporting
Our business is divided into two major segments, staffing services and professional employer organization, also known as PEO services. These segments consist of several different practice groups. Our temporary staffing practice group provides temporary and temp-to-hire services in areas such as light industrial, clerical, logistics fulfillment, call center operations, financial services, and warehousing, among others. As a result of the acquisition of Career Blazers, we added a significant amount of “payrolling” services, also referred to as contingency services, into our temporary staffing practice group. Payrolling services are when a staffing firm places on its payroll employees recruited or hired by the customer. Payrolling is distinguished from PEO arrangements in that the employees generally are on temporary assignments and make up a small proportion of the customer’s work force. Our direct hire placement practice group responds to our customer’s requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. Our professional services practice group provides temporary and temp-to-hire services in areas such as information technology, known as IT, life sciences and others. Career Blazers is included in the staffing services segment. Our PEO services group assists customers in managing human resources responsibilities and employer risks such as payroll and tax administration, workers compensation, employee benefit programs, and regulatory compliance. Our operating segments are based on the type of services provided to customers. Staffing services are provided to customers throughout the United States and as such, the revenue earned is spread over numerous states. These operations do not meet the quantitative thresholds outlined by the SFAS 131, Disclosure about Segments of an Enterprise and Related Information, which requires the reporting of financial information by region. The reconciling difference between the two segments and total company represents costs, revenue and assets of the corporate division. All revenue is earned within the United States. One customer accounted for 13.6% of total revenue through September 30, 2007 (2.9% of gross profit). This customer is in the staffing services segment. No other customer accounted for more than 5% of revenues.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Segment information is as follows (unaudited):

	Nine months ended
	September 30,	October 1,
	2007	2006
Staffing revenue	$101,935,000	$72,632,000
PEO revenue	$25,913,000	$25,229,000
Total company revenue	$127,848,000	$97,906,000

Staffing depreciation	$168,000	$93,000
PEO depreciation	$122,000	$98,000
Total Company depreciation	$442,000	$421,000

Staffing income before income taxes *	$5,550,000	$5,697,000
PEO income before income taxes *	$4,954,000	$4,435,000
Total company income (loss) before income taxes	$18,852,000	$(88,000)

Staffing assets	$44,589,000	$29,234,000
PEO assets	$32,341,000	$30,714,000
Total company assets	$74,080,000	$58,474,000

Staffing capital expenditures	$292,000	$247,000
PEO capital expenditures	$77,000	$102,000
Total capital expenditures	$474,000	$460,000

*	- Segment income before income taxes is now reported before any corporate overhead allocation and differs from previously reported amounts.

Until                      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the various expenses payable by us in connection with the sale of the common stock being registered. All of the amounts shown are estimated except the SEC registration fee.

Amount
SEC registration fee	$7,787.39
Printing and engraving expenses	$20,000.00
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$50,000.00
Miscellaneous fees and expenses	$22,212.61

Total:	$200,000.00

Item 14. Indemnification of Directors and Officers.
Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.
Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter.
Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.
Our certificate of incorporation provides that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was our director, officer, employee, fiduciary or agent or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not we would have the power to indemnify such person against such liability.
We have entered into separate, but substantively identical, indemnification agreements with all of our directors and executive officers. The indemnification agreements allow us to indemnify them to the fullest extent permitted by Delaware law. Under the indemnification agreements, we are required to use our best efforts to obtain and maintain on an ongoing basis a policy or policies of insurance on commercially reasonable terms with reputable insurance companies providing liability insurance for our directors and executive officers in respect of acts or omissions occurring while serving in such capacity, and to ensure our performance of our indemnification obligations under the indemnification agreement.
We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.
Item 15. Recent Sales of Unregistered Securities.
Securities Issued by Global Employment Holdings
On February 14, 2005, we issued 2,000,000 shares of our common stock to R&R Investments I, for cash consideration of $.0001 per share in an aggregate amount of $200. On February 14, 2005, R&R Investments I made an additional cash capital contribution of $24,800. On October 31, 2005, we issued 400,000 shares of our common stock to Arnold P. Kling for cash consideration of $.0001 per share and 100,000 shares of our common stock to Kirk M. Warshaw for cash consideration of $.0001 per share, in aggregate amounts of $40 and $10, respectively. We sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
In connection with the recapitalization of Global Employment Solutions, on March 30, 2006, R&R Investments I contributed 1,855,258 shares of our common stock, Mr. Kling contributed 371,052 shares of our common stock, and Mr. Warshaw contributed 92,763 shares of our common stock to our capital. Following these contributions, R&R Investments I owns 144,742 shares of our common stock, Mr. Kling owns 28,948 shares of our common stock and Mr. Warshaw owns 7,237 shares of our common stock.
We issued a combination of the following securities in private placements to an aggregate of 19 institutional investors, all of whom are accredited investors, on the closing of the recapitalization on March 31, 2006:
•	Convertible notes and warrants. $30.0 million aggregate principal amount of 8% senior secured convertible notes were issued for $30.0 million and warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share were issued for no additional consideration. The senior notes are secured by a second lien on substantially all of our assets and are convertible into 4.8 million shares of our common stock. Pursuant to a registration rights agreement with these purchasers, we were required to file this registration statement on Form S-1 for the resale of the common stock issuable upon conversion of the convertible notes and exercise of the warrants by April 30, 2006.

•	Convertible preferred stock and warrants. 12,750 shares of Series A convertible preferred stock were issued at $1,000 per share and warrants to purchase 1,663,053 shares of common stock at an exercise price of $6.00 per share were issued for no additional consideration and are convertible into 2,217,380 shares of our common stock. Pursuant to a registration rights agreement with these purchasers, we were required to file this registration statement on Form S-1 for the resale of the common stock issuable upon conversion of the preferred stock and exercise of the warrants by April 30, 2006.

•	Common stock and warrants. 850,000 shares of common stock were issued at a purchase price of $5.00 per share and warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share were issued for no additional consideration. Pursuant to a registration rights agreement with these purchasers, we were required to file this registration statement on Form S-1 for the resale of the common stock issued to the investors and the common stock issuable upon exercise of the warrants by April 30, 2006.
No securities have been issued for services. Neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued.
All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom, but may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000.
Effective September 30, 2007, we entered into a Subscription Agreement with, and issued and sold an aggregate of 2 million shares of common stock, with attached warrants to purchase approximately 1.8 million shares of common stock, for $3 million in cash to, members of our management, one of our directors, and affiliates of Rodman & Renshaw, our market maker on the OTC BB and placement agent in the March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers.
We entered into the Subscription Agreement and issued and sold the common stock pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, we were obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from the stand-by purchasers to purchase an aggregate of $3 million of common stock on September 30, 2007. We conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, a special committee of the board of directors, which excluded Mr. Brill and Mr. Gwirtsman, recommended to the board of directors, and the board of directors concluded, that the offering was not in the best interest of our company or our security holders.. Accordingly, the stand-by purchasers completed the stock purchase.
The securities issued effective September 30, 2007 are not registered and we issued and sold them in reliance on the exemption from registration in Section 4(2) of the Securities Act. The issuance of these securities caused an automatic adjustment in the conversion and exercise prices in all of our outstanding derivative securities (other than outstanding stock options).
Securities Issued by Global Employment Solutions
During 2004, Global Employment Solutions issued an aggregate of 300,000 shares of Series C preferred stock to employees for services rendered.
Global Employment Solutions issued 15,000, 138,115, 217,427 and 436,660 shares of restricted common stock to employees for services rendered under its 2002 Restricted Stock Plan in 2003, 2004, 2005 and 2006, respectively.
These transactions are exempt from registration under Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits

Exhibit #	Description	Reference
2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.3	Amendment No. 1 to Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

3.4	Amended and Restated Bylaws of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.1	Form of Warrant issued under Notes Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.4	Registration Rights Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and

Exhibit #	Description	Reference
Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.5	Registration Rights Agreement under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.6	Registration Rights Agreement under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.9	Form of Warrant issued under Subscription Agreement, dated as of October 3, 2007	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2007 (File No. 000-51737)

5.1	Opinion of Brownstein Hyatt & Farber, P.C. regarding legality of securities offered	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.1	Employment Agreement, dated as of March 14, 2007, among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Steven List	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2007 (File No. 000-51737).

10.2	Asset Purchase Agreement, dated as of December 29, 2006, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.3	Amendment to Asset Purchase Agreement, dated as of February 28, 2007, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc., and CapeSuccess LLC	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.4	Credit Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Inc., Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

Exhibit #	Description	Reference
Alliance, Inc., and CapitalSource Finance LLC, as administrative agent for the lenders, and the lenders from time to time parties hereto

10.5	Subordination Agreement, dated as of February 28, 2007, by and among Whitebox Convertible Arbitrage Partners, L.P., for itself and in its capacity as collateral agent for the subordinated creditors, Radcliffe SPC, Ltd., for and on behalf of the Class A Convertible Crossover Segregated Portfolio, Magnetar Capital Master Fund, Ltd., Guggenheim Portfolio XXXI, LLC, Pandora Select Partners, LP, Whitebox Intermarket Partners, LP, Context Advantage Master Fund, L.P., on behalf of itself, Context Advantage Fund, LP, f/k/a Context Convertible Arbitrage Fund, L.P., and Context Offshore Advantage Fund, Ltd., f/k/a Context Convertible Arbitrage Offshore, Ltd., Context Opportunistic Master Fund, L.P., Gwirtsman Family Partners, LLC, Luci Altman, Gregory Bacharach, Howard Brill, Richard Goldman, Daniel Hollenbach, Terry Koch, Michael Lazrus, Steven List, Kenneth Michaels, Steven Pennington, Fred Viarrial, and Jay Wells, for the benefit of CapitalSource Finance LLC, for itself and as agent for the lenders now or hereafter existing under the Credit Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.6	Security Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, in its capacity as agent for the lender parties	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.7	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.8	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Solutions	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.9	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Southeastern Staffing, Inc.	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended

10.10	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Excell Personnel Services Corporation	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.11	First Amendment to Senior Secured Convertible Notes, dated as of February 28, 2007, by and among Global Employment Holdings, Inc. and the holders of Global Employment Holdings, Inc. senior secured convertible notes	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

Exhibit #	Description	Reference
10.12	Letter from Global Employment Holdings, Inc., dated February 28, 2007, to holders of the senior convertible notes and the Series A convertible preferred stock regarding commitment to issue equity	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.13	Amended and Restated Employment Agreement, dated as of January 2, 2007, between Global Employment Solutions, Inc. and Terry Koch	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.14	Global Employment Holdings, Inc. 2006 Stock Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2006, as amended

10.15	Convertible Note and Warrant Sale Agreement, dated as of September 28, 2006, between Amatis Limited, Global Employment Holdings, Inc. and the purchasers named in Schedule I thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.16	First Amendment to Notes Securities Purchase Agreement, dated as of September 28, 2006, by and among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and the investors listed on the signature pages thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.17	First Amendment to Security Agreement, Pledge Agreement and Guaranty, dated as of September 28, 2006, by and among Global Employment Holdings, Inc. Global Employment Solutions, Inc., various subsidiaries of Global Employment Solutions,Inc., Amatis Limited and Whitebox Convertible Arbitrage Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.18	First Amendment to Amended and Restated Credit and Security Agreement, dated as of September 26, 2006, by and among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.19	Amended and Restated Credit and Security Agreement among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.20	Fifth Amended and Restated Revolving Promissory Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.20 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.21	First Amended and Restated Term Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.21 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.22	Form of Pledge Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.23	Form of Patent and Trademark Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.23 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

Exhibit #	Description	Reference
10.24	Form of Copyright Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.25	Amendment to Guarantor Documents under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.37 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.26	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Howard Brill	Incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.27	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Dan Hollenbach	Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registrants Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.28	Amended and Restated Employment Agreement, dated July 15, 2006, among Global Employment Solutions, Inc. and Stephen Pennington	Incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.29	Form of Share Purchase Agreement among Global Employment Solutions, Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc.signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.30	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.31	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.32	Form of Note under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.33	Guaranty under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.34	Pledge Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.35	Security Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.36	Subordination Agreement under Notes Securities Purchase	Incorporated by reference to Exhibit 10.8 to the Registrant’s

Exhibit #	Description	Reference
	Agreement	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.37	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.38	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.39	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.40	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.41	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.42	Form of Noncompetition Agreement	Incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.43	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin	Incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.44	Form of Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults and Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.45	Form of Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.46	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.47	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.48	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference
10.49	Sublease Agreement, dated as of March 23, 2006, among Continental Casualty Company and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.28 to the Registrant’s Current Report on Form 8-K filed on July 10, 2006 (File No. 000-51737), as amended.

10.50	Form of Employment Agreement for Consulting and Temporary Employees in Chicago, IL	Incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.51	Form of Employment Agreement for Permanent Employees in Chicago, IL	Incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.52	Form of Employment Agreement for Consulting and Temporary Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.53	Form of Employment Agreement for Permanent Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.54	Form of Employment Agreement for Consulting and Temporary Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.33 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.55	Form of Employment Agreement for Permanent Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.56	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.57	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement (Southeastern Companies, Inc.)	Incorporated by reference to Exhibit 10.35 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.58	Engagement Letter for Placement Agent Rodman & Renshaw, LLC	Incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006, as amended.

10.59	Financial Statements of Career Blazers Personnel Services, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the years ended December 31, 2006, 2005 and 2004	Incorporated by reference to Item 9.01 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2007 (File No. 000-51737).

10.60	Subscription Agreement, dated as of October 3, 2007, by and among Global Employment Holdings, Inc. and the purchasers signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 9, 2007 (File No. 000-51737).

16.1	Letter from Grant Thornton LLP regarding Change in Certifying Accountant	Incorporated by reference to Exhibit 16.2 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No.

Exhibit #	Description	Reference
000-51737), as amended.

16.2	Letter from Marcum & Kliegman LLP regarding change in certifying accountant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006, as amended.

21.1	List of subsidiaries of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 21.1 to the Post Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 30, 2007.

23.1	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.2	Consent of Preferred Insurance Capital Consultants, LLC	Filed herewith.

23.3	Consent of Brownstein Hyatt Farber Schreck, P.C.	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

24.1	Power of Attorney	Incorporated by reference to page II-9 of the Registrant’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on May 1, 2006, as amended.
(b) Financial Statement Schedules
All financial statement schedules are omitted because (i) they are inapplicable, (ii) they are not required, or (iii) the information is indicated elsewhere in our financial statements or the notes thereto.
Item 17. Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	To include any prospectus required by section 10(a)(3) of the Securities Act.

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
The undersigned registrant hereby also undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Finally, the undersigned registrant hereby undertakes that, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 19, 2007 .

Global Employment Holdings, Inc. Registrant
	By:	/s/ Howard Brill
December 19, 2007		Howard Brill
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, as amended, this amendment to registration statement has been signed by the following persons in the capacities indicated on December 19, 2007 .

Principal Executive Officer and Director:

/s/ Howard Brill	President, Chief Executive Officer and
Howard Brill	Director

Principal Financial and Accounting Officer:

/s/ Dan Hollenbach	Chief Financial Officer, Treasurer and
Secretary

Directors:

* Luci Staller Altman	Director

*
Richard Goldman	Director

* Charles Gwirtsman	Director

* Steven List	Chief Operating Officer and Director

* Jay Wells	Director

*By: /s/ Howard Brill
Howard Brill
(Attorney-in-fact)

Exhibit Index

Exhibit #	Description	Reference
2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.3	Amendment No. 1 to Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended

3.4	Amended and Restated Bylaws of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.1	Form of Warrant issued under Notes Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.4	Registration Rights Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.5	Registration Rights Agreement under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.6	Registration Rights Agreement under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.9	Form of Warrant issued under Subscription Agreement, dated as of October 3, 2007	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2007 (File No. 000-51737)

5.1	Opinion of Brownstein Hyatt & Farber, P.C. regarding legality of securities offered	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.1	Employment Agreement, dated as of March 14, 2007, among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Steven List	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2007 (File No. 000-51737).

10.2	Asset Purchase Agreement, dated as of December 29, 2006, by and	Incorporated by reference to Exhibit 10.1 to the Registrant’s

Exhibit #	Description	Reference
	among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC	Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.3	Amendment to Asset Purchase Agreement, dated as of February 28, 2007, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc., and CapeSuccess LLC	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.4	Credit Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Inc., Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, as administrative agent for the lenders, and the lenders from time to time parties hereto	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.5	Subordination Agreement, dated as of February 28, 2007, by and among Whitebox Convertible Arbitrage Partners, L.P., for itself and in its capacity as collateral agent for the subordinated creditors, Radcliffe SPC, Ltd., for and on behalf of the Class A Convertible Crossover Segregated Portfolio, Magnetar Capital Master Fund, Ltd., Guggenheim Portfolio XXXI, LLC, Pandora Select Partners, LP, Whitebox Intermarket Partners, LP, Context Advantage Master Fund, L.P., on behalf of itself, Context Advantage Fund, LP, f/k/a Context Convertible Arbitrage Fund, L.P., and Context Offshore Advantage Fund, Ltd., f/k/a Context Convertible Arbitrage Offshore, Ltd., Context Opportunistic Master Fund, L.P., Gwirtsman Family Partners, LLC, Luci Altman, Gregory Bacharach, Howard Brill, Richard Goldman, Daniel Hollenbach, Terry Koch, Michael Lazrus, Steven List, Kenneth Michaels, Steven Pennington, Fred Viarrial, and Jay Wells, for the benefit of CapitalSource Finance LLC, for itself and as agent for the lenders now or hereafter existing under the Credit Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.6	Security Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, in its capacity as agent for the lender parties	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.7	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.8	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Solutions	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.9	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Southeastern Staffing, Inc.	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.10	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange

Exhibit #	Description	Reference
	under the Credit Agreement, and Excell Personnel Services Corporation	Commission on March 6, 2007 (File No. 000-51737), as amended.

10.11	First Amendment to Senior Secured Convertible Notes, dated as of February 28, 2007, by and among Global Employment Holdings, Inc. and the holders of Global Employment Holdings, Inc. senior secured convertible notes	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.12	Letter from Global Employment Holdings, Inc., dated February 28, 2007, to holders of the senior convertible notes and the Series A convertible preferred stock regarding commitment to issue equity	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.13	Amended and Restated Employment Agreement, dated as of January 2, 2007, between Global Employment Solutions, Inc. and Terry Koch	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.14	Global Employment Holdings, Inc. 2006 Stock Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2006, as amended

10.15	Convertible Note and Warrant Sale Agreement, dated as of September 28, 2006, between Amatis Limited, Global Employment Holdings, Inc. and the purchasers named in Schedule I thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.16	First Amendment to Notes Securities Purchase Agreement, dated as of September 28, 2006, by and among Global Employment Holdings, Inc., Global Employment Solutions, Inc, and the investors listed on the signature pages thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.17	First Amendment to Security Agreement, Pledge Agreement and Guaranty, dated as of September 28, 2006, by and among Global Employment Holdings, Inc. Global Employment Solutions, Inc., various subsidiaries of Global Employment Solutions, Inc., Amatis Limited and Whitebox Convertible Arbitrage Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.18	First Amendment to Amended and Restated Credit and Security Agreement, dated as of September 26, 2006, by and among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.19	Amended and Restated Credit and Security Agreement among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.20	Fifth Amended and Restated Revolving Promissory Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.20 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.21	First Amended and Restated Term Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.21 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.22	Form of Pledge Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.23	Form of Patent and Trademark Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.23 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.24	Form of Copyright Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.25	Amendment to Guarantor Documents under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.37 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

Exhibit #	Description	Reference
10.26	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Howard Brill	Incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.27	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Dan Hollenbach	Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registrants Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.28	Amended and Restated Employment Agreement, dated July 15, 2006, among Global Employment Solutions, Inc. and Stephen Pennington	Incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.29	Form of Share Purchase Agreement among Global Employment Solutions, Inc., Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc. signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.30	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.31	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.32	Form of Note under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.33	Guaranty under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.34	Pledge Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.35	Security Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.36	Subordination Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.37	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.38	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.39	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.40	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.41	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference
10.42	Form of Noncompetition Agreement	Incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.43	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc. , Southeastern Staffing, Inc. and Robert Larkin	Incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.44	Form of Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults and Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.45	Form of Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.46	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.47	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.48	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.49	Sublease Agreement, dated as of March 23, 2006, among Continental Casualty Company and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.28 to the Registrant’s Current Form on Form 8-K filed on July 10, 2006 (File No. 000-51737), as amended.

10.50	Form of Employment Agreement for Consulting and Temporary Employees in Chicago, IL	Incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.51	Form of Employment Agreement for Permanent Employees in Chicago, IL	Incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.52	Form of Employment Agreement for Consulting and Temporary Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.53	Form of Employment Agreement for Permanent Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.54	Form of Employment Agreement for Consulting and Temporary Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.33 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.55	Form of Employment Agreement for Permanent Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.56	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.57	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement (Southeastern Companies, Inc.)	Incorporated by reference to Exhibit 10.35 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.58	Engagement Letter for Placement Agent Rodman & Renshaw, LLC	Incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006, as amended.

Exhibit #	Description	Reference
10.59	Financial Statements of Career Blazers Personnel Services, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the years ended December 31, 2006, 2005 and 2004	Incorporated by reference to Item 9.01 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2007 (File No. 000-51737).

10.60	Subscription Agreement, dated as of October 3, 2007, by and among Global Employment Holdings, Inc. and the purchasers signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 9, 2007 (File No. 000-51737).

16.1	Letter from Grant Thornton LLP regarding Change in Certifying Accountant	Incorporated by reference to Exhibit 16.2 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

16.2	Letter from Marcum & Kliegman LLP regarding change in certifying accountant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006, as amended.

21.1	List of subsidiaries of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 21.1 to the Post Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 30, 2007.

23.1	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.2	Consent of Preferred Insurance Capital Consultants, LLC	Filed herewith.

23.3	Consent of Brownstein Hyatt Farber Schreck, P.C.	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

24.1	Power of Attorney	Incorporated by reference to page II-9 of the Registrant’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on May 1, 2006, as amended.